SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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THE KROGER CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

AND

2003 ANNUAL REPORT

SAVE TIME AND MONEY

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(recycle graphic)  COVER PRINTED ON RECYCLED PAPER

FINANCIAL HIGHLIGHTS

(in millions except per share data and percentages)

Fiscal Year	2003 (1)	2002 (1)	Percent Change (2)

Sales	$53,791	$51,760	3.9%
Operating Profit	$1,374	$2,573	(46.6)%
Net earnings per diluted share	$0.42	$1.52	(72.4)%
Average shares outstanding assuming dilution	754	791	(4.7)%
Net cash provided by operating activities	$2,215	$3,183	(30.4)%
Capital expenditures, excluding acquisitions	$2,000	$1,891	5.8%
Identical sales excluding strike effect (3)	$45,585	$45,280	0.7%
Comparable store sales excluding strike effect (4)	$46,957	$46,364	1.3%

(1)	The results as presented were affected by certain income and expense items that fluctuated between periods, including the asset and goodwill impairment charges and the effect of labor disputes (Refer to our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the accompanying annual report beginning at page A-4). The approximate diluted per share after-tax effect of these items was $1.06 in 2003 and $0.11 in 2002.
(2)	The percent change calculations were based on the rounded numbers as presented.
(3)	The Company defines a food store as an identical store in the quarter after the store has been in operation and has not been expanded or relocated for four full quarters. Annualized identical food store sales are calculated as a summation of four quarters of identical sales. The results exclude stores affected by labor disputes in southern California and West Virginia.
(4)	The Company defines a food store as a comparable store in the quarter after the store has been in operation for four full quarters including expansions and relocations. Annualized comparable food store sales are calculated as a summation of four quarters of comparable sales. The results exclude stores affected by labor disputes in southern California and West Virginia.

TO OUR FELLOW SHAREHOLDERS:

Fiscal 2003 was a difficult year for Kroger. Our Company faced unusual challenges from competitive pressures, rising benefit costs, and contract negotiations. As described in the “Operating Review” portion of this letter, these factors sharply reduced Kroger’s 2003 net earnings in comparison to 2002.

Supercenters, discounters and other lower-cost operators continued their aggressive expansion in Kroger markets. New competitors have emerged as the retail sector fragments into a wider array of formats. These include club stores, natural food markets, and “dollar” stores selling groceries, health and beauty items, and general merchandise.

Rapidly increasing health care and pension costs exerted significant pressure upon operating results. In 2003, Kroger spent approximately $1.0 billion to provide health care coverage to employees, an increase of 12-15% per year over the past three years. The Company’s overall health care costs are expected to climb another 12% in 2004. During 2003, Kroger also contributed $100 million to Company-sponsored pension plans that were affected by the weak performance of equity markets. No substantial contribution had been necessary during the previous 16 years.

Management had expected that Kroger would be able to pass on a portion of benefit cost increases through higher gross margins during 2003. Instead, the competitive environment required Kroger to reduce margins in order to defend our market share.

Health care and pension costs were key issues in difficult contract negotiations with the United Food & Commercial Workers (UFCW) union during 2003. Our goal at the bargaining table is always the same: to balance our associates’ need for competitive wages and benefits with the Company’s need to remain competitive and grow our business. Kroger worked hard to achieve that balance during collective bargaining in several markets. Unfortunately, those negotiations resulted in work stoppages of 141 days in southern California and 63 days in West Virginia.

The labor disputes were painful and expensive for our associates, customers, and shareholders. We estimate that the strikes reduced Kroger’s net earnings by approximately $246 million in 2003. Difficult choices were required by all parties in order to resolve the strikes. The contract changes ultimately approved by both sides were essential to improving the competitiveness of our cost structure while providing our associates with excellent wages and benefits.

In the fourth quarter of 2003, Kroger conducted the annual evaluation of goodwill as required by accounting rules. This review resulted in a $444 million non-cash impairment charge related to the goodwill at our Smith’s division. The charge adjusted the carrying value of the division’s goodwill to the implied fair value, as determined by Smith’s recent earnings performance and projections for the future. During 2003, Smith’s experienced a substantial decline in operating performance as compared to both 2002 and the budget for 2003. A decline in the division’s future operating performance was forecast as a result of management’s decision to invest in targeted retail price reductions that are intended to maintain and increase market share. These considerations required that Smith’s goodwill be written down during 2003.

Kroger also incurred an after-tax charge of $75.0 million for an asset writedown related to 74 under-performing stores. Some of these stores will close in 2004, reflecting Kroger’s continuing effort to achieve the most efficient use of our assets.

OPERATING REVIEW

For fiscal 2003, sales increased 3.9% to $53.8 billion. Net earnings were $314.6 million, or $0.42 per diluted share, as compared to net earnings of $1.2 billion, or $1.52 per diluted share in 2002. Results for 2003 included total after-tax charges of $801.3 million, or $1.06 per diluted share, from the effect of the labor disputes, goodwill impairment charge, asset writedown, and other items described in the Notes to Consolidated Financial Statements.

Despite the sharp reduction in net earnings, Kroger generated $2.2 billion of cash flow from operations in 2003. Although well below the 2002 level of $3.2 billion, Kroger’s cash flow helped the Company to reduce total debt by $210 million, repurchase $301 million of stock and invest $2.1 billion in capital projects, including $202 million for the buyout of a synthetic lease and $78 million for acquisitions.

During 2003, Kroger opened, expanded, relocated or acquired 116 food stores, and closed 44 stores in 2003. Total food store square footage increased 2.7% over the prior year. At the end of fiscal 2003, Kroger operated (either directly or through its subsidiaries) 2,532 supermarkets and multi-department stores under nearly two dozen banners; 802 convenience stores; 440 fine jewelry stores; 42 manufacturing plants; and 466 supermarket fuel centers.

STRATEGIC GROWTH PLAN SHOWS PROGRESS

Management believes that the Strategic Growth Plan announced in December 2001 is the appropriate response to the challenging operating environment. During 2003, Kroger continued the implementation of the Plan by further narrowing the retail price gap with major discounters and widening our price advantage over traditional supermarket competitors. We believe that our more competitive price levels are producing favorable results. In 2003, Kroger’s identical food-store sales, excluding stores affected by labor disputes, increased 0.7%. This performance exceeded the results for most supermarket competitors and represented a substantial improvement over our “flat” identical food-store sales in 2002.

During 2003 Kroger also achieved significant cost savings from improved labor productivity, lower product costs, energy conservation and administrative efficiencies.

A LOOK AHEAD TO 2004

Our plan going forward is to continue sharpening our focus on price, achieve further reductions in operating costs, and increase sales. Kroger expects identical food-store sales for 2004, excluding fuel, to be stronger than our fourth quarter of 2003 results of 1.3%. We expect earnings in 2004 to be lower than in 2003, excluding the effect of the labor disputes and unusual items. It is not possible for Kroger to provide a more precise earnings estimate for 2004 because of the inherent uncertainties in the cost of the labor dispute in southern California, the time and investment needed to rebuild our business in the markets that were affected by strikes, and the investment necessary to meet Kroger’s plan to drive sales growth.

Our financial outlook for 2004 is an acknowledgement of a rapidly changing industry and a sign that we intend to be prudent and deliberate about improving our future. Kroger is in a stronger financial and cash flow position than many of our competitors and, even at current results, continues to earn more than our cost of capital. We have key strengths that no other traditional U.S. food retailer can match, including:

•	A high-quality asset base with leading market share in many of the nation’s largest and fastest growing markets;

•	Broad geographic diversity and multiple retail formats;

•	A successful track record of competing against supercenters; and

•	Industry-leading corporate brand products.

Nevertheless, there is more work to be done. We have identified additional opportunities to reduce our operating costs in areas such as administration, labor, shrink, warehousing and transportation. These savings will be invested in our core business to drive profitable sales growth, offer improved value, and differentiate our customers’ shopping experiences at Kroger. Management believes that this strategy will position Kroger for growth in sales, earnings and cash flow as we deliver greater value to our customers.

In closing, we thank our 290,000 associates for their unwavering commitment to serving our customers. They are the key to our future, and we are grateful for their continued support.

JOSEPH A. PICHLER	DAVID B. DILLON
Chairman of the Board	Chief Executive Officer

COMMUNITY ACTIVITIES

Kroger has a long history of investing in the communities where our customers and associates live and work. We have always believed in the importance of “giving back” to the neighborhoods that have supported us over the years. In 2003, the Company—through its employees, customers, foundations and operating divisions—contributed nearly $120 million to local communities and charitable causes, an average of $2.3 million per week. These donations provided financial support to thousands of local schools, hunger relief agencies and other non-profit organizations in communities where Kroger operates stores or manufacturing facilities.

In addition, Kroger remains a leading force in the fight against hunger. Last year, Kroger donated more than 26 million pounds of product to food banks associated with America’s Second Harvest, the nation’s largest domestic hunger relief organization. The donation, valued at more than $42 million, ranked as the largest in Kroger’s history. At a time when many service agencies are facing increased demand, our retail divisions are working in partnership with local food banks and food-rescue organizations to generate greater awareness of hunger relief programs, share best practices in raising food donations, and pursue new donation opportunities.

Each year Kroger recognizes associates who have made outstanding contributions to their communities. We congratulate the winners of the Kroger Community Service Award for 2003:

Christian Brander, Atlanta Division

Vicki Lee, Central Division

Randy Eldridge, Cincinnati Division

Gayle Bernard, City Market

Clinton Todd Calhoun, Delta Division

Randall Rieff, Dillon Stores

John Medina, Food 4 Less

Ron Delaney, Fred Meyer

Raymond Canova, Fry’s

Store #901 in Athens, Ohio, Great Lakes Division

Linda Roll, Jay C Food Stores

Jeff Ryg, King Soopers

Jim Heninger, Mid-Atlantic Division

Janet Hogge, Mid-South Division

Sandee Escene, QFC

Ingrid Bernhardt, Ralphs

Ray A. Bennett, Smith’s

Donna Murphy & Facility Engineering, District 10, Southwest Division

Mike Williams & Velia Gregg, La Habra Bakery

Joey Monteleone, Heritage Farms Dairy

Nick Brown, Compton Creamery

Audrey Samuel, Pontiac Foods

Beverly Cockrell-Jones, General Office

BOARD OF DIRECTORS

Thomas H. O’Leary retired from the Board earlier this year after 27 years of distinguished service. Richard K. Davidson plans to resign from Kroger’s Board of Directors at the annual meeting in June. We are grateful for their contributions.

PROMOTIONS AND RETIREMENTS

Over the past year, Kroger announced several executive promotions at the corporate and divisional levels. W. Rodney McMullen was elected Vice Chairman and a member of the Board. Since 2000, Mr. McMullen had been Executive Vice President of Strategy, Planning, and Finance. Don W. McGeorge, Executive Vice President, was elected President and Chief Operating Officer, and a member of the Board. Mr. McGeorge had been Executive Vice President since 2000. Robert Zincke was promoted to Executive Vice President of the Company. Mr. Zincke joined our corporate staff in 2002 after serving as President of Kroger’s Southwest division for 12 years. J. Michael Schlotman, Group Vice President and Chief Financial Officer, was promoted to Senior Vice President and Chief Financial Officer. Marnette Perry was promoted to Senior Vice President, with responsibility for seven retail divisions. Ms. Perry relocated to Cincinnati in early 2003 after serving as President of Kroger’s Columbus division. Joseph A. Grieshaber Jr. was promoted to Group Vice President of Perishables Merchandising and Procurement. Mr. Grieshaber previously served as Vice President of Merchandising for Kroger’s Great Lakes division, based in Columbus, Ohio. Della Wall was promoted to Group Vice President of Human Resources. Prior to that, Ms. Wall had been Vice President, Human Resources. Geoffrey Covert, previously Senior Vice President of the Company and President, Kroger Manufacturing, is now serving on special assignment in Kroger’s Cincinnati division. He has been with the Company since 1996. William Boehm, formerly Group Vice President of Logistics, succeeded Mr. Covert. Mr. Boehm has been with Kroger for 23 years. Kevin Dougherty was promoted to Group Vice President of Logistics. He previously served as Vice President of Supply Chain Operations. Mr. Dougherty joined Kroger in 2001.

On behalf of the entire Company, we extend our thanks and congratulations to Jim Thorne, Senior Vice President, who retired last summer after 37 years with the Company. We are grateful for his dedication, expertise and integrity.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Cincinnati, Ohio, May 15, 2004

To All Shareholders

of The Kroger Co.:

The annual meeting of shareholders of The Kroger Co. will be held at the MUSIC HALL BALLROOM, MUSIC HALL, 1243 Elm Street, Cincinnati, Ohio, on June 24, 2004, at 11 A.M., E.D.T., for the following purposes:

1.	To elect four directors to serve until the annual meeting of shareholders in 2007, and two directors to serve until the annual meeting of shareholders in 2006, or until their successors have been elected and qualified;

2.	To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 2004;

3.	To act upon three shareholder proposals, if properly presented at the annual meeting; and

4.	To transact such other business as may properly be brought before the meeting;

all as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on April 26, 2004 will be entitled to vote at the meeting.

Attendance

Only shareholders and persons holding proxies from shareholders may attend the meeting. Please bring to the meeting the admission ticket that is attached to the proxy card.

If your shares are held in the name of a broker, trust, bank, or other nominee, please bring a proxy or letter from that broker, trust, bank or nominee confirming that you are the beneficial owner of those shares. The left side portion of the voting instruction form that you receive from your broker will serve as your admission ticket.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR TELEPHONE, OR SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website (www.kroger.com) at 11 a.m., E.D.T.

By order of the Board of Directors,

Paul W. Heldman, Secretary

PROXY STATEMENT

Cincinnati, Ohio, May 15, 2004

The accompanying proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by the Company. The Company will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. The Company has retained Innisfree, 501 Madison Avenue, 20th Floor, New York, New York, to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $10,000. Proxies may be solicited personally, or by telephone, as well as by use of the mails and electronic media including the internet.

David B. Dillon, Steven R. Rogel, and John T. LaMacchia, all of whom are directors of the Company, have been named members of the Proxy Committee.

The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Its telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first sent or given to shareholders on May 15, 2004.

As of the close of business on April 26, 2004, the Company’s outstanding voting securities consisted of 737,363,626 shares of common stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to the Secretary of the Company or in person at the meeting or by appointment of a subsequent proxy. The laws of Ohio, under which the Company is organized, provide for cumulative voting for the election of directors. If notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company, not less than 48 hours before the time fixed for the meeting, that the shareholder intends to cumulate votes for the election of directors, and if an announcement of the giving of that notice is made by or on behalf of the shareholder or by the Chairman or Secretary upon the convening of the meeting, each shareholder will have the right to cumulate votes at the election. If cumulative voting is in effect, a shareholder voting for the election of directors may cast a number of votes equal to the number of directors being elected times the number of shares held on the record date for a single nominee or divide them among nominees in full votes in any manner. Any vote ‘‘FOR’’ the election of directors will constitute discretionary authority to the Proxy Committee to cumulate votes, as the Proxy Committee determines, if cumulative voting is requested.

The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows:

•	The election of directors is, pursuant to Ohio law, determined by plurality; broker non-votes and abstentions, therefore, will have no effect on that proposal.

•	Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on the proposal.

•	The affirmative vote of at least 75% of shares outstanding is required to adopt the shareholder proposal seeking to amend the Company’s Regulations. Proxies will be voted AGAINST the resolution unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

•	The affirmative vote of a majority of shares participating in the voting on the other shareholder proposals is required for adoption. Proxies will be voted AGAINST the resolutions unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Abstentions and broker non-votes will have no effect on these proposals.

PROPOSALS TO SHAREHOLDERS

ELECTION OF DIRECTORS

(ITEM NO. 1)

The Board of Directors, as now authorized, consists of 16 members divided into three classes. Mr. Davidson will resign from the Board and Mr. Pichler will retire from the Board at the annual meeting of shareholders, at which time the size of the Board will be reduced to 14 members. Four directors are to be elected at the annual meeting to serve until the annual meeting in 2007, and two directors are to be elected at the annual meeting to serve until the annual meeting in 2006, or until their successors have been elected by the shareholders or by the Board of Directors pursuant to the Company’s Regulations, and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following persons:

Name	Professional Occupation (1)	Age	Director Since

NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 2007
John L. Clendenin	Mr. Clendenin is Chairman Emeritus of BellSouth Corporation, a holding company with subsidiaries in the telecommunications business. From January 1984 through December 1996 he was its Chairman of the Board and Chief Executive Officer. Mr. Clendenin is a director of Equifax Incorporated, Coca Cola Enterprises, Inc., The Home Depot, Inc., Powerwave Technologies, Inc., and Acuity Brands, Inc. He is a member of the Compensation and Corporate Governance Committees.	69	1986

David B. Dillon	Mr. Dillon was elected Chief Executive Officer of Kroger in 2003, and President and Chief Operating Officer in 2000. He served as President in 1999, and as President and Chief Operating Officer from 1995-1999. Mr. Dillon was elected Executive Vice President of Kroger in 1990 and President of Dillon Companies, Inc. in 1986. He is a director of Convergys Corporation.	53	1995

David B. Lewis	Mr. Lewis has been Chairman of the Board and a Director of Lewis & Munday, a Detroit law firm, since 1972. He was also President and Chief Executive Officer of the firm from 1972 to 1982. He is a director of Comerica, Incorporated, Lewis & Thompson Agency, Inc., and Lakefront Capital Advisors, Inc. Mr. Lewis is chair of the Audit Committee and vice chair of the Social Responsibility Committee.	59	2002

Name	Professional Occupation (1)	Age	Director Since
Susan M. Phillips	Dr. Phillips is Dean and Professor of Finance at The George Washington University School of Business, a position she has held since 1998. She was a member of the Board of Governors of the Federal Reserve System from December 1991 though June 1998. Before her Federal Reserve appointment, Dr. Phillips served as Vice President for Finance and University Services and Professor of Finance in The College of Business Administration at the University of Iowa from 1987 through 1991. She is a director of State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, State Farm Companies Foundation, State Street Research Mutual Funds, National Futures Association, and Chicago Board Options Exchange. Dr. Phillips is a member of the Financial Policy and Social Responsibility Committees.	59	2003

NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 2006
Don W. McGeorge	Mr. McGeorge was elected President and Chief Operating Officer of Kroger in 2003. Before that he was elected Executive Vice President in 2000 and Senior Vice President in 1997.	49	2003

W. Rodney McMullen	Mr. McMullen was elected Vice Chairman of Kroger in 2003. Before that he was elected Executive Vice President in 1999 and Senior Vice President in 1997. Mr. McMullen is a director of Cincinnati Financial Corporation.	43	2003

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2006
Reuben V. Anderson	Mr. Anderson is a member in the Jackson, Mississippi, office of Phelps Dunbar, a regional law firm based in New Orleans. Prior to joining this law firm, he was a justice of the Supreme Court of Mississippi. Mr. Anderson is a director of Trustmark National Bank, BellSouth Corporation, Mississippi Chemical Corp., and Burlington Resources Inc. He is a member of the Audit and Social Responsibility Committees.	61	1991

Clyde R. Moore	Mr. Moore is the Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services. Prior to that he served as President and Chief Executive Officer of Thomas & Betts Corporation, a manufacturer of electrical and electronic components from 1997-2000. Mr. Moore is a director of First Service Networks. He is a member of the Audit and Social Responsibility Committees.	50	1997

Name	Professional Occupation (1)	Age	Director Since
Steven R. Rogel	Mr. Rogel was elected Chairman of the Board of Weyerhaeuser Company in 1999 and has been President and Chief Executive Officer and a director thereof since December 1997. Before that time he was Chief Executive Officer, President and a director of Willamette Industries, Inc. Mr. Rogel served as Chief Operating Officer of Willamette Industries, Inc. until October 1995 and, before that time, as an executive and group vice president for more than five years. He is a director of Weyerhaeuser Company and Union Pacific Corporation. Mr. Rogel is chair of the Corporate Governance Committee and a member of the Financial Policy Committee.	61	1999

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2005
Robert D. Beyer	Mr. Beyer is President of Trust Company of the West, an investment management firm, where he has been employed since 1995. From 1991 to 1995, he was the co-Chief Executive Officer of Crescent Capital Corporation, which was acquired by TCW in 1995. Mr. Beyer is also a member of the Board of Directors of Trust Company of the West, and its ultimate parent, Société Générale Asset Management. He is chair of the Financial Policy Committee and a member of the Audit Committee.	44	1999

John T. LaMacchia	Mr. LaMacchia is Chairman and Chief Executive Officer, and a director of Tellme Networks, Inc., a provider of voice application networks. From October 1993 through February 1999, Mr. LaMacchia was President and Chief Executive Officer of Cincinnati Bell Inc. From May 1999 to May 2000 he was Chief Executive Officer of CellNet Data Systems, Inc., a provider of wireless data communications. CellNet Data Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in connection with the acquisition of the company’s assets and assumption of certain debts by Schlumberger Ltd. Mr. LaMacchia is a director of Tellme Networks, Inc. and Burlington Resources, Inc. He is chair of the Compensation Committee and a member of the Corporate Governance Committee.	62	1990

Name	Professional Occupation (1)	Age	Director Since
Edward M. Liddy	Mr. Liddy is Chairman of the Board, President and Chief Executive Officer of The Allstate Corporation, the parent of Allstate Insurance Company, a personal lines insurance company. Prior to this, he was President and Chief Operating Officer of The Allstate Corporation from 1995-1998 and Senior Vice President and Chief Financial Officer of Sears, Roebuck and Co., where he held a variety of senior operating and financial positions since 1988. Mr. Liddy is a director of The Allstate Corporation, 3M Company, and The Goldman Sachs Group Inc. He is vice chair of the Corporate Governance Committee and a member of the Financial Policy Committee.	58	1996

Katherine D. Ortega	Ms. Ortega served as an Alternate Representative of the United States to the 45th General Assembly of the United Nations in 1990-1991. Prior to that, she served as Treasurer of the United States. Ms. Ortega is a director of State Farm Bank, Rayonier Inc., Washington Mutual Investors Fund and JPMorgan Value Opportunities Fund, and Trustee of the American Funds Tax Exempt Series I. She is chair of the Social Responsibility Committee and a member of the Corporate Governance Committee.	69	1992

Bobby S. Shackouls	Mr. Shackouls has been Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He has been a director of that company since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, since 1994. Mr. Shackouls is vice chair of the Audit and Compensation Committees.	53	1999

(1)	Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

DIRECTORS’ COMPENSATION

Each non-employee director currently is paid an annual retainer of $45,000 plus fees of $1,500 for each board meeting and $1,500 for each committee meeting attended. Committee chairs receive an additional annual retainer of $8,000. Directors who are employees of the Company receive no compensation for service as directors. The Company provides accidental death and disability insurance for outside directors at a cost to the Company in 2003 of $114 per director. The Company also provided a major medical plan for outside directors first elected to the Board prior to July 17, 1997. No medical benefits are provided to outside directors first elected after that date.

The Company has an unfunded retirement program for outside directors first elected to the Board prior to July 17, 1997. Under that plan, the retirement benefit is the average compensation for the five calendar years preceding retirement. Covered directors who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service and an additional 10% for each year served thereafter, up to a maximum 100%. Benefits for covered directors who retire prior to age 70 will commence at the time of retirement from the Board or age 65, whichever comes later. The Board has adopted no retirement plan for directors newly elected after July 17, 1997.

COMMITTEES OF THE BOARD

The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. All standing committees are composed exclusively of independent directors. During 2003, the Audit Committee met ten times, the Compensation Committee met three times, and the Corporate Governance Committee met five times. Committee memberships are shown on pages 8 through 11 of this Proxy Statement. The Audit Committee reviews external and internal auditing matters and selects the Company’s independent accountants for ratification by shareholders. The Compensation Committee recommends for determination by the Board the compensation of the CEO, determines the compensation of the Company’s other senior management and administers certain stock option and benefit programs. The Corporate Governance Committee is responsible for developing criteria for selecting and retaining members of the Board; seeks out qualified candidates for the Board; and reviews the performance of the Company, the Chief Executive Officer, and the Board.

The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to the Company’s annual meeting in June 2005, together with a description of the proposed nominee’s qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary of the Company, and received at the Company’s executive offices not later than January 16, 2005. Shareholders who desire to submit a candidate for director should send the name of the proposed candidate, along with information regarding the proposed candidate’s background and experience, to the attention of the Company’s Secretary at the Company’s executive offices. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Committee. These criteria are:

•	Demonstrated ability in fields considered to be of value in the deliberations of the Board, including business management, public service, education, science, law and government;

•	Highest standards of personal character and conduct;

•	Willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings including review of all meeting materials provided in advance of the meeting; and

•	Ability to understand the perspectives of the Company’s customers, taking into consideration the diversity of the Company’s customers including regional and geographic differences.

The Corporate Governance Committee typically recruits candidates for Board membership through its own efforts and through suggestions from other directors and shareholders. The Committee has retained an outside search firm to assist in identifying and recruiting Board candidates who meet the criteria established by the Committee.

CORPORATE GOVERNANCE

The Board of Directors has adopted Guidelines on Issues of Corporate Governance. These Guidelines, which include copies of the current charters for the Audit, Compensation and Corporate Governance Committees and the other committees of the Board of Directors, are available on the Company’s website at www.kroger.com.

INDEPENDENCE

The Board of Directors has determined that all of the directors, with the exception of Messrs. Dillon, Pichler, McGeorge and McMullen, have no material relationships with Kroger and therefore are independent for purposes of the New York Stock Exchange listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger. After reviewing the information, the Board determined that all of the non-employee directors were independent because (i) they all satisfied the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, (ii) they all satisfied the criteria for independence set forth in Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual, and (iii) other than business transactions between Kroger and entities with which the directors are affiliated, the value of which falls below the thresholds identified by the New York Stock Exchange listing standards, none had any relationships with Kroger except for those arising directly from their performance of services as a director for Kroger.

AUDIT COMMITTEE EXPERTISE

The Board of Directors has determined that Robert D. Beyer and David B. Lewis, both independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable SEC regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards.

CODE OF ETHICS

The Board of Directors has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and members of the Board of Directors, including its principal executive, financial and accounting officers. The Policy is available on the Company’s website at www.kroger.com.

SHAREHOLDER COMMUNICATIONS WITH BOARD

The Board has established two separate mechanisms for shareholders to communicate with the Board. Any shareholder who has concerns regarding accounting, improper use of Company assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or email address (helpline@kroger.com) established by the Board’s Audit Committee.

Shareholders also may communicate with the Board in writing directed to the Company’s Secretary at the Company’s executive offices. The Secretary will consider the nature of the communication and determine whether to forward the communication to the chair of the Corporate Governance Committee. Communications relating to the ordinary personnel issues or business operations of the Company or seeking to do business with the Company, will be forwarded by the Secretary to the proper business unit, as deemed appropriate by the Secretary. All other communications will be forwarded to the chair of the Corporate Governance Committee for further consideration. The chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the Corporate Governance Committee or the entire Board.

ATTENDANCE

The Board of Directors met eight times in 2003. During 2003, all incumbent directors attended at least 75% of the aggregate number of Board meetings and committee meetings on which that director was a member. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. Sixteen of the 17 members of the Board attended last year’s annual meeting.

COMPENSATION oF EXECUTIVE OFFICERS

SUMMARY COMPENSATION

The following table shows the compensation for the past three years of the Chief Executive Officer, the former Chief Executive Officer, and each of the Company’s four most highly compensated executive officers, excluding the Chief Executive Officer and the former Chief Executive Officer (the “named executive officers”):

SUMMARY COMPENSATION TABLE
		Annual Compensation						Long-Term Compensation
								Awards			Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options/ SARs (#)	LTIP Payouts ($)		All Other Compensation ($)
						(1)		(2)		(3)	(4)		(5)
Joseph A. Pichler Chairman and former Chief Executive Officer	2003 2002 2001	$ $ $	1,300,000 1,284,615 1,225,000	$ $ $	422,188 173,250 480,160	$ $ $	58,904 93,271 68,341		$2,256,000	600,000 200,000	$ $	2,246,000 1,465,800	$ $ $	92,945 137,011 96,450

David B. Dillon Chief Executive Officer	2003 2002 2001	$ $ $	855,446 673,846 653,077	$ $ $	244,962 71,280 207,762	$ $ $	16,022 16,103 15,080	$ $ $	2,517,000 666,768 2,537,000	315,000 70,000	$ $	449,200 293,160	$ $ $	28,411 24,659 22,190

W. Rodney McMullen Vice Chairman	2003 2002 2001	$ $ $	694,308 617,462 598,654	$ $ $	181,865 59,400 173,135	$ $ $	8,614 7,661 7,225	$ $	1,678,000 2,610,880	225,000 50,000	$ $	449,200 293,160	$ $ $	13,987 12,309 11,163

Don W. McGeorge President and Chief Operating Officer	2003 2002 2001	$ $ $	667,231 560,385 544,231	$ $ $	176,298 53,460 155,821	$ $ $	14,680 14,185 19,610	$ $ $	1,678,000 553,996 2,537,000	225,000 50,000	$ $	449,200 293,160	$ $ $	23,509 20,754 28,550

Michael S. Heschel Executive Vice President and Chief Information Officer	2003 2002 2001	$ $ $	576,769 560,385 544,231	$ $ $	130,275 53,460 155,821	$ $ $	39,744 36,986 35,495	$ $	419,500 953,996	135,000 30,000	$ $	449,200 293,160	$ $ $	67,914 54,662 50,340

Paul W. Heldman Senior Vice President, Secretary and General Counsel	2003 2002 2001	$ $ $	560,815 505,385 489,808	$ $ $	116,913 44,626 121,194	$ $ $	12,557 11,495 10,728	$ $	671,200 1,001,220	120,000 25,000	$ $	336,900 219,870	$ $ $	20,730 17,918 16,081

(1)	These amounts include reimbursement for the tax effects of the payment of certain premiums on a policy of life insurance.

(2)

Messrs. Pichler, Dillon, McMullen, McGeorge, Heschel and Heldman had 150,000, 294,870, 241,109, 237,281, 82,281 and 97,000 shares outstanding, respectively, at January 31, 2004. These shares had an aggregate value of $2,779,500, $5,463,941, $4,467,750, $4,396,817, $1,524,667 and $1,797,410, respectively, based on the market price of the Company’s common stock on January 31, 2004. The restrictions on the shares awarded to Mr. Pichler lapse as to 37,500 shares in 2004, 37,500 shares in 2005, and 75,000 shares in 2006, or earlier in the event that Mr. Pichler retires in accordance with a succession plan approved by the Board. Mr. Pichler has announced that he intends to retire on June 24, 2004, and such retirement will be in accordance with a succession plan approved by the Board. The restrictions on 194,780 shares awarded to Mr. Dillon lapse as to

37,500 shares in 2004, 82,370 shares in 2005, and 75,000 shares in 2006. The restrictions on 141,109 shares awarded to Mr. McMullen lapse as to 25,000 shares in 2004, 66,109 shares in 2005, and 50,000 shares in 2006. The restrictions on 137,281 shares awarded to Mr. McGeorge lapse as to 25,000 shares in 2004, 62,281 shares in 2005, and 50,000 shares in 2006. The restrictions on 62,281 shares awarded to Mr. Heschel lapse as to 6,250 shares in 2004, 43,531 shares in 2005, and 12,500 shares in 2006. The restrictions on the shares awarded to Mr. Heldman lapse as to 10,000 shares in 2004, 67,000 shares in 2005, and 20,000 shares in 2006. The restrictions on the remaining 100,000 shares awarded to Mr. Dillon lapse on the earlier of (i) the date of a “Qualifying Termination” as defined in his employment contract, and (ii) November 30, 2004. The restrictions on the remaining 100,000 shares awarded to Mr. McMullen lapse on the earlier of (i) the date of a “Qualifying Termination” as defined in his employment contract, and (ii) September 27, 2004. The restrictions on the remaining 20,000 shares awarded to Mr. Heschel lapse on September 27, 2004. The restrictions on the remaining 100,000 shares awarded to Mr. McGeorge lapse on the earlier of (i) the date of a “Qualifying Termination” as defined in his employment contract, and (ii) September 27, 2004. Dividends, as and when declared, are payable on these shares.

(3)	Represents options granted during the respective fiscal year. In 2001, half vest over five years, and the remaining half vest based on the performance of the Company’s common stock. These performance-based options vest during the first four years from the date of grant only if the Company’s stock price has appreciated 78% from the option price. Thereafter, those options vest if the Company’s stock price has achieved a minimum of a 15% appreciation per annum or 208% appreciation, whichever is less. If not earlier vested, the performance-based options vest nine years and six months after the date of grant. In 2002, these options vest over five years. No options were granted to the named executive officers during 2003. Options terminate in 10 years if not earlier exercised or terminated. No stock appreciation rights (‘‘SARs’’) were granted in any of the three years presented.

(4)	These amounts represent the value of restricted stock that vested during the period presented, previously reported as Long-Term Compensation Awards. All amounts reflect awards earned because the synergy savings budgeted for the year to be obtained from the Fred Meyer merger were achieved.

(5)	For 2003, these amounts include the Company’s matching contribution under The Kroger Co. Savings Plan in the amount of $600, $1,200, $1,200, $0, $600 and $1,200, respectively, for Messrs. Pichler, Dillon, McMullen, McGeorge, Heschel and Heldman, and reimbursement of certain premiums for policies of life insurance in the amounts of $92,345, $27, 211, $12,787, $23,509, $67,314 and $19,530, respectively, for Messrs. Pichler, Dillon, McMullen, McGeorge, Heschel and Heldman.

STOCK OPTION/STOCK APPRECIATION RIGHT GRANTS

The Company has in effect employee stock option plans pursuant to which options to purchase common stock of the Company are granted to officers and other employees of the Company and its subsidiaries. No options were granted to the named executive officers during 2003.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND OPTION/SAR VALUES

The following table shows information concerning the exercise of stock options during fiscal year 2003 by each of the named executive officers and the fiscal year-end value of unexercised options:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES TABLE
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at F/Y End (1) (#)	Value of Unexercised In-the-Money Options/SARs at F/Y End (1) ($)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Joseph A. Pichler	65,000	$596,375	888,000/1,010,000	$4,830,209/$1,213,716
David B. Dillon	120,000	$1,270,500	482,000/515,000	$2,443,137/$808,941
W. Rodney McMullen	100,000	$1,123,000	329,000/366,000	$1,461,528/$577,815
Don W. McGeorge	48,000	$558,240	309,500/358,500	$1,129,615/$577,815
Michael S. Heschel	0	$0	220,500/268,500	$634,931/$404,775
Paul W. Heldman	50,000	$482,500	321,833/228,667	$2,079,764/$346,892

(1)	No SARs were granted or outstanding during the fiscal year.

COMPENSATION COMMITTEE REPORT

The Company’s compensation policies are applicable to virtually all levels of its work force, including its executive officers. These policies require the Company to:

•	be competitive in total compensation;

•	include, as part of total compensation, opportunities for equity ownership;

•	use incentives that offer more than competitive compensation when the Company achieves superior results;

•	base incentive payments on adjusted EBITDA (as defined in the incentive plan) (‘‘EBITDA’’), on sales results and on achievement of strategic initiatives.

Accordingly, the Company’s compensation plans include grants of stock options for executive, management, and some hourly employees. In recommending the size of option grants to the Chief Executive Officer and in making grants for the other executive officers, the Compensation Committee considers, without use of a formula, competitive practices among retailers, the individual executive officer’s level within Kroger, and the level of past awards of stock options and restricted stock to the individual.

The 2002 Long-Term Incentive Plan, approved by the shareholders at the 2002 Annual Meeting, authorized the issuance of 20,000,000 shares of common stock. During 2003, Kroger granted 261,158 stock options to approximately 221 employees throughout the Company. The number of options granted was lower than in grants typically made in the past several years. The Committee determined to accelerate the timing of the grant expected in May 2003, to December 2002 for all optionees and did not make a general grant of options during 2003. The Company expects to continue to use equity-based compensation as a means of attracting and retaining employees, because of the direct relationship between value received by the employee and shareholder return.

From time to time, the Company also awards restricted stock as part of equity compensation. These awards typically are made to encourage the achievement of targeted goals, e.g. the cost savings projected from merger synergies; to attract and retain key executives; and to recognize extraordinary performance. The Committee intends to review alternatives to the current stock option program, including other forms of equity-based compensation.

The Compensation Committee establishes the fixed portion of executive officer cash compensation, or salary, by considering internal equity and competitor salary data as described below. Additionally, a large percentage of employees at all levels of the organization, including executive officers, are eligible to receive a bonus incentive based upon Company or unit performance. Bonus potentials for executives are established by level within the Company, and actual payouts have been based on achievement of sales and EBITDA targets established at the beginning of the year. Beginning in 2004, progress on certain strategic initiatives, as determined by the Committee, will constitute a basis for bonus payout in addition to performance against sales and EBITDA targets. Actual payouts can exceed these potentials if results exceed the targets. Approximately 50% of total potential cash compensation of the executive officers is based on Company or unit EBITDA, sales performance and achievement of strategic initiatives.

The Committee establishes salaries for executive officers that generally are at or above the median of compensation paid by competitors for comparable positions (where data for comparable positions are available) with a bonus potential that, if the bonus plan goals are realized, would cause their total cash compensation to be in the upper quartile. In each of the last several years, the Compensation Committee has engaged a compensation consultant from Mercer Human Resource Consulting, to determine whether the compensation of executive officers actually met this compensation philosophy. Based on surveys and other work of the consultant, the Committee believes that the compensation of the executive officers meets the Committee’s objectives.

The Company’s performance in 2003 is reflected by bonuses paid for all executive officers. Excluding Mr. Geoffrey Covert, executive officers earned 24.1% of their bonus potentials reflecting the extent to which EBITDA and sales performance met or failed to meet targets established at the beginning of the year. Mr. Covert earned 45.7% of his bonus potential, as his bonus plan is based on the performance of the manufacturing group’s operation in addition to the Company’s as a whole.

The compensation of Kroger’s Chief Executive Officer is determined annually by the Board of Directors after a review and recommendation by the Committee pursuant to the policies described above. Mr. Dillon’s variable compensation or bonus for the last fiscal year, which represented 24.1% of his bonus potential, reflects the extent to which the Company achieved the EBITDA and sales targets that were established by the Committee at the beginning of the year.

Mr. Dillon is party to an employment contract with the Company that is more particularly described elsewhere in the proxy statement under the section titled “Employment Contracts” (See p. 24). That agreement establishes minimum compensation at levels below his total compensation determined in consideration of the factors identified above. The Company also has entered into employment agreements with four other executive officers, Joseph A. Pichler, W. Rodney McMullen, Don W. McGeorge and Michael S. Heschel. These agreements establish minimum compensation at levels in existence on the date of the agreements and are described more fully in the “Employment Contracts” section of this proxy statement.

The Omnibus Budget Reconciliation Act of 1993 places a $1,000,000 limit on the amount of certain types of compensation for each of the executive officers that is tax deductible by the Company. The Company believes that its 2002 Long-Term Incentive Plan, under which restricted stock awards were made to the executive officers, complies with the Internal Revenue Service’s regulations on the deductibility limit. Accordingly, the compensation expense incurred thereunder should be deductible. The Company continues to consider modifications to its other compensation programs based on the regulations. The Company’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports the Company’s compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is tax deductible by the Company.

Compensation Committee:

John T. LaMacchia, Chair

Bobby S. Shackouls, Vice Chair

John L. Clendenin

Richard K. Davidson

P E R F O R M A N C E    G R A P H S

Set forth below are line graphs comparing the five-year and ten-year cumulative total shareholder return on the Company’s common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor’s 500 Stock Index, the Peer Group composed of food and drug companies, and Kroger’s former peer group.

Historically, Kroger’s peer group (the “Former Peer Group”) has consisted of the major food store companies. In recent years there have been significant changes in the industry, including consolidation and increased competition from supercenters and drug chains. As a result, the Company has changed its peer group (the “Peer Group”) to include companies operating supermarkets, supercenters and warehouse clubs in the United States as well as the major drug chains with which the Company competes.

Prior to fiscal year 1999, the Company’s fiscal year ended on the Saturday closest to December 31. Beginning in 1999, the Company’s fiscal year ends on the Saturday closest to January 31. Performance for 1999 includes the 28-day transition period resulting from the fiscal year change.

*	Total assumes $100 invested on January 3, 1999, in The Kroger Co., S&P 500 Index, the Peer Group, and the Former Peer Group, with reinvestment of dividends.

**

The Peer Group consists of Albertson’s, Inc., Costco Wholesale Corp., CVS Corp, Delhaize Group SA (ADR), Great Atlantic & Pacific Tea Company, Inc., Koninklijke Ahold NV (ADR), Marsh Supermarkets Inc. (Class A),

Safeway Inc., Supervalu Inc., Target Corp., Wal-Mart Stores Inc., Walgreen Co., Whole Foods Market Inc. and Winn-Dixie Stores, Inc.

***	The Former Peer Group consists of Albertson’s, Inc., American Stores Company, Fleming Companies, Inc., Giant Food Inc. (Class A), Great Atlantic & Pacific Tea Company, Inc., Safeway Inc., Supervalu Inc., and Winn-Dixie Stores, Inc. Giant Food Inc. was acquired by Koninklijke Ahold N.V. on December 14, 1998. American Stores Company was acquired by Albertson’s, Inc. on June 23, 1999. As a result, Giant Food and American Stores are excluded from the performance graph beginning with the year of their acquisition.

Data supplied by Standard & Poor’s.

Prior to fiscal year 1999, the Company’s fiscal year ended on the Saturday closest to December 31. Beginning in 1999, the Company’s fiscal year ends on the Saturday closest to January 31. Performance for 1999 includes the 28-day transition period resulting from the fiscal year change.

*	Total assumes $100 invested on January 2, 1994, in The Kroger Co., S&P 500 Index, the Peer Group, and the Former Peer Group with reinvestment of dividends.

**	The Peer Group consists of Albertson’s, Inc., Costco Wholesale Corp., CVS Corp, Delhaize Group SA (ADR), Great Atlantic & Pacific Tea Company, Inc., Koninklijke Ahold NV (ADR), Marsh Supermarkets Inc. (Class A), Safeway Inc., Supervalu Inc., Target Corp., Wal-Mart Stores Inc., Walgreen Co., Whole Foods Market Inc. and Winn-Dixie Stores, Inc.

***	The Former Peer Group consists of Albertson’s, Inc., American Stores Company, Fleming Companies, Inc., Giant Food Inc. (Class A), Great Atlantic & Pacific Tea Company, Inc., Safeway Inc., Supervalu Inc., The Vons Companies, Inc., and Winn-Dixie Stores, Inc. The Vons Companies, Inc. was acquired by Safeway Inc. on June 16, 1997. Giant Food Inc. was acquired by Koninklijke Ahold N.V. on December 14, 1998. American Stores Company was acquired by Albertson’s, Inc. on June 23, 1999. As a result, Vons, Giant Food and American Stores are excluded from the performance graph beginning with the year of their acquisition.

Data Supplied by Standard & Poor’s.

Neither the foregoing Compensation Committee Report nor the foregoing Performance Graphs will be deemed incorporated by reference into any other filing, absent an express reference thereto.

COMPENSATION PURSUANT TO PLANS

The Company maintains various benefit plans that are available to management and certain other employees. The Company derives the benefit of tax deductions as a result of its contributions to some of the plans. Each of the executive officers of the Company was eligible to participate in one or more of the following plans.

THE KROGER CO. EMPLOYEE PROTECTION PLAN

The Company adopted The Kroger Co. Employee Protection Plan (‘‘KEPP’’) during fiscal 1988 and renewed the plan in 1993, in 1998 and in 2003. All management employees, including the executive officers, and administrative support personnel of the Company with at least one year of service are covered. KEPP provides for severance benefits and the extension of Company-paid health care in the event an eligible employee actually or constructively is terminated from employment without cause within two years following a change of control of the Company (as defined in the plan). For persons 40 years of age or older with more than six years of service, severance pay ranges from approximately 9 to 18 months’ salary and bonus, depending upon Company pay level and other benefits. KEPP may be amended or terminated by the Board of Directors at any time prior to a change of control, and will expire in 2008 unless renewed by the Board of Directors.

PENSION PLAN

The Company maintains The Kroger Consolidated Retirement Benefit Plan (the ‘‘Plan’’) that is the surviving defined benefit plan upon the merger of its other defined benefit plans, including the Dillon Companies, Inc. Pension Plan. The Plan generally provides for pension benefits under several formulas, including a cash balance formula covering most participants under which the Company credits five percent of eligible compensation (up to the limit provided under the Internal Revenue Code) with interest, to the accounts of recent and future participants. For some participants, the Plan provides for unreduced benefits, beginning at age 62, equal to 1 1/2% times the years of service, after attaining age 21 (or, for participants prior to January 1, 1986, after attaining age 25), times the highest average earnings for any five years during the 10 calendar years preceding retirement, less an offset tied to Social Security benefits. The Company also maintains The Kroger Co. Consolidated Retirement Excess Benefit Plan, the surviving Excess Benefit Plan upon the merger of its other excess benefit plans. The following table gives an example of annual retirement benefits payable on a straight-life basis under the Plans applicable to the named executive officers.

	Years of Service
Five Year Average Remuneration	15	20	25	30	35	40
$ 150,000	$33,750	$45,000	$56,250	$67,500	$78,750	$90,000
250,000	56,250	75,000	93,750	112,500	131,250	150,000
450,000	101,250	135,000	168,750	202,500	236,250	270,000
650,000	146,250	195,000	243,750	292,500	341,250	390,000
850,000	191,250	255,000	318,750	382,500	446,250	510,000
900,000	202,500	270,000	337,500	405,000	472,500	540,000
1,200,000	270,000	360,000	450,000	540,000	630,000	720,000
1,500,000	337,500	450,000	562,500	675,000	787,500	900,000
1,800,000	405,000	540,000	675,000	810,000	945,000	1,080,000
2,200,000	495,000	660,000	825,000	990,000	1,155,000	1,320,000

No deductions have been made in the above table for offsets tied to Social Security benefits.

Remuneration earned by Messrs. Pichler, Dillon, McMullen, McGeorge, Heschel, and Heldman in 2003, which was covered by the Plans, was $1,473,250, $926,726, $753,708, $720,691, $630,229, and $605,442, respectively. As of January 31, 2004, they had 23, 28, 18, 24, 12 and 21 years of credited service, respectively, under the Plans’ formulas. Pursuant to his employment agreement, Mr. Heschel will receive an additional 15 years of credited service.

DILLON PROFIT SHARING PLAN

Dillon Companies, Inc. maintains the Dillon Employees’ Profit Sharing Plan. Joseph A. Pichler and David B. Dillon, respectively, have seven and 20 years of credited service in the Profit Sharing Plan, but no further service will be accrued for them under this plan.

Under the Profit Sharing Plan, Dillon and each of its participating subsidiaries contributes a certain percentage of net income, determined annually, to be allocated among participating employees based on the percent that the participating employee’s total compensation bears to the total compensation of all participating employees employed by the particular Dillon division or subsidiary. Benefits payable under the Dillon Profit Sharing Plan reduce amounts otherwise payable to participants under the Dillon Pension Plan formula described on the preceding page.

The amounts contributed by Dillon and its subsidiaries pursuant to these retirement plans are not readily ascertainable for any individual, and thus are not set forth above. Recent participants in these plans now participate instead in the cash balance formula discussed in the previous section.

EMPLOYMENT CONTRACTS

The Company entered into an amended and restated employment agreement with Mr. Pichler dated as of July 22, 1993. During his employment, the Company agrees to pay Mr. Pichler at least $420,000 a year, unless the amount is reduced due to adverse business conditions. Mr. Pichler’s employment may be terminated at the discretion of the Board of Directors. The contract also provides that the Company will continue to pay Mr. Pichler’s salary to his beneficiary for a period of five years after a termination of employment resulting from his death, or will pay to Mr. Pichler his salary for a term equal to the lesser of five years or until October 4, 2005, if Mr. Pichler’s termination of employment results from his involuntary separation. The Company also has agreed to reimburse Mr. Pichler for premiums on a policy of life insurance plus the tax effects of that reimbursement, and to continue to provide health care coverage for Mr. Pichler, his spouse, and his dependents. After his termination of employment for any reason after age 62, if he is not entitled to receive the salary continuation described above, Mr. Pichler will, in exchange for his availability to provide certain consulting services, then receive each year until his death an amount equal to 25% of the highest salary paid him during the term of this agreement. Mr. Pichler has announced his intention to retire effective with the 2004 Annual Meeting of Shareholders.

The Company entered into an employment agreement with Mr. Dillon dated as of November 30, 2001. During the five-year period of the agreement, the Company agrees to pay Mr. Dillon no less than a base salary equal to that existing on the date of the contract, with a bonus potential of not less than that existing on the date of the contract. The Compensation Committee of the Board may reduce these amounts during periods of adverse business conditions. In the event that Mr. Dillon’s employment actually or constructively is terminated by the Company during the term of the agreement, other than for cause, in exchange for providing consulting services to the Company Mr. Dillon will receive annually for a period of three years an amount equal to the sum of his then current base salary plus 50% of his then current bonus target. In addition, his stock options will become immediately exercisable, restrictions on any outstanding restricted stock will lapse, his health care benefits will be continued during that period, he will receive credited service under Kroger’s pension plans, and he will be reimbursed for any taxes due because of any excess parachute payment received as well as reimbursement for the tax effect of the reimbursement. Mr. Dillon’s employment agreement contains a covenant not to compete with the Company.

The Company entered into an employment agreement with Mr. McMullen dated as of April 22, 2002. Through the September 27, 2004 termination date of the agreement, the Company agrees to pay Mr. McMullen no less than a base salary equal to that existing on the date of the contract, with a bonus potential of not less than that existing on the date of the contract. The Compensation Committee of the Board may reduce these amounts during periods of adverse business conditions. In the event that Mr. McMullen’s employment actually or constructively is terminated by the Company during the term of the agreement, other than for cause, in exchange for providing consulting services to the Company Mr. McMullen will receive annually for a period of three years an amount equal to the sum of his then current base salary plus 50% of his then current bonus target. In addition, his stock options will become immediately exercisable, restrictions on any outstanding restricted stock will lapse, his health care benefits will be continued during that period, he will receive credited service under Kroger’s pension plans, and he will be reimbursed for any taxes due because of any excess parachute payment received as well as reimbursement for the tax effect of the reimbursement. Mr. McMullen’s employment agreement contains a covenant not to compete with the Company.

The Company entered into an employment agreement with Mr. McGeorge dated as of November 30, 2001. Through the September 27, 2004 termination date of the agreement, the Company agrees to pay Mr. McGeorge no less than a base salary equal to that existing on the date of the contract, with a bonus potential of not less than that existing on the date of the contract. The Compensation Committee of the Board may reduce these amounts during periods of adverse business conditions. In the event that Mr. McGeorge’s employment actually or constructively is terminated by the Company during the term of the agreement, other than for cause, in exchange for providing consulting services to the Company Mr. McGeorge will receive annually for a period of three years an amount equal to the sum of his then current base salary plus 50% of his then current bonus target. In addition, his stock options will become immediately exercisable, restrictions on any outstanding restricted stock will lapse, his health care benefits will be continued during that period, he will receive credited service under Kroger’s pension plans, and he will be reimbursed for any taxes due because of any excess parachute payment received as well as reimbursement for the tax effect of the reimbursement. Mr. McGeorge’s employment agreement contains a covenant not to compete with the Company.

The Company entered into an employment agreement with Mr. Heschel dated as of June 7, 2002. Through the September 27, 2004 termination date of the agreement, the Company agrees to pay Mr. Heschel no less than a base salary equal to that existing on the date of the contract, with a bonus potential of not less than that existing on the date of the contract. The Compensation Committee of the Board may reduce these amounts during periods of adverse business conditions. Mr. Heschel also will receive an additional 15 years of credited service under the Company’s pension plan. In the event that Mr. Heschel’s employment actually or constructively is terminated by the Company during the term of the agreement, other than for cause, the Company will waive its right to offset Mr. Heschel’s pension benefits by the amount of his pension benefits from other employers. In addition, his stock options will become immediately exercisable, restrictions on any outstanding restricted stock will lapse, and he will be reimbursed for any taxes due because of any excess parachute payment received as well as reimbursement for the tax effect of the reimbursement. Mr. Heschel’s employment agreement contains a covenant not to compete with the Company.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of February 28, 2004, the directors of the Company, the named executive officers and the directors and executive officers as a group, beneficially owned shares of the Company’s common stock as follows:

Name	Amount and Nature of Beneficial Ownership
Reuben V. Anderson	42,200	(1)
Robert D. Beyer	34,012	(2)
John L. Clendenin	42,200	(3)
Richard K. Davidson	3,000	(4)
David B. Dillon	1,498,245	(5)(6)(7)
Paul W. Heldman	546,494	(5)(7)(8)
Michael S. Heschel	391,986	(5)(7)
John T. LaMacchia	55,200	(1)
David B. Lewis	2,500	(4)
Edward M. Liddy	31,800	(9)
Don W. McGeorge	668,512	(5)(7)(10)
W. Rodney McMullen	795,450	(5)(7)
Clyde R. Moore	19,200	(3)
Katherine D. Ortega	44,556	(11)
Susan M. Phillips	2,000
Joseph A. Pichler	2,132,968	(5)(7)(12)
Steven R. Rogel	21,228	(2)
Bobby S. Shackouls	8,200	(2)
Directors and Executive Officers as a group (including those named above)	8,406,267(5)(7)(13)(14)
(1)	This amount includes 38,200 shares that represent options exercisable on or before April 28, 2004.

(2)	This amount includes 6,200 shares that represent options exercisable on or before April 28, 2004.

(3)	This amount includes 14,200 shares that represent options exercisable on or before April 28, 2004.

(4)	This amount includes 1,000 shares that represent options exercisable on or before April 28, 2004.

(5)	This amount includes shares that represent options exercisable on or before April 28, 2004, in the following amounts: Mr. Dillon, 517,000; Mr. Heldman, 341,833; Mr. Heschel, 245,500; Mr. McGeorge, 334,500; Mr. McMullen, 354,000; Mr. Pichler, 948,000; and all directors and executive officers as a group, 4,264,132.

(6)	This amount includes 224,200 shares owned by Mr. Dillon’s wife and children, and 54,024 shares in his children’s trust. Mr. Dillon disclaims beneficial ownership of these shares.

(7)	The fractional interest resulting from allocations under Kroger’s defined contribution plans has been rounded to the nearest whole number.

(8)	This amount includes 320 shares owned by Mr. Heldman’s children. Mr. Heldman disclaims beneficial ownership of these shares.

(9)	This amount includes 22,200 shares that represent options exercisable on or before April 28, 2004.

(10)	This amount includes 10,063 shares owned by Mr. McGeorge’s wife. Mr. McGeorge disclaims beneficial ownership of these shares.

(11)	This amount includes 30,200 shares that represent options exercisable on or before April 28, 2004.

(12)	This amount includes 33,160 shares owned by Mr. Pichler’s wife. Mr. Pichler disclaims beneficial ownership of these shares.

(13)	The figure shown includes an aggregate of 33,223 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not listed above. In each case the director or executive officer disclaims beneficial ownership of those shares.

(14)	No director or officer owned as much as 1% of the common stock of the Company. The directors and executive officers as a group beneficially owned 1% of the common stock of the Company.

As of February 28, 2004, the following persons reported beneficial ownership of the Company’s common stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

Name	Address of Beneficial Owner	Amount and Nature of Ownership		Percentage of Class

Barclays Global Investors, NA	45 Fremont Street San Francisco, CA 94105	42,123,436		5.65%

Harris Associates L.P.	Two North LaSalle Street, Suite 500 Chicago, IL 60602	39,146,151		5.25%

The Kroger Co. Savings Plan	1014 Vine Street Cincinnati, OH 45202	62,049,545	(1)	8.30%

(1)	Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Those officers, directors, and shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 2003 all filing requirements applicable to its officers, directors and 10% beneficial owners were timely satisfied, with five exceptions. Dr. Susan Phillips filed a Form 4 reporting the purchase of 1,000 shares that inadvertently was not reported on a prior Form 4 during 2003. Ms. M. Marnette Perry inadvertently filed a Form 4 three days late reporting a grant of 20,000 stock options and an award of 10,000 shares of restricted stock. Mr. Joseph A. Grieshaber, Jr. inadvertently filed a Form 4 three days late reporting an award of 50,000 stock options. Mr. Bruce A. Macaulay inadvertently filed a Form 4 three days late reporting an award of 10,000 shares of restricted stock. Mr. Paul J. Scutt filed a Form 5/A reporting additional stock holdings in the amount of 11,800 shares that inadvertently was not reported on his Form 3.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; the performance of the Company’s internal audit function and independent auditors; and the preparation of this report that SEC rules require be included in the Company’s annual proxy statement. The Audit Committee performs this work under the guidance of a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2004. The complete text of the revised charter is reproduced in the appendix to this proxy statement. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that is necessary or appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee held ten meetings during fiscal year 2003. The Audit Committee meets separately with the Company’s internal auditor and PricewaterhouseCoopers LLP, without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also meets separately with the Company’s Chief Financial Officer and General Counsel. Following these separate discussions, the Audit Committee meets in executive session.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent public accountants, PricewaterhouseCoopers LLP. The Audit Committee has also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, ‘‘Communication With Audit Committees.’’

With respect to the Company’s independent public accountants, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence and has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, ‘‘Independence Discussions with Audit Committees.’’ The Audit Committee has reviewed and approved all management consulting services provided to the Company by PricewaterhouseCoopers LLP. The Company’s independent public accountants did not perform any internal audit service or participate in the design or implementation of any financial information system.

Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004, as filed with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

David B. Lewis, Chair

Bobby S. Shackouls, Vice Chair

Reuben V. Anderson

Robert D. Beyer

Clyde R. Moore

Neither the foregoing Audit Committee Report nor the attached Audit Committee charter will be deemed incorporated by reference into any other filing, absent an express reference thereto.

SELECTION OF AUDITORS

(ITEM NO. 2)

The Audit Committee of the Board of Directors is required by law and by applicable NYSE rules to be directly responsible for the appointment, compensation and retention of the Company’s independent auditor. On April 7, 2004, the Audit Committee appointed PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending January 29, 2005. While shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor is not required by the Company’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

Disclosure Of Auditor Fees

The following describes the fees billed to Kroger by PricewaterhouseCoopers LLP during each of the fiscal years ended January 31, 2004 and February 1, 2003:

	Fiscal 2003	Fiscal 2002
Audit Fees	$1,716,174	$1,269,524
Audit Related Fees	510,217	577,293
Tax Fees	451,128	695,564
All Other Fees		33,000

Total	$2,677,519	$2,575,381

Audit Fees for the years ended January 31, 2004 and February 1, 2003, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company, the issuance of comfort letters to underwriters, consents, income tax provision procedures and assistance with the review of documents filed with the SEC.

Audit Related Fees for the years ended January 31, 2004 and February 1, 2003, respectively, were for assurance and related services pertaining to employee benefit plan audits, captive insurance company audits, accounting consultations in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees for the years ended January 31, 2004 and February 1, 2003, respectively, were for services related to tax compliance, including the preparation of claims for refund; and tax planning and tax advice, including assistance with representation in tax audits and appeals, tax services for employee benefit plans and requests for rulings or technical advice from tax authorities.

All Other Fees for the years ended January 31, 2004 and February 1, 2003, respectively, were for any services not included in the other referenced categories.

The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. On April 7, 2004, the Audit Committee approved services to be performed by PricewaterhouseCoopers LLP for the remainder of 2004 that are related to the audit of the Company or involve the audit itself including work to be performed relating to Section 404 of the Sarbanes-Oxley Act of 2002. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

The Audit Committee has determined that the non-audit services performed by PricewaterhouseCoopers LLP in 2003 were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

SHAREHOLDER PROPOSAL

(ITEM NO. 3)

The Company has been notified by the Amalgamated Bank LongView Collective Investment Fund, 15 Union Square, New York, NY 10003, the beneficial owner of 322,569 shares of Kroger common stock, that it intends to propose the following resolution at the annual meeting:

RESOLVED, that the shareholders of The Kroger Co. (“Kroger” or the “Company”), pursuant to Title XVII, section 1701.11 of the Ohio Revised Code and article VII of the bylaws, hereby amend the Regulations of The Kroger Co. by striking out the second paragraph in Article II, Section 1 and inserting in lieu thereof the following:

“There shall be a single class of directors, and the term of office of all members of the board of directors shall be one year, provided, however, that this paragraph shall be phased in so as not to affect the unexpired terms of any director who had been elected prior to adoption of this paragraph and whose unexpired term at said time of adoption was at least one year in duration.”

SUPPORTING STATEMENT

The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of our Company and its stockholders.

The Company’s board of directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.

We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

At four annual meetings in recent years, a majority of the shares voted were cast in favor of this resolution. In 2002, the level of support exceeded 64% of the votes cast.

The evidence indicates that shareholders at other companies do not favor classified boards. In 2003 more than 20 companies – including Pfizer, Dell, Hasbro, Bristol-Myers Squibb, Sprint, Great Lakes Chemical and Dow Jones – sought and received shareholder approval to declassify their boards. This number was up sharply from the previous year.

We therefore urge our fellow stockholders to support this reform. A number of companies have declassified boards. We regard as unfounded the concern expressed by some that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all directors, such a decision would express a dissatisfaction with the incumbent directors and would reflect the need for change.

We urge you to vote for this resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

On four occasions the shareholders have adopted a proposal requesting the Board of Directors to take those steps necessary to provide for the annual election of all directors. Following each occasion, the Corporate Governance Committee or the Board consulted with outside advisors to determine the appropriate course of action in light of the shareholder resolutions, the Board’s determination to act in the best interest of shareholders, and the structural framework provided by the Company’s Regulations. The Board determined that it is in the best interests of shareholders and other affected constituents to retain the current classified Board structure, and has determined that no action should be taken.

The proposal now seeks, for the first time, to modify Kroger’s Regulations in order to cause all directors to be elected annually. The Board continues to believe that the Regulations, as originally approved by the shareholders, continue to serve the best interest of the shareholders. The Board opposes the proposal for the following reasons:

Continuity and Experience.    The Board of Directors believes that the classification gives the Board a greater continuity of experience since a majority of directors at any given time will have experience with the business affairs and operations of the Company. This should permit more effective long-term strategic planning in the use of Company resources. The Board believes that continuity and quality of leadership that results from the classified Board can create long-term value for the shareholders.

Order.    A classified Board reduces the possibility of a sudden or surprise change in majority control of the Board. It also has the effect, in tandem with the warrant dividend plan adopted in 1986 and extended for 10 years in 1996, of impeding disruptive and inequitable tactics that have become relatively common corporate takeover practices. Without the classified board, a third party could circumvent the beneficial effects of the warrant dividend plan.

Value Protection.    In the event of a hostile takeover attempt, the fact that approximately two-thirds of the Board members have tenure for more than a year would encourage initiation of arms-length discussions with the Board. The Board is in the best position to evaluate and negotiate a potential transaction that is in the best interest of shareholders and other affected constituencies.

Independence.    Classified boards often are challenged based on the perceived adverse impact they have on director independence. The three-year term afforded by Kroger’s classified structure can enhance the independence of non-management directors. The longer term reduces management’s ability to pressure directors.

Accountability.    Directors elected for staggered terms are no less accountable or responsive to shareholders than they would be if all were elected annually or every three years. The same standards of performance apply to all directors regardless of the term of service. The shareholders always retain the ability to replace directors or propose and elect alternate nominees for the class of directors to be elected each year. Therefore, shareholders continue to enjoy a significant opportunity to express their views regarding the Board’s performance and to influence the Board’s composition.

SHAREHOLDER PROPOSAL

(ITEM NO. 4)

The Company has been notified by the United Association S&P 500 Fund, 1 Freedom Valley Drive, Oaks, PA 19456, the beneficial owner of 48,029 shares of Kroger common stock, that it intends to propose the following resolution at the annual meeting:

SEPARATE CHAIRMAN/CEO

RESOLVED, that the shareholders of The Kroger Company (“Company”) urge the Board of Directors to take the necessary steps to amend the by-laws to require that, subject to any presently existing contractual obligations of the Company, the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.

SUPPORTING STATEMENT

The Board of Directors is elected by shareholders to oversee management and its Chairman provides leadership for the Board. The Business Roundtable has noted “the paramount duty of the board of directors is to select a Chief Executive Officer and to oversee the CEO and other senior management….” The Business Roundtable, Principles of Corporate Governance, May 2002.

We believe that to be effective a board of directors must be led by a Chairman who is independent of management, for, in our opinion, having the same individual serve as both Chairman and CEO necessarily impairs the Chairman’s ability to hold the CEO accountable.

The Conference Board recently issued a report on corporate governance. The Commission’s members included John Snow, U.S. Treasury Secretary and Former Chairman of CSX Corporation; Arthur Levitt Jr., former SEC Chairman; and former Federal Reserve System Chairman Paul Volcker. Its report stated:

The Commission is profoundly troubled by the corporate scandals of the recent past. The primary concern in many of these situations is that strong CEOs appear to have exerted a dominant influence over their boards, often stifling the efforts of directors to play the central oversight role needed to ensure a healthy system of corporate governance … .

The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served. The Conference Board Commission on Public Trust and Private Enterprise, Findings and Recommendations, Jan. 9, 2003.

The Report discussed three principal approaches to provide the appropriate balance between board and CEO functions, including:

The roles of Chairman and CEO would be performed by two separate individuals, and the Chairman would be one of the independent directors. The Commission recommends that each corporation give careful consideration, based on its particular circumstances, to separating offices of the Chairman and Chief Executive Officer. The Commission believes that separating the positions of Chairman and CEO is fully consistent with the objectives of the [Sarbanes-Oxley] Act, the proposed New York Stock Exchange listing requirements…and that separating the roles of Chairman and CEO enhances implementation of the Act and stock exchange reforms.

While our Company currently has a separate Chairman and CEO, it has announced plans to appoint CEO David Dillon as Chairman when current Chairman Joseph Pichler retires. Kroger Press Release June 26, 2003, “Kroger Announces CEO Succession.” We urge your support for this proposal to separate the positions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board believes that, generally, it is in the best interests of shareholders for the positions of Chairman of the Board and Chief Executive Officer be served by one person. It is fundamentally wrong, permanently and inflexibly, to separate the positions of Chairman and CEO. To do so deprives the Board of the ability to act in the shareholders’ best interests in selecting future Board leadership.

The Proposal presumes that a CEO serving also as Chairman impairs the Board’s independence. That is not the case at Kroger. This Company’s corporate governance measures ensure that strong, independent directors will continue to effectively oversee Kroger’s management and key issues related to strategy, risk, and integrity. Kroger’s Corporate Governance Guidelines provide:

•	Independent directors comprise a substantial majority of the Board.

•	Only independent directors serve on the committees of the Board of Directors, including the Audit, Compensation, and Corporate Governance Committees. Members of management attend committee meetings only if invited.

•	The Board and committees may retain their own advisors.

•	The independent directors meet in executive session without the CEO or other employees during each regular Board meeting and the chair of the Corporate Governance Committee, an independent director, chairs these sessions.

The Board currently believes that upon Mr. Pichler’s retirement at the upcoming Annual Meeting of Shareholders, combining the roles of CEO and Chairman will contribute to a more efficient and effective Board. While acknowledging that circumstances may change, the Board currently believes that upon the Chairman’s retirement the CEO is the person in the best position to chair regular Board meetings and is in the best position to bring key business issues and shareholder interests to the Board’s attention.

The Proponent refers to a Conference Board report that discusses recent corporate scandals and asserts that companies with a separate Chairman and CEO are better able to protect shareholder interests by providing independent oversight of the officers. In fact, several companies that were subject of recent scandals had separated the positions of Chairman and CEO. The failure of corporate governance at those companies clearly illustrates that separating the Chairman and CEO positions does not increase the oversight of management or improve governance and certainly is not as important as setting the clear “tone at the top” by an effective CEO. Indeed, in these instances, separating the roles of Chairman and CEO appears to have been irrelevant.

The Board of Directors believes Kroger’s Corporate Governance Guidelines provide appropriate flexibility for the selection of a Chairman, and that the proposal imposes an unnecessary restriction that is not in the best interests of the Company and its shareholders.

SHAREHOLDER PROPOSAL

(ITEM NO. 5)

The Company has been notified by the Communication Workers of America Members’ Relief Fund, 501 Third Street, N.W., Washington, DC 20001, the beneficial owner of 2,750 shares of Kroger common stock, that it intends to propose the following resolution at the annual meeting:

Resolved: Shareholders of The Kroger Company (the “Company”) urge the Board of Directors to seek shareholder approval of severance agreements with senior executives that provide benefits in an amount exceeding two times the sum of the executive’s base salary plus annual bonus. This policy shall apply to existing severance agreements only if they can be legally modified by the Company, and will otherwise apply to all new severance agreements and renewals of existing agreements.

SUPPORTING STATEMENT

We believe our Company should adopt a policy either limiting the use of executive severance agreements – commonly known as golden parachutes – or else submit these agreements for shareholder approval.

Under the Company’s executive retention agreements, a small number of top executives are entitled to lucrative severance packages. For example, according to the 2003 proxy statement, the Company’s employment agreement with the Chairman of the Board and former CEO Joseph Pichler provided that if Mr. Pichler was involuntarily terminated, the Company would pay Mr. Pichler’s salary for five years or until October 4, 2005 (whichever comes first), and would also provide lifetime health care coverage for Mr. Pichler, his spouse, and his dependents.

All management employees, including executive officers, are already covered by The Kroger Co. Employee Protection Plan, which provides severance benefits and the extension of Company-paid health care to employees terminated without cause within two years following a change of control of the Company. For persons over 40 with over six years of service, severance pay ranges from approximately 9 to 18 months’ salary and bonus.

We are concerned that, in the event of a change in control, the potential cost of such agreements may reduce the value ultimately received by shareholders. We also believe that golden parachutes can encourage senior executives to support a takeover that may not be in the best interests of shareholders because executives know that they will be rewarded if a takeover occurs.

We also believe that golden parachutes are unnecessary given the high levels of executive compensation at our Company. During 2002, for example, the Company paid Mr. Pichler more than $3.9 million in salary, bonus, long-term incentive awards, and other compensation. He also received stock options potentially worth over $7.1 million if Kroger’s share price appreciates at just 5 percent a year. Mr. Pichler is also entitled to approximately $540,000 in annual retirement benefits.

In our view, golden parachute agreements that exceed a reasonable standard should be submitted to shareholders for their approval. If shareholders believe these agreements are necessary to attract talented executives, they will approve them. If not, executives should not accept severance deals that exceed what shareholders are willing to support.

We urge shareholders to vote FOR this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Adoption of this proposal would arbitrarily limit Kroger’s flexibility to design employment arrangements as needed to attract and retain qualified executives.

Because of the market competition for qualified executives, we must have the flexibility to offer competitive employment packages to retain our own executives, as well as to motivate other valuable executives to join Kroger. In addition, when negotiating business acquisitions, we must provide competitive incentives to retain key executives of businesses acquired. Based on our experience, executives at acquired companies frequently have employment agreements containing severance provisions, and our ability to complete an acquisition could be impaired if the proposal were implemented.

The Compensation Committee of the Board of Directors, made up exclusively of independent directors, determines whether the Company should enter into employment arrangements with top executive officers. The Compensation Committee, with the help of its advisors, has the expertise and familiarity with the market necessary to make prudent decisions about compensation. If the Compensation Committee believes that an employment agreement is in the best interest of Kroger and its shareholders, it needs the flexibility to offer the agreement without delay. This flexibility would be substantially undermined by a requirement for shareholder approval.

Kroger must compete for talented executives with other organizations and would be at a competitive disadvantage in attracting qualified executives who do not want to be subject to the uncertainty or delay created by the shareholder approval requirement.

SHAREHOLDER PROPOSALS — 2005 ANNUAL MEETING. Shareholder proposals intended for inclusion in the Company’s proxy material relating to the Company’s annual meeting in June 2005 should be addressed to the Secretary of the Company and must be received at the Company’s executive offices not later than January 16, 2005. These proposals must comply with the proxy rules established by the Securities and Exchange Commission. In addition, the proxy solicited by the Board of Directors for the 2005 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless the Company is provided with notice of the proposal before March 31, 2005.

Attached to this Proxy Statement is the Company’s 2003 Annual Report which includes a brief description of the Company’s business indicating its general scope and nature during 2003, together with the audited financial information contained in the Company’s 2003 report to the Securities and Exchange Commission on Form 10-K. A copy of that report is available to shareholders on request by writing to: Scott M. Henderson, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100 or by calling 1-513-762-1220. The Company’s SEC filings are available to the public from the SEC’s web site at http://www.sec.gov.

The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors,

Paul W. Heldman, Secretary

Appendix

AUDIT COMMITTEE CHARTER

I.	Purpose

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding The Kroger Co.’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; the performance of the Company’s internal audit function and independent auditors; and the preparation of the report that SEC rules require be included in the Company’s annual proxy statement. Consistent with this objective, the Audit Committee, following consultation with management, including counsel to the Company and the Vice President of Auditing and the Company’s independent auditors, will undertake on behalf of the full Board of Directors the reviews specified herein and regularly report on the reviews to Kroger’s Board of Directors.

II.	Composition

The Audit Committee will be composed of three or more directors, as determined by the Board of Directors, each of whom must be “independent” directors (as defined by the NYSE listing requirements and Rule 10A-3) and free from any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a member of the Audit Committee. The Corporate Governance Committee of the Board will establish committee membership and will be empowered to remove Committee members at any time. Audit Committee members may not serve on the audit committee of more than three public companies, unless approved in advance by the entire Board of Directors.

All members of the Audit Committee must have a working knowledge of financial and accounting practices and must be “financially literate” as determined by the Board of Directors in its business judgment. At least one member of the Audit Committee must be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

All members of the Audit Committee must comply with all requirements of the NYSE, SEC and all other applicable regulatory authorities.

III.	Meetings

The Audit Committee will meet four times each year, or more frequently as circumstances dictate, and will report to the full Board after each meeting. To foster open communications, the Audit Committee will meet separately and at least quarterly with management, the independent auditors and the Vice President of Auditing to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

IV.	Responsibilities and Duties

The Audit Committee will:

1.	Review and assess, annually or more frequently as circumstances dictate, the adequacy of this Charter. Make recommendations to the Corporate Governance Committee to amend this Charter.

2.	Review and discuss with management and the independent auditors the Company’s annual audited financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any certification, report or opinion rendered by the Company’s independent auditors or the Company’s Principal Executive or Financial Officers in connection with those financial statements prior to filing with a regulatory agency.

3.	Discuss with management and the independent auditors the quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any certification, report or opinion rendered by the Company’s independent auditors or the Company’s Principal Executive or Financial Officers in connection with those financial statements prior to filing with a regulatory agency.

4.	Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

5.	Review material changes in accounting policies, financial reporting practices and material developments in financial reporting standards brought to the attention of the Audit Committee by the Company’s management or independent auditors.

6.	Review material questions of choice with respect to the appropriate accounting principles and practices to be used in the preparation of the Company’s financial statements and brought to the attention of the Audit Committee by the Company’s management or independent auditors.

7.	Review the performance of the independent auditors. The Audit Committee has the authority and responsibility to select; evaluate; compensate; oversee; and, where appropriate, replace the independent auditors subject to ratification by the shareowners. The Audit Committee will ensure that the independent auditors comply with the NYSE listing requirements respecting the rotation of the audit partner in charge of the Company’s audit. The independent auditors are ultimately accountable to the Audit Committee for such auditors’ review of the financial statements and controls of the Company. The independent auditors will not perform any internal audit service or design or implement any financial information system.

8.	Review an annual written statement, prepared by the independent auditors, delineating all relationships between the independent auditors and the Company, consistent with the Independence Standards Board Standard No. 1, regarding relationships and services, which may affect the independence of the independent auditors.

9.	Obtain and review an annual written report, prepared by the independent auditors, describing: their internal quality control procedures and any material issues raised by the most recent internal quality control review or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and all relationships between the independent auditor and the Company.

10.	In consultation with management, the independent auditors and the internal auditors will review the reliability and integrity of the Company’s financial accounting policies and financial reporting processes and disclosure practices.

11.	Discuss with management the major areas of risk exposure and management’s efforts to monitor and control such exposure, and discuss policies with respect to risk assessment and risk management.

12.	Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

13.	Review annually the audit plans of both the internal auditor and the independent auditors.

14.	Review periodically with the internal auditor any audit problems or difficulties and management’s responses.

15.	Review with the Company’s counsel any legal matter that could have a significant effect on the Company.

16.	Approve in advance all audit and non-audit services to be performed by the independent auditors.

17.	Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters.

18.	Establish procedures for compliance with and reporting violations of The Kroger Co. Policy on Business Ethics, applicable to all employees and members of the Board of Directors.

19.	Annually evaluate the Audit Committee’s performance and discuss the evaluation with the full Board of Directors.

20.	Set clear hiring policies for employees or former employees of the independent auditors.

The Audit Committee will consider any matters and issues that affect the safeguarding of assets, accuracy of financial statements and welfare of The Kroger Co. All employees are directed to cooperate as requested by members of the Audit Committee in their investigation. If circumstances warrant, the Audit Committee may retain at the Company’s expense independent counsel, accountants or others for such purposes as the Audit Committee, in its sole discretion, determines to be appropriate.

2003 Annual Report

FINANCIAL REPORT 2003

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. As discussed in Note 19 to the Consolidated Financial Statements, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 145, Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, as of February 2, 2003. As discussed in Note 1 to the Consolidated Financial Statements, the Company changed its application of the LIFO method of accounting for certain store inventories as of February 3, 2002. As discussed in Notes 1 and 5 to the Consolidated Financial Statements, the Company also adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of February 3, 2002, and Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor,” as of January 1, 2003. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.

The Company’s financial statements have been audited by PricewaterhouseCoopers LLP, independent auditors, whose selection has been approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company’s financial records and related data, as well as the minutes of stockholders’ and directors’ meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.

Management of the Company has established and maintains a system of internal control that provides reasonable assurance as to the integrity of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process. The policies and procedures are updated as necessary. Management continually monitors the system of internal control for compliance. The Company maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of the Company’s financial statements, PricewaterhouseCoopers LLP completed a review of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor’s and PricewaterhouseCoopers LLP’s recommendations concerning the Company’s system of internal control and has taken actions that we believe are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of January 31, 2004, the Company’s system of internal control is adequate to accomplish the objectives discussed herein.

Management also recognizes its responsibility for fostering a strong ethical climate so that the Company’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Company’s code of corporate conduct which is publicized throughout the Company. The code of conduct addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those relating to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

David B. Dillon	J. Michael Schlotman
Chief Executive Officer	Senior Vice President and
Chief Financial Officer

SELECTED FINANCIAL DATA

	Fiscal Years Ended
	January 31, 2004 (52 weeks)	February 1, 2003 (52 weeks)	February 2, 2002 (52 weeks)		February 3, 2001 (53 weeks)		January 29, 2000 (52 weeks)
	(In millions, except per share amounts)
Sales	$53,791	$51,760	$50,098		$49,000		$45,352
Earnings before cumulative effect of accounting change	315	1,221	1,043		877		613
Cumulative effect of accounting change (A)	—	(16)	—		—		—
Net earnings	315	1,205	1,043		877		613
Diluted earnings per share:
Earnings before cumulative effect of accounting change	0.42	1.54	1.26		1.04		0.72
Cumulative effect of accounting change (A)	—	(0.02)	—		—		—
Net earnings	0.42	1.52	1.26		1.04		0.72
Total assets	20,184	20,102	19,069		18,179		17,846
Long-term obligations, including obligations under capital leases	10,587	10,644	10,082		9,708		9,848
Shareowners’ equity	4,011	3,850	3,502		3,089		2,678
Cash dividends per common share	—	—	(B	)	(B	)	(B	)

(A)	Amounts are net of tax. Refer to Note 5 to the Consolidated Financial Statements.

(B)	During the fiscal years ended February 2, 2002, and prior, the Company was prohibited from paying cash dividends under the terms of its previous Credit Agreement. On May 22, 2002, the Company entered into a new Credit Agreement, at which time the restriction on payment of cash dividends was eliminated. However, no cash dividends were declared or paid in fiscal 2003 or 2002.

COMMON STOCK PRICE RANGE

	2003		2002
Quarter	High	Low	High	Low

1st	$15.52	$12.05	$23.81	$20.25
2nd	$18.41	$15.14	$23.05	$17.53
3rd	$19.70	$17.00	$20.75	$11.00
4th	$19.03	$16.80	$16.60	$13.08

Main trading market - New York Stock Exchange (Symbol KR)

Number of shareowners at year-end 2003:	51,960

Number of shareowners of record at April 9, 2004:	51,455

Determined by number of shareholders of record

The Company has not paid dividends on its Common Stock for the past three fiscal years. Under the Company’s previous Credit Agreement dated May 23, 2001, the Company was prohibited from paying cash dividends. On May 22, 2002, the Company entered into a new Credit Agreement, at which time the restriction on payment of cash dividends was eliminated. However, no cash dividends were declared or paid in fiscal 2003 or 2002.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding shares outstanding and available for issuance under the Company’s existing stock option plans.

	(a)	(b)	(c)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	64,416,456(1)	$17.2133	14,097,366

Equity compensation plans not approved by security holders	9,200	$6.4850	0

Total	64,425,657(1)	$17.2118	14,097,366

The securities to be issued under plans not approved by shareholders related to options issued under the Company’s 1987 Stock Option Plan and 1988 Stock Option Plan. These plans provided for the issuance of nonqualified stock options and restricted stock to employees of the Company. Both plans expired 10 years after adoption. Although outstanding options continue to be exercisable in accordance with their terms, no additional options may be issued from those plans.

(1)	This amount includes 4,328,740 warrants outstanding and originally issued to The Yucaipa Companies pursuant to a Warrant Agreement dated as of May 23, 1996, between Smith’s Food & Drug Centers, Inc. and The Yucaipa Companies, as Consultant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OUR COMPANY

The Kroger Co. was founded in 1883 and incorporated in 1902. As of January 31, 2004, we were one of the largest grocery retailers in the United States based on annual sales. We also manufacture and process food for sale in our supermarkets. We employ approximately 290,000 full and part-time employees. Our principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202 and our telephone number is (513) 762-4000. We maintain a web site (www.Kroger.com) which includes additional information about our company. We make available through our web site, free of charge, our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K, including amendments thereto. These forms are available as soon as reasonably practicable after we file them electronically with the SEC.

Our revenues are earned and cash is generated as consumer products are sold to customers in our supermarkets. We earn income predominantly by selling products at price levels that produce revenues in excess of our costs to make these products available to our customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses.

OUR STORES

As of January 31, 2004, we operated, either directly or through our subsidiaries, 2,532 supermarkets. Approximately 30% of these supermarkets operated in company-owned facilities. As of January 31, 2004, 466 of these supermarkets had fuel centers. Our current growth strategy emphasizes self-development and ownership of store real estate. Our stores operate under several banners that have strong local ties and brand equity. Our supermarkets are generally operated under one of the following formats: combination food and drug stores (“combo stores”); multi-department stores; or price impact warehouse stores.

The combo stores are our primary food store format. They are typically able to earn a return above our cost of capital by drawing customers from a 2 – 2 ½ mile radius. We believe this format is successful because the stores are large enough to offer the specialty departments that customers desire for one-stop shopping, including “whole health” sections, pharmacies, general merchandise, pet centers and high quality perishables such as fresh seafood and organic produce. Many combination stores include a fuel center.

Multi-department stores are significantly larger in size than combo stores. In addition to the departments offered at a typical combo store, multi-department stores sell a wide selection of general merchandise items such as apparel, home fashion and furnishings, electronics, automotive, toys and fine jewelry. Many multi-department stores include a fuel center.

Price impact warehouse stores offer a “no-frills, low cost” warehouse format and feature everyday low prices plus promotions for a wide selection of grocery and health and beauty care items. Quality meat, dairy, baked goods and fresh produce items provide a competitive advantage. The average size of a price impact warehouse store is similar to that of a combo store.

In addition to our supermarkets, we operate, either directly or through subsidiaries, 802 convenience stores and 440 fine jewelry stores. Our subsidiaries operated 707 of the convenience stores, while 95 were operated through franchise agreements. Approximately 43% of the convenience stores operated by our subsidiaries were operated in company-owned facilities. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

MERCHANDISING AND MANUFACTURING

Corporate brand products play an important role in our merchandising strategy. Our supermarket divisions typically stock approximately 7,800 private label items. Our corporate brand products are produced and sold in three quality “tiers.” Private Selection is the premium quality brand designed to meet or beat the “gourmet” or “upscale” national or regional brands. The “banner brand” (Kroger, Ralphs, King Soopers, etc.), which represents the majority of our private label items, is designed to be equal to or better than the national brand and carries the “Try It, Like It, or Get the National Brand Free” guarantee. FMV (For Maximum Value) is the value brand, designed to deliver good quality at a very affordable price.

Approximately 55% of the corporate brand units sold are produced in our manufacturing plants; the remaining corporate brand items are produced to our strict specifications by outside manufacturers. We perform a “make or buy” analysis on corporate brand products and decisions are based upon a comparison of market-based transfer prices versus open market purchases. As of January 31, 2004, we operated 42 manufacturing plants. These plants consisted of 18 dairies, 11 deli or bakery plants, five grocery product plants, three beverage plants, three meat plants and two cheese plants.

OPERATING ENVIRONMENT

Traditional grocery retailers, including Kroger, have experienced significant business challenges in recent years. Consumers have remained cautious in their purchases amid concerns about the economy and high unemployment while competition has continued to intensify. Customers today have a larger number of stores and greater variety of retail formats from which to select. These factors have placed pressure on retail prices. Additionally, our company, as well as several of our traditional competitors, has faced dramatic increases in certain operating costs, particularly labor and employee benefit costs in unionized markets.

Our management team identified these trends more than two years ago and implemented strategic initiatives designed to control costs and offer better value to our customers. We have made progress since that time. We believe future industry consolidation is likely and presents opportunities for Kroger to gain market share and improve financial results as weaker competitors decline in or exit markets and their sales base is picked up by their competitors.

Kroger has a high-quality asset base that holds the #1 or #2 market share in 43 of our 52 major markets with leading market share in many of the nation’s largest and fastest-growing markets. We define a major market as one in which we operate nine or more stores. According to our internal share estimates, Kroger’s share increased in 28 of our 52 major markets in 2003. On a volume-weighted basis, Kroger’s market share was unchanged.

We are in a stronger financial and cash flow position than are many in our industry and, even at current earnings, we continue to earn more than our cost of capital, excluding the effect of labor disputes and the goodwill and asset impairment charges.

Our plan, going forward, is to continue sharpening our focus on price and to make further reductions in operating costs. We expect those reductions will fund a portion of our price investments. Our focus on operating costs will include those items traditionally recorded as operating, general and administrative (“OG&A”) expenses plus certain items included in merchandise costs. This focus includes shrink, warehousing and transportation costs, and advertising costs. Rent expense and depreciation expense will be targeted for reduction as well.

Further discussion on our industry, the current economic environment and our related strategic plans is included below in “Outlook.”

RESULTS OF OPERATIONS

The following discussion summarizes our operating results for 2003 compared to 2002 and 2002 compared to 2001. Comparability is affected by certain income and expense items that fluctuated significantly between and among the periods, including the goodwill and asset impairment charges. These items are identified below in “Other Items.”

Kroger’s 2003 financial results were adversely affected by labor disputes in southern California and in the West Virginia area. These disputes, which are summarized below, adversely affected our sales, FIFO gross margin (as defined below) and operating, general and administrative expenses. Our analysis includes estimates of the effects of these disputes on our 2003 results in these areas.

Labor dispute summary – southern California

Safeway Inc., Alberston’s, Inc. and Kroger, either directly or through their subsidiaries, (collectively, the “Retailers”) were party to multi-employer bargaining with various local unions affiliated with the United Food and Commercial Workers International Union (“UFCW”) (collectively, the “Unions”) in southern California. The Retailers and the Unions entered into agreements under which a strike against one employer would be deemed a strike against all employers. In addition, the Retailers entered into an agreement among themselves (the “Agreement”) requiring, among other things, that if one employer were struck, the remaining employers would lock out bargaining unit employees. The Agreement was designed to prevent the Unions from placing disproportionate pressure on one or more of the Retailers by picketing one or more of the Retailers but not the others. The Agreement is more fully described below in “Other Items.” On October 11, 2003, the Unions initiated a strike against Safeway, Inc. On October 12, 2003, the other Retailers locked out the bargaining unit employees as required by the Agreement. As described in Note 15 to the Consolidated Financial Statements, on February 29, 2004, the Company announced that it was notified by the UFCW that a new labor contract had been ratified by union members, ending a 141-day work stoppage.

Labor dispute summary – West Virginia area

On October 13, 2003, we temporarily closed 44 Kroger stores, primarily in West Virginia, following a decision by a local union of the UFCW that represents workers in those stores to conduct a strike against Kroger. On December 11, 2003, Kroger announced that union members had ratified a new labor contract covering employees in these 44 stores. We re-opened 41 of the stores on December 15, 2003. Three stores were not re-opened.

Sales

Total sales were $53.8 billion, $51.8 billion and $50.1 billion for 2003, 2002 and 2001, respectively. These sales represented annual increases of 3.9% in 2003 and 3.3% in 2002.

Total food store sales were $51.1 billion, $49.3 billion and $47.7 billion for 2003, 2002 and 2001, respectively. The differences between total sales and total food store sales primarily related to sales at our convenience store and jewelry store divisions and sales by our manufacturing plants to outside firms.

We define a food store as an identical store in the quarter after the store has been in operation and has not been expanded or relocated for four full quarters. We calculate annualized identical food store sales based on a summation of four quarters of identical sales. Our annualized identical food store sales results are summarized in the table below.

Identical Food Store Sales

(In Millions)

	2003	2002	Excluding Stores Affected By Labor Disputes (1):
			2003	2002
Identical food store sales	$47,867.0	$47,658.5	$45,585.4	$45,280.4
Percentage difference	0.4%	0.0%	0.7%

We define a food store as a comparable store in the quarter after the store has been in operation for four full quarters including expansions and relocations. We calculated annualized comparable food store sales based on a summation of four quarters of comparable sales. Our annualized comparable food store sales results are summarized in the table below.

Comparable Food Store Sales

(In Millions)

	2003	2002	Excluding Stores Affected By Labor Disputes (1):
			2003	2002
Comparable food store sales	$49,267.5	$48,764.3	$46,957.0	$46,364.3
Percentage difference	1.0%	0.8%	1.3%

(1)	The labor disputes affected our sales results in several ways. In the West Virginia area, we temporarily closed 44 stores in response to a decision by a local union to conduct a strike against Kroger. Our pharmacies in the area remained open. As a result, we did not realize any sales other than pharmacy sales at these 44 stores for approximately two months of 2003.

In southern California, sales results were negatively affected by picket lines established outside of our Ralphs stores. Picket lines generally dissuade potential customers from entering our stores. Additionally, we were forced to hire temporary employees and transfer current employees from other areas to southern California to staff the stores. Operating with fewer employees and, in most cases, less experienced replacement employees, our stores suffered sales losses due to increased inventory shortages, decreased customer service and the closure of selected service departments. These negative sales effects were partially offset by sales increases at our Food 4 Less stores in the region that were not involved in the labor dispute. Also, sales at Ralphs stores were favorably affected during those weeks when picket lines were removed from Ralphs stores.

Sales figures adjusted for effects of the labor disputes exclude stores involved in labor disputes, as well as Food 4 Less stores whose sales results were favorably affected by the labor disputes in that region. Sales were excluded for the last four weeks of our third quarters and the first six weeks of our fourth quarters for stores in the West Virginia area. Sales were excluded for the last five weeks of our third quarters and for our entire fourth quarters for the Ralphs and Food 4 Less stores.

Our sales in 2003 were also affected by inflation and deflation in various commodity groups, the weak economy, increased competition and the results of our strategic initiatives. The estimated impact of inflation and deflation is described below in “Impact of Inflation.”

FIFO Gross Margin

We calculate First-In, First-Out (“FIFO”) Gross Margin as follows: Sales minus merchandise costs plus Last-In, First Out (“LIFO”) charge (credit). Merchandise costs include advertising, warehousing and transportation, but exclude depreciation expense and rent expense. FIFO gross margin is an important measure used by our management to evaluate merchandising and operational effectiveness.

Our FIFO gross margin rates were 26.38%, 26.85% and 27.39% in 2003, 2002 and 2001, respectively. These declining rates reflect our investment in lower retail prices. The effect of our investment in lower retail prices was partially offset by decreases in product costs due to consolidated purchasing activities. Improved private label sales and manufacturing plant results also increased our FIFO gross margin rates in 2003, 2002 and 2001 because those products carry a higher margin than national brand products. Other items recorded as merchandise costs in 2003 and 2002 further affected our FIFO gross margin rates. These items, which include estimates of the effects of the labor disputes, are described below in “Other Items.”

Operating, General and Administrative Expenses

Operating, general and administrative (“OG&A”) expenses, which consist primarily of employee related costs such as wages, health care benefit costs and retirement plan costs, as a percent of sales were 19.25%, 18.58% and 18.93% in 2003, 2002 and 2001, respectively. OG&A expenses for 2003 were affected by the labor disputes and several items that are more fully described below in “Other Items.” In addition to those items, our OG&A expense rate in 2003 was adversely affected by higher health care benefit and pension costs. A portion of the decrease in our rate in 2002 versus 2001 was due to the successful cost reduction and productivity initiatives associated with the Strategic Growth Plan that we announced in December 2001. Our OG&A rate declined in 2002 despite increases in our health care benefit costs, pension costs and credit card fees.

Rent Expense

Rent expense, as a percent of sales, was 1.21%, 1.27% and 1.30% in 2003, 2002 and 2001, respectively. The decreases in these rates reflect our current strategy on ownership of real estate.

Depreciation Expense

Depreciation expense, as a percent of sales, was 2.25%, 2.10% and 1.94% in 2003, 2002 and 2001, respectively. The increases in depreciation expense primarily were due to Kroger’s capital investment program and the ownership of real estate.

Goodwill Amortization

In 2001, goodwill amortization expense totaled $103 million. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, which became effective for Kroger on February 3, 2002, goodwill was not amortized beginning in 2002.

Goodwill Impairment Charge

Our annual impairment review performed during the fourth quarter of 2003 resulted in a goodwill impairment charge related to our Smith’s division totaling $444 million. Details of the charge are included in “Other Items.”

Asset Impairment Charges

Asset impairment charges totaling $120 million and $91 million were recorded during 2003 and 2001. The impairments represented write-downs of under-performing stores to estimated fair market values. The impairment charges are explained more fully in “Other Items.”

Interest Expense

Net interest expense totaled $604 million, $619 million and $648 million in 2003, 2002 and 2001, respectively. The decrease in 2003 primarily resulted from lower average borrowings in 2003 compared to 2002. The decrease in 2002, when compared to 2001, resulted from lower interest rates on our floating-rate debt in 2002 versus 2001. Interest expense in 2003 and 2002 included $18 million and $19 million, respectively, due to the early retirement of debt.

Income Taxes

Our effective income tax rate was 59.1%, 37.5% and 39.1% in 2003, 2002 and 2001. The effective rates for 2003 and 2002 differ from the effective rate for 2001 due to the impairment of non-deductible goodwill in 2003 and the amortization of goodwill in 2001. The effective income tax rates also differ from the expected statutory rate in all years presented due to the effect of state taxes.

Net Earnings

Net earnings totaled $315 million, or $0.42 per diluted share, in 2003. These results represent a decrease of approximately 72.4% from net earnings of $1.52 per diluted share for 2002. The decrease in net earnings was affected significantly by the labor disputes, impairment charges and several other items that are described below in “Other Items.”

Net earnings of $1.52 per diluted share for 2002 represented an increase of approximately 20.6% over net earnings of $1.26 per diluted share for 2001. Adjusting 2001 results to eliminate the amortization of goodwill and its tax effect, as illustrated in Note 5 to the Consolidated Financial Statements, net earnings would have been $1.37 per diluted share in 2001. Adjusting the 2002 results for the cumulative effect of the accounting change, net earnings would have been $1.54 in 2002. On this basis, net earnings of $1.54 per diluted share for 2002 represented an increase of approximately 12.4% over net earnings of $1.37 per diluted share for 2001.

OTHER ITEMS

The following table summarizes items that affected Kroger’s financial results during the periods presented. These items should not be considered alternatives to net earnings, net cash provided by operating activities or any other Generally Accepted Accounting Principle (“GAAP”) measure of performance or liquidity. These items should not be viewed in isolation or considered substitutes for Kroger’s results as reported in accordance with GAAP. Due to the nature of these items, as described below, it is important to identify these items and review them in conjunction with Kroger’s financial results reported in accordance with GAAP.

These items include a goodwill impairment charge, asset impairment charges, restructuring charges, merger-related costs and the cumulative effect of an accounting change, all of which are shown separately in the Consolidated Statement of Earnings. The items also include charges and credits that were recorded as components of FIFO gross margin, LIFO charge (credit), OG&A expense and interest expense. Additionally, items in 2003 included the estimated effects of the labor disputes.

	2003	2002	2001
	(In millions except per share amounts)
Items affecting FIFO gross margin (1)
Estimated effect of labor disputes	$177	$—	$—
Item-cost conversion	—	91	—
Adoption of EITF Issue No. 02-16	—	28	—

Total affecting FIFO gross margin	177	119	—
Adoption of EITF Issue No. 02-16—LIFO effect	—	(28)	—

Items affecting OG&A
Estimated effect of labor disputes	216	—	—
Lease liabilities—store closing plans	(10)	—	20
Excess energy purchase commitments	4	(19)	83
Settlement of energy contract dispute	62	—	—
Property tax allowance adjustment	(20)	—	—
Power outage	9	—	—
Charitable contribution	(5)	—	—

Total affecting OG&A	256	(19)	103
Items affecting interest expense	18	19	—
Goodwill impairment charge	444	—	—
Asset impairment charges	120	—	91
Restructuring charges	—	15	37
Merger-related costs	—	1	4

Total pre-tax effect	1,015	107	235
Income tax benefit (2)	(214)	(40)	(92)

After-tax effect	801	67	143
Cumulative effect of accounting change, net of tax (3)	—	16	—

Total after-tax expense	$801	$83	$143

Diluted shares	754	791	825
Approximate diluted per share effect	$1.06	$0.11	$0.17

(1)	FIFO gross margin is defined above in “Results of Operations.”
(2)	Income tax benefits in 2003 and 2001 are affected by the non-deductibility of the goodwill impairment charge and goodwill amortization charges.
(3)	The transitional impairment review required by the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” resulted in a write off of our jewelry store division goodwill.

Items Affecting FIFO Gross Margin, LIFO Charge (Credit) and Operating, General and Administrative Expense

Estimated effect of labor disputes

For dispute-affected regions, we assumed that trends existing prior to the effect of the labor disputes would have continued. Based on those trends, the estimated effects included the differences between reported sales and sales projections less reported merchandising costs and merchandising cost projections and the differences between reported OG&A and OG&A projections. The estimates included differences at strike-affected stores as well as differences at Food 4 Less stores in southern California whose financial results were affected by the labor dispute.

Differences affecting FIFO gross margin included incremental warehousing, distribution, advertising and inventory shrinkage expenses due to the labor disputes. Differences in OG&A included direct pre-strike expenses, costs associated with hiring and training replacement workers, costs associated with bringing in employees from other Kroger divisions to work on a temporary basis in the Ralphs stores and expenses under the Agreement.

As described above in “Results of Operations,” the Agreement entered into in connection with the multi-employer collective bargaining arrangement among the Retailers was designed to prevent the Unions from placing disproportionate pressure on one or more of the Retailers by picketing one or more of the Retailers but not the others. The Agreement provided for payments from any of the Retailers who gained from such disproportionate pressure to any of the Retailers who suffered from such disproportionate pressure, based on a percentage of the sales deemed caused by the disproportionate pressure. Expenses related to the Agreement were recorded as OG&A and totaled approximately $116 million, pre-tax, in fiscal 2003. Amounts will be paid under the Agreement in the first quarter of 2004.

Furthermore, changes in our obligations for health care in the new labor agreement triggered an obligation under our previous southern California labor contract that required us to make a contribution of approximately $31 million, pre-tax, to the Union’s health and welfare trust fund. Expenses related to this contribution were recorded as OG&A in fiscal 2003. The new labor contract also provides for a contract ratification bonus to be paid by the Retailers. Our expenses related to this ratification bonus will be recorded as OG&A in 2004. Both our contribution to the trust fund and the ratification bonus were paid in the first quarter of 2004.

Item-cost conversion

In 1998, prior to the merger with Fred Meyer, we changed our application of the LIFO method of accounting for certain store inventories from the retail method to the item-cost method. The change improved the accuracy of product cost calculations by eliminating the averaging and estimating inherent in the retail method.

During the fourth quarter of 2002, we adopted the item-cost method for the former Fred Meyer divisions. The cumulative effect of this change on periods prior to February 3, 2002, cannot be determined. The effect of the change on the February 3, 2002 inventory valuation, which includes other immaterial modifications in inventory valuation methods, was included in results for the quarter ended May 25, 2002. This change increased merchandise costs by $91 million and reduced net earnings by $57 million. We did not calculate the pro forma effect on prior periods because we were unable to determine cost information for these periods. The item-cost method did not have a material effect on earnings subsequent to its adoption on February 3, 2002.

Adoption of Emerging Issues Task Force (“EITF”) Issue No. 02-16

We adopted EITF Issue No. 02-16 during the fourth quarter of 2002. This issue addresses the method by which retailers account for vendor allowances. Due to system constraints and the nature of certain allowances, it is sometimes not practicable to apply allowances to the item cost of inventory. Historically, we had recognized those allowances as they were earned, based on the fulfillment of the related obligations of the contract. This accounting treatment was consistent with GAAP. For all contracts entered into or modified after January 1, 2003, we have recognized prospectively, and will continue to recognize, vendor allowances when the related merchandise is sold, in accordance with Issue 02-16. Net earnings in 2002 were not affected by the adoption of Issue No. 02-16. Adoption of the Issue resulted in a $28 million pre-tax charge that was included in merchandise costs in 2002. This expense was offset by a corresponding $28 million pre-tax LIFO credit that also was included in merchandise costs in 2002.

Lease liabilities – Store Closing Plans

In connection with the 2001 asset impairment review described below, we recorded pre-tax OG&A expenses of $20 million in 2001 for the present value of lease liabilities for the leased stores identified for closure. In 2000, we also recorded pre-tax expenses of $67 million for the present value of lease liabilities for similar store closings. The 2000 liabilities pertained primarily to stores acquired in the Fred Meyer merger, or to stores operated prior to the merger that were in close proximity to stores acquired in the merger, that were identified as under-performing stores. In both years, liabilities were recorded for the planned closings of the stores.

Due to operational changes, performance improved at five stores that had not yet closed. As a result of this improved performance, in the first quarter of 2003 we modified our original plans and determined that these five locations will remain open. Additionally, closing and exit costs at other locations included in the original plans were less costly than anticipated. In total, in the first quarter of 2003, we recorded pre-tax income of $10 million to adjust these liabilities to reflect the outstanding lease commitments through 2020 at the locations remaining under the plans. Refer to Note 3 to the Consolidated Financial Statements for additional details of these liabilities.

No charges were recorded in 2003 for the present value of lease liabilities for stores considered in the 2003 asset impairment review. In accordance with SFAS No. 146, which is effective for all exit and disposal activities initiated after December 31, 2002, these liabilities will be recorded when these locations are closed. Most of the locations are expected to close during 2004. As a result, we expect to record pre-tax charges totaling approximately $25 million to $32 million during 2004.

Excess energy purchase commitments

During the third quarter of 2001, we recorded a pre-tax charge of $81 million to accrue liabilities for the estimated fair value of energy purchase commitments that provided for supplies in excess of our expected demand for electricity. SFAS No. 133 required the excess commitments to be marked to fair value through current-period earnings each quarter. We recorded pre-tax expense of $4 million and pre-tax income of $19 million as a result of the market value adjustment of these excess commitments in 2003 and 2002, respectively. Market value adjustments in the fourth quarter of 2001 resulted in a pre-tax charge of $2 million.

During the second quarter of 2003, we reached an agreement through which we ended supply arrangements in California with Dynegy, Inc., related to these two contracts and two other electricity contracts that had been previously accounted for as normal purchases normal sales contracts. The Federal Energy Regulatory commission approved the agreement on July 23, 2003. During the third quarter of 2003, we paid $107 million, before the related tax benefits, to settle disputes with Dynegy related to prior over-payments, terminate two of the four contracts effective July 6, 2003, and terminate the remaining two agreements effective September 1, 2003. As a result of the settlement, we recorded $62 million of pre-tax expense in the second quarter of 2003.

Property Tax Allowance

In the fourth quarter of 2003, we recorded pre-tax income of $20 million related to the reversal of a property tax accrual. We have determined the amount to be paid will be less than we originally estimated.

Power Outage

In the second quarter of 2003, we recorded a $9 million pre-tax expense for the August power outage in northwest Ohio and Michigan. The majority of the expense related to uninsured product losses. Generally, we classify uninsured product and property losses as OG&A expense.

Adjustment to Charitable Contribution Liability

In the second quarter of 2003, we recorded $5 million of pre-tax income to adjust previously recorded liabilities related to charitable contributions required as a result of the Fred Meyer merger. We are required to make these contributions by May 2006.

Items Affecting Interest Expense

We adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” in the first quarter of 2003. As a result, expenses related to the early retirement of debt, which were recorded as extraordinary items prior to the issuance of SFAS No. 145, are now classified as interest expense in the respective periods. The 2003 expenses of $18 million, pre-tax, related to premiums paid in connection with the repurchase of $100 million of long-term bonds, and the write-off of the related deferred financing costs.

Goodwill Impairment Charge

We performed the annual evaluation of goodwill required by SFAS No. 142 during the fourth quarter of 2003. This review resulted in a $444 million non-cash impairment charge related to the goodwill at our Smith’s division. The impairment charge, which is non-deductible for income tax purposes, adjusted the carrying value of the division’s goodwill to its implied fair value. In 2003, the Smith’s division experienced a substantial decline in operating performance when compared with 2002 results and budgeted 2003 results. Additionally, we have forecasted a further decline in the future operating performance of this division. The decline in expected performance reflects both investments in capital and targeted retail price reductions intended to maintain and grow market share and provide acceptable long-term return on capital. No impairment was indicated during this review for goodwill at our other divisions.

Asset Impairment Charges and Related Items

In accordance with our policy on impairment of long-lived assets, we identified impairment losses for both assets to be disposed of and assets to be held and used during 2003 and 2001. These losses, which are reflected in our Consolidated Statements of Earnings as “Asset impairment charges,” totaled $120 million and $91 million, pre-tax, in 2003 and 2001, respectively. In both years, the impairment reviews were conducted as a consequence of a corporate-level strategic plan that coordinated the closings of several locations over a relatively short period of time. The 2001 charge related to investments by acquired companies in stores opened shortly after the Fred Meyer merger that did not perform as expected during 2000 and 2001. Based on those results and forecasts for 2002 and beyond, we performed an impairment review in the third quarter of 2001 that resulted in a pre-tax charge of $91 million. The 2003 charge related to locations whose operating performance deteriorated subsequent to the 2001 review. During the fourth quarter of 2003, we authorized closure of several stores throughout the country based on results for 2002 and 2003, as well as updated projections for 2004 and beyond. This event triggered an impairment review of stores slated for closure as well as several other under-performing locations in the fourth quarter of 2003. The review resulted in a pre-tax charge totaling $120 million. These charges are more fully described in Note 3 to the Consolidated Financial Statements.

Restructuring Charges

On December 11, 2001, we outlined our Strategic Growth Plan to support additional investment in our core business to increase sales and market share. In the fourth quarter of 2001, we recorded a pre-tax restructuring charge of $37 million primarily for severance agreements associated with the Plan. Restructuring charges related to the Plan totaled $15 million, pre-tax, in 2002. The majority of the 2002 expenses related to severance agreements, distribution center consolidation and conversion costs. No restructuring charges were recorded in 2003. Refer to Note 4 to the Consolidated Financial Statements for additional details of these charges.

Merger-Related Costs

During 2002 and 2001, we recorded, pre-tax expenses of $1 million and $4 million, respectively, from the issuance of restricted stock and the related market value adjustments. The restrictions on these stock awards lapsed in 2002 based on the achievement of synergy goals established in connection with the Fred Meyer merger. No merger-related costs were recorded in 2003. Refer to Note 2 to the Consolidated Financial Statements for additional details of these charges.

Cumulative Effect of an Accounting Change

As noted above in “Results of Operations,” we adopted SFAS No. 142 on February 3, 2002. The transitional impairment review required by SFAS No. 142 resulted in a $26 million pre-tax non-cash loss to write off the jewelry store division goodwill based on its implied fair value. Impairment primarily resulted from the recent operating performance of the division and review of the division’s projected future cash flows on a discounted basis, rather than on an undiscounted basis, as was the standard under SFAS No. 121, prior to adoption of SFAS No. 142. We recorded this loss as a cumulative effect of an accounting change, net of a $10 million tax benefit, in the first quarter of 2002.

COMMON STOCK REPURCHASE PROGRAM

In December of 1999, we began a program to repurchase common stock to reduce dilution resulting from our employee stock option plans. This program is solely funded by proceeds from stock option exercises, including the tax benefit of these exercises. On March 1, 2001, our Board authorized the repurchase of an incremental $1 billion of Kroger common stock. During fiscal 2001, we made open market purchases of $343 million under the $1 billion authorization and $209 million under previous Board authorizations. During fiscal 2002, we made open market purchases of approximately $657 million to complete the $1 billion program. Effective December 10, 2002, the Board authorized a new stock repurchase program totaling $500 million. We made open market purchases of $277 million and $63 million under this plan in 2003 and 2002, respectively. As of April 9, 2004, we have repurchased approximately $103 million under this program in fiscal 2004. We also reacquired approximately $24 million, $65 million and $180 million under the stock option program in fiscal 2003, 2002 and 2001, respectively. Purchases of stock under the Board approved repurchase programs are made when the expected return exceeds our cost of capital.

CAPITAL EXPENDITURES

Capital expenditures excluding acquisitions totaled $2.0 billion in 2003 compared to $1.9 billion in 2002 and $1.9 billion in 2001. Most amounts were used to construct new stores. Capital expenditures included $202 million, $192 million and $76 million in 2003, 2002 and 2001, respectively, related to the purchase of assets previously financed under a synthetic lease. The table below shows our supermarket storing activity and our total food store square footage:

Supermarket Storing Activity

	2003	2002	2001
Beginning of year	2,488	2,418	2,354
Opened	44	62	59
Opened (relocation)	14	17	26
Acquired	25	37	34
Acquired (relocation)	5	8	1
Closed (operational)	(25)	(29)	(29)
Closed (relocation)	(19)	(25)	(27)

End of year	2,532	2,488	2,418

Total food store square footage (in millions)	140	136	130

CRITICAL ACCOUNTING POLICIES

We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. Our significant accounting policies are summarized in Note 1 to the Consolidated Financial Statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

We believe that the following accounting policies are the most critical in the preparation of our financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

Self-Insurance Costs

We primarily are self-insured for costs related to workers’ compensation and general liability claims. The liabilities represent our best estimate, using generally accepted actuarial reserving methods, of the ultimate obligations for reported claims plus those incurred but not reported for all claims incurred through January 31, 2004. Case-reserves are established for reported claims using case-basis evaluation of the underlying claim data and are updated as more information becomes known.

The liabilities for workers’ compensation claims are accounted for on a present value basis. The difference between the discounted and undiscounted workers’ compensation liabilities was $32 million as of January 31, 2004. We have purchased stop-loss coverage to limit our exposure to any significant exposure on a per claim basis. We are insured for covered costs in excess of these per claim limits.

The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can affect the amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can impact ultimate costs. Although our estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, any changes could have a considerable effect upon future claim costs and currently recorded liabilities.

Impairments of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we monitor the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If impairment is identified for long-lived assets to be held and used, we compare discounted future cash flows to the asset’s current carrying value. We record impairment when the carrying value exceeds the discounted cash flows. With respect to owned property and equipment held for disposal, the value of the property and equipment is adjusted to reflect recoverable values based on our previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal.

The factors that most significantly affect the impairment calculation are our estimates of future cash flows. Our cash flow projections project several years into the future and include assumptions on variables such as inflation, the economy and market competition.

We perform impairment reviews at both the division and corporate levels. Generally, for reviews performed by local management, costs to reduce the carrying value of long-lived assets are reflected in the Consolidated Statements of Earnings as “Operating, general and administrative” expense. Cost to reduce the carrying value of long-lived assets that result from corporate-level strategic plans are separately identified in the Consolidated Statements of Earnings as “Asset impairment charges.” Refer to “Other Items” for a description of asset impairment charges recorded during 2003 and 2001.

Goodwill

Goodwill is reviewed for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Generally, fair value represents a multiple of earnings, or discounted projected future cash flows, and is compared to the carrying value of a division for purposes of identifying potential impairment. If potential for impairment is identified, the fair value of a division is measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Goodwill impairment is recognized for any excess of the carrying value of the division’s goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2003 and 2002 are summarized in Note 5 to the Consolidated Financial Statements.

The annual impairment review requires the extensive use of accounting judgment and financial estimates. Application of alternative assumptions and definitions, such as reviewing goodwill for impairment at a different organizational level, could produce significantly different results. Similar to our policy on impairment of long-lived assets, the cash flow projections embedded in our goodwill impairment reviews can be affected by several items such as inflation, the economy and market competition.

Store Closing Costs

We provide for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. We estimate the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

We estimate subtenant income, future cash flows and asset recovery values based on our experience and knowledge of the market in which the closed store is located, our previous efforts to dispose of similar assets and current economic conditions. However, the ultimate cost of the disposition of the leases and related assets is affected by current real estate markets, inflation rates and general economic conditions.

Owned stores held for disposal are reduced to their estimated net realizable value. Costs to reduce the carrying values of property, equipment and leasehold improvements are accounted for in accordance with our policy on impairment of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in “Merchandise costs.” Cost to transfer inventory and equipment from closed stores are expensed as incurred.

Benefit Plans

The determination of our obligation and expense for company-sponsored pension plans and other post-retirement benefits is dependent upon our selection of assumptions used by actuaries in calculating those amounts. Those assumptions are described in Note 18 to the Consolidated Financial Statements and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs. In accordance with generally accepted accounting principles, actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension and other post-retirement obligations and our future expense. Note 18 to the Consolidated Financial Statements discusses the impact of a 1% change in the assumed health care cost trend rate on other post-retirement benefit costs and the related liability.

The discount rate is based primarily on the yield on high-quality fixed income investments as of the measurement date. We lowered the discount rate to 6.25% as of January 31, 2004, from 6.75% as of February 1, 2003. The 50 basis point reduction in the discount rate increased the projected pension benefit obligation as of January 31, 2004, by $110 million. In 2004, we expect that the annual pension expense will increase by $11 million as a result of this change.

To determine the expected return on pension plan assets, we contemplate current and forecasted plan asset allocations as well as historical and forecasted returns on various asset categories. We reduced the pension return assumption to 8.50% for 2003 from 9.50% for 2002. Our pension plan’s average return for the 10 calendar years ended December 31, 2003, was 9.6%, net of all investment management fees and expenses. We believe the reduction in the pension return assumption was appropriate because we do not expect that future returns will achieve the same level of performance as the historical average annual return. We estimate that our 2003 pension expense increased approximately $14 million as a result of the reduction in expected return from 9.50% to 8.50%.

On February 18, 2003, we made a cash contribution of $100 million to our pension plans. We are required to make a cash contribution of $34 million by September 15, 2004, and we intend to contribute an additional $149 million by September 15, 2004. We expect the additional contributions made during 2004 will reduce our minimum required contributions in future years. Among other things, performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions.

We also participate in various multi-employer plans for substantially all employees represented by unions. We are required to make contributions to these plans in amounts established under collective bargaining agreements. Pension expense for these plans is recognized as contributions are funded. Benefits are generally based on a fixed amount for each year of service. We contributed $169 million, $153 million and $114 million to these funds in fiscal 2003, 2002 and 2001, respectively. We would have contributed an additional $13 million to these plans in 2003 had there been no labor disputes. Based on the most recent information available to us, we believe these multi-employer plans are underfunded. The decline in the value of assets held in the funds supporting these plans, coupled with the high level of benefits generally provided, has led to the underfunding. As a result, we expect that contributions to these plans will continue to increase and the benefit levels and related issues will continue to create collective bargaining challenges. Two recently completed labor negotiations, including southern California, resulted in a reduction of liabilities (and, therefore, expected contribution increases). These multi-employer funds are managed by trustees, appointed by management of the employers (including Kroger) and labor in equal number, who have fiduciary obligations to act prudently. Thus, while we expect contributions to these funds to continue to increase as they have in recent years, the amount of increase will depend upon the outcome of collective bargaining, actions taken by trustees and the actual return on assets held in these funds. For these reasons, it is not practicable to determine the amount by which our multi-employer pension contributions will increase. Moreover, if we were to exit markets, we may be required to pay a withdrawal liability. Any adjustments for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated.

Stock Option Plans

We apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for our stock option plans. Accordingly, because the exercise price of the option granted equals the market value of the underlying stock on the option grant date, no stock-based compensation expense is included in net earnings, other than expenses related to restricted stock awards. Notes 1 and 13 to the Consolidated Financial Statements describe the effect on net earnings if compensation cost for all options had been determined based on the fair market value at the grant date for awards, consistent with the methodology prescribed under SFAS No. 123, “Accounting for Stock-Based Compensation.”

Inventories

Inventories are stated at the lower of cost (principally on a LIFO basis) or market. In total, approximately 97% of inventories for 2003 and approximately 95% of inventories for 2002 were valued using the LIFO method. Cost for the balance of the inventories was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $324 million at January 31, 2004, and by $290 million at February 1, 2003. We follow the Link-Chain, Dollar-Value LIFO method for purposes of calculating our LIFO charge or credit.

The item-cost method of accounting is followed for substantially all non-perishable store inventories at our supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances) of each item and recording the actual cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory and purchasing levels when compared to the methodology followed under the retail method of accounting.

We evaluate inventory shortages throughout the year based on actual physical counts in our facilities. We record allowances for inventory shortages based on the results of recent physical counts to provide for estimated shortages from the last physical count to the balance sheet date.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow Information

Net cash provided by operating activities

We generated $2,215 million of cash from operations in 2003 compared to $3,183 million in 2002 and $2,347 million in 2001. Lower earnings, including the effect of labor disputes, contributed to the decrease in cash provided in 2003 when compared to 2002. Conversely, increased earnings contributed to the increase in cash provided in 2002 when compared to 2001.

Changes in our operating assets and liabilities also affect the net amount of cash provided by our operating activities. During 2003, we realized a $260 million increase in operating assets and liabilities compared to a $299 million reduction during 2002 and a $166 million increase during 2001. Fluctuations in our accounts payable balances contributed to the changes in operating assets and liabilities in 2003 and 2002. In 2002, our accounts payable balances increased substantially due to an enterprise systems conversion that enabled our western divisions to improve their accounts payable position. The decrease in our accounts payable balances in 2003 was primarily related to our decision to discontinue the practice of transferring deposits to our concentration account prior to receiving credit for those deposits from other banks. The cost of this activity was minimal in 2002. Expected increases in bank fees made the activity non-economical in 2003. Offsetting the changes in our accounts payable balances, our other current liabilities increased in 2003 as a result of the labor disputes discussed in “Other Items.”

The amount of cash paid for income taxes in 2003 and 2002 was lower than the amount paid in 2001 due, in part, to a tax law benefit that will continue through 2004. Under current tax law, the bonus depreciation provision will expire in December 2004 and we expect the cash benefit will begin to reverse in 2005. This provision reduced our cash taxes by approximately $130 million, $106 million and $22 million in 2003, 2002 and 2001, respectively.

Our 2003 operating cash flow results also reflect a $100 million cash contribution to our company-sponsored pension plan.

Net cash used by investing activities

Cash used by investing activities was $2,026 million in 2003, compared to $1,907 million in 2002 and $1,914 million in 2001. The amount of cash used by investing activities in 2003, 2002 and 2001 was relatively consistent among the years due to similar levels of capital spending, including acquisitions.

Net cash used by financing activities

Financing activities used $201 million of cash in 2003, compared to $1,266 million in 2002 and $433 million in 2001. The decrease in the use of cash in 2003 versus 2002 was due primarily to a reduction in the amount of cash used to reduce our outstanding debt and to a reduction in treasury stock purchases. The decreased use of cash was also due to increases in book overdrafts in 2003 versus 2002 as well as to proceeds received in 2003 from interest rate swap terminations. The increase in the use of cash in 2002 versus 2001 was due to a reduction of our outstanding debt and to an increase in our treasury stock purchases in 2002 versus 2001.

Debt Management

Total debt, including both the current and long-term portions of capital leases, decreased $210 million to $8.4 billion as of year-end 2003 from $8.6 billion as of year-end 2002. Total debt decreased $256 million to $8.6 billion as of year-end 2002 from $8.8 billion as of year-end 2001. The decreases in 2003 and 2002 resulted, in part, from the use of cash flow from operations to reduce outstanding debt. Approximately $65 million of the decrease experienced in 2003 resulted from the consolidation of a financing entity. In prior years, we purchased a portion of the debt issued by a mortgagor of certain of our properties to reduce our effective interest expense. Historically, these purchases were classified as investments on our balance sheet. These purchases totaled $67 million as of year-end 2002 and $68 million as of year-end 2001. During the fourth quarter of 2003, we adopted Financial Accounting Standards Board Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” for this entity and determined that it was required to be consolidated. Consolidation reduced both our investments and total debt by approximately $65 million. Refer to “Recently Issued Accounting Standards” for further details.

Our total debt balances were also affected by our prefunding of employee benefit costs and by the mark-to-market adjustments necessary to record fair value interest rate hedges of our fixed rate debt, pursuant to SFAS No. 133. We had prefunded employee benefit costs of $300 million at year-end 2003 and 2002 and $270 million at year-end 2001. The mark-to-market adjustments increased the carrying value of our debt by $104 million as of year-end 2003 and by $110 million as of year-end 2002. The mark-to-market adjustments reduced the carrying value of our debt by $18 million as of year-end 2001.

Factors Affecting Liquidity

We currently borrow on a daily basis approximately $250 million to $350 million under our A2/F2 rated commercial paper (“CP”) program. These borrowings are backed by our credit facilities, and reduce the amount we can borrow under the credit facilities. We have capacity available under our credit facilities to backstop all CP amounts outstanding. If our credit rating declined below its current level of BBB/BBB/Baa3, the ability to borrow under our current CP program could be adversely affected for a period of time immediately following the reduction of our credit rating. This could require us to borrow additional funds under the credit facilities, under which we believe we have sufficient capacity. Borrowings under the credit facilities may be more costly than the money we borrow under our current CP program, depending on the current interest rate environment. However, in the event of a ratings decline, we do not anticipate that access to the CP markets currently available to us would be significantly limited for an extended period of time (i.e., in excess of 30 days).

Although our ability to borrow under the credit facilities is not affected by our credit rating, the interest cost on borrowings under the credit facilities would be affected by a decrease in our credit rating or a decrease in our Applicable Percentage Ratio. Our credit facilities also require the maintenance of a Leverage Ratio and a Fixed Charge Coverage Ratio (our “financial covenants”). A failure to maintain our financial covenants would impair our ability to borrow under the credit facilities. These financial covenants and ratios are described below:

•	Our Applicable Percentage Ratio (the ratio of Consolidated EBITDA to Consolidated Total Interest Expense, as defined in the credit facilities) was 5.40 to 1 as of January 31, 2004. If this ratio declined to below 4.75 to 1, the cost of our borrowings under the credit facilities would increase at least 0.25%. The cost of our borrowings under the credit facilities would be similarly impacted by a one-level downgrade in our credit rating.

•	Our Leverage Ratio (the ratio of Net Debt to Consolidated EBITDA, as defined in the credit facilities) was 2.58 to 1 as of January 31, 2004. If this ratio exceeded 3.50 to 1, we would be in default of our credit facilities and our ability to borrow under these facilities would be impaired.

•	Our Fixed Charge Coverage Ratio (the ratio of Consolidated EBITDA plus Consolidated Rental Expense to Consolidated Cash Interest Expense plus Consolidated Rental Expense, as defined in the credit facilities) was 3.09 to 1 as of January 31, 2004. If this ratio fell below 1.70 to 1, we would be in default of our credit facilities and our ability to borrow under these facilities would be impaired.

Consolidated EBITDA as defined in our credit facilities includes an adjustment for unusual gains and losses. Our credit agreements are more particularly described in Note 8 to the Consolidated Financial Statements. We were in compliance with our financial covenants at year-end 2003.

The tables below illustrate our significant contractual obligations and other commercial commitments as of January 31, 2004 (in millions of dollars):

	2004	2005	2006	2007	2008	Thereafter	Total
Contractual Obligations
Long-term debt	$225	$799	$528	$924	$994	$4,403	$7,873
Capital lease obligations, net of interest	23	24	23	22	22	273	387
Operating lease obligations	784	746	691	644	595	4,201	7,661
Charitable contributions	—	—	15	—	—	—	15
Projected contributions to company-sponsored pension plan	183	—	117	—	—	—	300
Southern California labor disputes	147	—	—	—	—	—	147
Construction commitments	118	—	—	—	—	—	118
Purchase obligations	475	101	32	10	3	4	625

	$1,955	$1,670	$1,406	$1,600	$1,614	$8,881	$17,126

Other Commercial Commitments
Credit facilities (1)	$—	$—	$—	$391	$—	$—	$391
Standby letters of credit	144	99	—	—	—	—	243
Surety bonds	255	—	—	—	—	—	255
Guarantees	7	—	—	—	—	5	12

	$406	$99	$—	$391	$—	$5	$901

(1)	These borrowings also are included in the long-term debt contractual obligation amounts.

We are required to make a cash contribution of $34 million to our company-sponsored pension plan by September 15, 2004, and we intend to contribute an additional $149 million by September 15, 2004. We expect the additional contributions made during 2004 will reduce our minimum required contributions in future years. Amounts shown in the table for 2005 and 2006 assume that we contribute $183 million by September 15, 2004. If we contribute only $34 million by September 15, 2004, our minimum required contributions would be $85 million in 2005 and $130 million in 2006. Among other things, performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions. At this time, it is not reasonably practicable to estimate contribution amounts for 2007 and beyond.

As described in “Other Items,” we expect to make payments of at least $147 million in 2004 related to the settlement of the labor dispute in southern California. Additional amounts will be due for 2004 activity.

Our construction commitments include capital owed to third parties for projects currently under construction. These amounts are reflected in accounts payable in our Consolidated Balance Sheets.

Our purchase obligations include commitments to be utilized in the normal course of business, such as several contracts to purchase raw materials utilized in our manufacturing plants and several contracts to purchase energy to be used in our stores and manufacturing facilities. Our obligations also include management fees for facilities operated by third parties. Any upfront vendor allowances or incentives associated with outstanding purchase commitments are recorded as either current or long-term liabilities in our Consolidated Balance Sheets.

As of January 31, 2004, we had an $812.5 million Five-Year Credit Agreement, a $700 million Five-Year Credit Agreement and a $1,000 million 364-Day Credit Agreement. The $812.5 million five-year facility terminates on May 23, 2006, unless extended or earlier terminated by Kroger. The $700 million five-year facility terminates on May 22, 2007, unless extended or earlier terminated by Kroger. The 364-Day facility terminates on May 20, 2004, unless extended, converted into a one-year term loan, or earlier terminated by Kroger. At January 31, 2004, we also maintained a $75 million money market line. In addition to credit agreement borrowings, borrowings under the money market line and some outstanding letters of credit reduce funds available under our credit agreements. At January 31, 2004, these letters of credit totaled $227 million. We had no borrowings under the money market line at January 31, 2004. The credit agreement borrowings have been classified as long-term borrowings because we expect that these borrowings will be refinanced using the same type of facilities. We have the ability to refinance these borrowings on a long-term basis, and have presented the amounts accordingly. The money market line borrowings allow us to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreements.

At January 31, 2004, we also had a $100 million pharmacy receivable securitization facility that provided capacity incremental to the $2.5 billion described above. Funds received under this $100 million facility do not reduce funds available under the credit facilities. Collection rights to some of our pharmacy accounts receivable balances are sold to initiate the drawing of funds under the facility. As of January 31, 2004, we had no borrowings under this additional $100 million facility.

In addition to the available credit mentioned above, as of January 31, 2004, we had available for issuance $1.5 billion of securities under a shelf registration statement filed with the SEC on June 27, 2002, as amended in a filing made on July 18, 2002, and declared effective on July 23, 2002.

We also maintain surety bonds related primarily to our self-insured insurance costs. These bonds are required by most states in which we are self-insured for workers’ compensation and general liability exposures, and are made with third-party insurance providers to insure payment of our insurance obligations in the event we are unable to make those payments. These bonds do not represent liabilities of Kroger, as we already have liabilities on our books for the insurance costs. However, we do pay annual maintenance fees to have these bonds in place. Market changes may make the surety bonds more costly and, in some instances, availability of these bonds may become more limited, which could affect our costs of or access to such bonds. Although we do not believe increased costs or decreased availability would significantly impact our ability to access these surety bonds, if this does become an issue, we likely would issue letters of credit against our credit facilities to meet the state bonding requirements. This could both increase our costs and decrease the funds available to us under our credit facilities.

Most of our outstanding public debt is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of its subsidiaries. See Note 8 to the Consolidated Financial Statements for a more detailed discussion of those arrangements. In addition, we have guaranteed half of the indebtedness of two real estate joint ventures in which we are a partner with 50% ownership. Our share of the responsibility for this indebtednesss, should the partnerships be unable to meet their obligations, totals approximately $7 million. Based on the covenants underlying this indebtedness as of January 31, 2004, it is unlikely that we will be responsible for repayment of these obligations. We have also guaranteed approximately $5 million of promissory notes of a third real estate partnership. We believe it is reasonably possible that we will be required to fund most of this obligation when the notes mature in 2012.

At February 1, 2003, we were a party to a financing transaction related to 16 properties that were constructed for total costs of approximately $202 million. Under the terms of the financing transaction, which was structured as a synthetic lease, a special purpose trust owned the properties and leased them to subsidiaries of Kroger. The lease had a term of five years, which expired on February 28, 2003. The owner of the special purpose trust made a substantive residual equity investment. The transaction, therefore, was accounted for as an operating lease and the related costs were reported as rent expense. Kroger purchased the assets for total costs of $202 million when the lease expired.

We are also contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. We could be required to satisfy obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of our assignments among third parties, and various other remedies available to us, we believe the likelihood that we will be required to assume a material amount of these obligations is remote.

Financial Risk Management

We use derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and, to a lesser extent, adverse fluctuations in commodity prices and other market risks. We do not enter into derivative financial instruments for trading purposes. As a matter of policy, all of our derivative positions are intended to reduce risk by hedging an underlying economic exposure. Because of the high correlation between the hedging instrument and the underlying exposure, fluctuations in the value of the instruments generally are offset by reciprocal changes in the value of the underlying exposure. The interest rate derivatives we use are straightforward instruments with liquid markets.

We manage our exposure to interest rates and changes in the fair value of our debt instruments primarily through the strategic use of variable and fixed rate debt, and interest rate swaps. Our current program relative to interest rate protection contemplates both fixing the rates on variable rate debt and hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, we use the following guidelines: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $2.5 billion or less, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

As of January 31, 2004, we maintained 10 interest rate swap agreements, with notional amounts totaling approximately $1,825 million, to manage our exposure to changes in the fair value of our fixed rate debt resulting from interest rate movements by effectively converting a portion of our debt from fixed to variable rates. These agreements mature at varying times between March 2005 and March 2008. Variable rates for our agreements are based on U.S. dollar London Interbank Offered Rate (“LIBOR”). The differential between fixed and variable rates to be paid or received is accrued as interest rates change in accordance with the agreements and is recognized over the life of the agreements as an adjustment to interest expense. These agreements are accounted for as fair value hedges.

During 2003, we terminated six interest rate swap agreements that were accounted for as fair value hedges. Approximately $114 million of proceeds received as a result of these terminations were recorded as adjustments to the carrying values of the underlying debt and are being amortized over the remaining lives of the debt. As of January 31, 2004, the unamortized balances totaled approximately $98. We also initiated 10 new interest rate swap agreements during 2003 that are being accounted for as fair value hedges. As of January 31, 2004, assets totaling $6 million were recorded to reflect the fair value of these new agreements, offset by increases in the fair value of the underlying debt.

As of January 31, 2004, we also maintained one interest rate swap agreement, with a notional amount of $300 million, to manage our exposure to cash flows resulting from potential increases in interest rates by effectively converting a portion of our debt from variable to fixed rates. The agreement, which matured in February 2004, involved the exchange of variable rate payments for fixed rate payments without the exchange of the underlying principal amounts. The variable rate for this agreement was based on U.S. dollar LIBOR. The differential between fixed and variable rates to be paid or received was accrued as interest rates change in accordance with the agreement and recognized over the life of the agreement as an adjustment to interest expense. This agreement was accounted for as a cash flow hedge.

Annually, we review with the Financial Policy Committee of our Board of Directors compliance with the guidelines. In addition, our internal auditors review compliance with these guidelines on at least an annual basis. The guidelines may change as our business needs dictate.

The tables below provide information about our interest rate derivatives and underlying debt portfolio as of January 31, 2004. The amounts shown for each year represent the contractual maturities of long-term debt, excluding capital leases, and the average outstanding notional amounts of interest rate derivatives as of January 31, 2004. Interest rates reflect the weighted average for the outstanding instruments. The variable component of each interest rate derivative and the variable rate debt is based on U.S. dollar LIBOR using the forward yield curve as of January 31, 2004. The Fair-Value column includes the fair-value of our debt instruments and interest rate derivatives as of January 31, 2004. Refer to Notes 8, 9 and 10 to the Consolidated Financial Statements:

	Expected Year of Maturity
	2004	2005	2006	2007	2008	Thereafter	Total	Fair- Value
	(In millions)
Debt
Fixed rate	$(225)	$(799)	$(520)	$(533)	$(994)	$(4,318)	$(7,389)	$(8,539)
Average interest rate	7.25%	7.21%	7.18%	7.12%	7.07%	7.05%
Variable rate	$—	$—	$(8)	$(391)	$—	$(85)	$(484)	$(484)
Average interest rate	1.63%	2.59%	3.95%	4.53%	3.82%	4.11%

	Average Notional Amounts Outstanding
	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
	(In millions)
Interest Rate Derivatives
Variable to fixed	$300	$—	$—	$—	$—	$—	$300	$—
Average pay rate	3.22%
Average receive rate	1.12%
Fixed to variable	$1,825	$1,133	$951	$750	$60	$—	$1,825	$6
Average pay rate	5.67%	6.65%	7.88%	8.48%	8.94%
Average receive rate	7.45%	7.50%	7.49%	7.45%	7.45%

Commodity Price Protection

We enter into purchase commitments for various resources, including raw materials utilized in our manufacturing facilities and energy to be used in our stores, manufacturing facilities and administrative offices. We enter into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which we expect to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales. For any commitments for which we do not expect to take delivery and, as a result, will require net settlement, the contracts are marked to fair value on a quarterly basis.

As noted above in “Other Items,” we recorded a pre-tax loss of $81 million in the third quarter of 2001 to accrue liabilities for the estimated fair value of energy contracts that no longer qualified for the normal purchases normal sales exception. We marked the excess contracts to fair value on a quarterly basis through June 2003. During the second quarter of 2003, we reached an agreement through which we ended supply arrangements related to these contracts.

IMPACT OF INFLATION

While we believe that Kroger’s sales results are affected by product cost inflation and deflation, it is difficult to segregate and to measure the effects of inflation and deflation on our retail prices because of changes in the types of merchandise sold year-to-year and other pricing and competitive influences. In 2003, we estimate that Kroger experienced overall product cost inflation of 1.1% compared to product cost deflation of 0.3% in 2002. We recorded a pre-tax LIFO charge of $34 million in 2003 compared to a pre-tax LIFO credit of $50 million in 2002, including a $28 million pre-tax credit recorded as a result of the adoption of EITF 02-16 in the fourth quarter of 2002.

RECENTLY ISSUED ACCOUNTING STANDARDS

SFAS No. 132, “Employer’s Disclosures about Pensions and Other Postretirement Benefits” was revised by the FASB in December 2003. The revised statement requires new annual disclosures about the types of plan assets, investment strategy, measurement date, plan obligations and cash flows as well as components of the net periodic benefit cost recognized in interim periods. The new annual disclosure requirements apply to fiscal years ending after December 15, 2003, except for the disclosure of expected future benefit payment, which must be disclosed for fiscal years ending after June 15, 2004. Interim period disclosures are generally effective for interim periods beginning after December 15, 2003. We have included the disclosures required by SFAS No. 132 in Note 18 to our Consolidated Financial Statements.

SFAS No. 143, “Asset Retirement Obligations,” was issued by the FASB in August of 2001. This standard addresses obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 became effective for Kroger on February 2, 2003. Adoption of this standard did not have a material effect on our financial statements.

SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” was issued by the FASB in April of 2002. SFAS No. 145 became effective for Kroger on February 2, 2003. This Statement eliminates the requirement that gains and losses due to the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Adoption of SFAS No. 145 required us to reclassify the debt extinguishments recorded as extraordinary items in 2002 as interest expense in the respective periods. These debt extinguishments were recorded during the first two quarters of 2002 and totaled $19 million of pre-tax expense. Pre-tax expense totaling $18 million related to premiums paid in connection with the repurchase of $100 million of long-term bonds, and the write-off of the related deferred financing costs, was recorded in 2003.

FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” was issued by the FASB in January 2003 and revised in December 2003. FIN 46 provides guidance relating to the identification of, and financial reporting for, variable-interest entities, as defined in the Interpretation. FIN 46 is effective for all variable-interest entities created after January 31, 2003. For any variable-interest entities created prior to February 1, 2003, FIN 46 became effective on February 1, 2004, the beginning of our first quarter of 2004, unless earlier adopted, except for entities designated as special purpose entities for which the effective date was the fourth quarter of 2003. In the fourth quarter of 2003, we adopted FIN 46 for a mortgagor (the “Mortgagor”) of certain of our properties. In prior years, we purchased a portion of the debt issued by the Mortgagor to reduce our effective interest expense. These purchases were classified as investments in our Consolidated Balance Sheets. Consolidation of the Mortgagor reduced both our investments and total debt by approximately $65 million. Consolidation of the Mortgagor had an immaterial effect on our Consolidated Statements of Earnings and Consolidated Statements of Cash Flows. We continue to review our partnerships, joint ventures and other financing arrangements for potential consolidation under this Interpretation. If we are required to consolidate any other entities in the first quarter of 2004, we anticipate that such consolidation will have an immaterial effect on our financial statements.

EITF Issue No. 03-10, “Application of Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers,” was issued in November 2003. EITF Issue No. 03-10 addresses the accounting for manufacturer sales incentives offered directly to consumers, including manufacturer coupons. EITF Issue No. 03-10 became effective for Kroger on February 1, 2004, the beginning of our first quarter of 2004. We believe the adoption of EITF Issue No. 03-10 will have an immaterial effect on our financial statements.

SFAS No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” was issued by the FASB in January 2004. SFAS No. 106-1 allows for a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization act of 2003 (“Prescription Drug Act”). The Prescription Drug Act, which was signed into law in December 2003, in addition to creating a federal prescription drug benefit under Medicare (Medicare Part D), provides for a federal subsidy to sponsors of retiree health care benefit plans which provide a benefit that is at least actuarially equivalent to Medicare Part D. The Prescription Drug Act introduces two new programs to Medicare, a subsidy to plan sponsors based on 28% of an individual beneficiary’s annual prescription drug costs between $250 and $5,000 and a option for a retiree to obtain prescription drug benefit under Medicare, that must be taken into consideration when measuring the accumulated postretirement benefit. SFAS No. 106-1 does not provide specific guidance as to whether a sponsor should recognize the effect of the Prescription Drug Act in its financial statements.

We have elected to defer adoption of SFAS No. 106-1 due to a lack of specific guidance. As such, the net postretirement benefit costs disclosed in our Consolidated Financial Statements and Notes to the Consolidated Financial Statements do not reflect the impact on the plans of the Prescription Drug Act. Until further specific guidance is provided, we will continue to defer adoption of SFAS No. 106-1. Authoritative guidance on the accounting for the federal subsidy is pending and, when issued, may require information previously reported in our Consolidated Financial Statements to change. We will continue to investigate the impact of SFAS No. 106-1 initial recognition, measurement and disclosure requirements on our Consolidated Financial Statements. We do not expect adoption of SFAS No. 106-1 will have a material effect on our Consolidated Financial Statements.

OUTLOOK

This discussion and analysis contains certain forward-looking statements about Kroger’s future performance. These statements are based on management’s assumptions and beliefs in light of the information currently available. Such statements relate to, among other things: projected change in net earnings; identical sales growth; expected pension plan contributions; our ability to generate operating cash flow; projected capital expenditures; square footage growth; opportunities to reduce costs; cash flow requirements; and our operating plan for the future; and

are indicated by words or phrases such as “comfortable,” “committed,” “expect,” “goal,” “should,” “target,” and similar words or phrases. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.

Statements elsewhere in this report and below regarding our expectations, projections, beliefs, intentions or strategies are forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties about the general economy, our labor relations, our ability to execute our plans on a timely basis and other uncertainties described below could cause actual results to differ materially from those statements.

•	We obtain sales growth from new square footage, as well as from increased productivity from existing locations. We expect combination stores to increase our sales per customer by including numerous specialty departments, such as pharmacies, natural food markets, supermarket fuel centers, seafood shops, floral shops, and bakeries. We believe the combination store format will allow us to withstand continued competition from other food retailers, supercenters, mass merchandisers, club or warehouse stores, drug stores and restaurants. We expect identical food store sales for 2004, excluding fuel, to be stronger than our fourth quarter of 2003 results of 1.3%, excluding stores affected by labor disputes. This assumes the economic and competitive environment will remain unchanged.

•	Capital expenditures reflect our strategy of growth through expansion and acquisition as well as our emphasis on self-development and ownership of real estate, and on logistics and technology improvements. The continued capital spending in technology focused on improved store operations, logistics, manufacturing procurement, category management, merchandising and buying practices, should reduce merchandising costs as a percent of sales. Capital spending for fiscal 2003 was $2.1 billion, including acquisitions and the purchase of assets financed under the synthetic lease at February 1, 2003. We intend to use the combination of cash flow from operations and borrowings under credit facilities to finance capital expenditure requirements. If determined preferable, we may fund capital expenditure requirements by mortgaging facilities, entering into sale/leaseback transactions, or by issuing additional debt or equity. We expect capital investment for 2004 to be in the range of $1.8 - $2.0 billion, excluding acquisitions. Total food store square footage is expected to grow 2-3% before acquisitions and operational closings.

•	Based on current operating results, we believe that cash flow from operations and other sources of liquidity, including borrowings under our commercial paper program and bank credit facilities, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. We also believe we have adequate coverage of our debt covenants to continue to respond effectively to competitive conditions.

•	We expect that our OG&A results will be affected by increased costs, such as health care benefit costs, pension costs, utility costs and credit card fees, as well as any future labor disputes.

•	We expect earnings in 2004 to be lower than in 2003, excluding the effect of the labor dispute and unusual items. It is not possible for Kroger to provide a more precise earnings estimate for 2004 because of the inherent uncertainties in: the cost of the labor dispute in southern California; the time and investment needed to rebuild our business in the affected areas; and the investment necessary to meet Kroger’s plan to drive sales growth.

•	We plan to continue using one-third of cash flow for debt reduction and two-thirds for stock repurchase or payment of a cash dividend.

•	We have achieved significant cost savings over the past two years. We believe that in 2004 there will be additional opportunities to reduce our operating costs in areas such as administration, labor, shrink, warehousing and transportation. These savings will be invested in our core business to drive profitable sales growth and offer improved value and shopping experiences for our customers.

•	In addition to the $100 million contributed during the first quarter of 2003, we expect to make cash contributions to the company-sponsored pension plans in the current and upcoming years. We are required to make a cash contribution of $34 million by September 15, 2004. We intend to contribute an additional $149 million by September 15, 2004. We expect the additional contributions made during 2004 will reduce our contributions in future years. Among other things, performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions.

•	In addition to the company-sponsored pension plans, we also participate in various multi-employer pension plans for substantially all employees represented by unions. We are required to make contributions to these plans in amounts established under collective bargaining agreements. Pension expense for these plans is recognized as contributions are funded. Benefits are generally based on a fixed amount for each year of service. We contributed $169 million, $153 million and $114 million to these funds in 2003, 2002 and 2001, respectively. We would have contributed an additional $13 million to these plans in 2003 had there been no labor disputes. Based on the most recent information available to us, we believe these multi-employer plans are underfunded. The decline in the value of assets held in the funds supporting these plans, coupled with the high level of benefits generally provided, has led to the underfunding. As a result, we expect that contributions to these plans will continue to increase and the benefit levels and related issues will continue to create collective bargaining challenges. Two recently completed labor negotiations, including southern California, resulted in a reduction of liabilities (and, therefore, expected contribution increases). These multi-employer funds are managed by trustees, appointed by management of the employers (including Kroger) and labor in equal number, who have fiduciary obligations to act prudently. Thus, while we expect contributions to these funds to continue to increase as they have in recent years, the amount of increase will depend upon the outcome of collective bargaining, actions taken by trustees and the actual return on assets held in these funds. For these reasons, it is not practicable to determine the amount by which our multi-employer pension contributions will increase. Moreover, if we were to exit markets, we may be required to pay a withdrawal liability. Any adjustments for withdrawal liability well be recorded when it is probable that a liability exists and can be reasonably estimated.

Various uncertainties and other factors could cause us to fail to achieve our goals. These include:

•	We currently have contract extensions in Arizona, a portion of Indiana, Houston, Louisville and Food 4 Less in southern California. Those extensions are subject to termination by either party following notice. We are actively pursuing negotiation of new agreements in those areas. We remain hopeful, but cannot be certain, that we can reach satisfactory agreements without work stoppages in those markets. In 2004, we have major contracts expiring in: Seattle; Nashville; Detroit; Denver; Las Vegas, and Cincinnati. In all of these contracts, rising health care and pension costs will continue to be an important issue in negotiations. A prolonged work stoppage affecting a substantial number of stores could have a material effect on our results.

•	Our ability to achieve sales and earnings goals will be affected by: labor disputes, industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including the inflationary and deflationary trends in certain commodities; stock repurchases and the success of our future growth plans.

•	In addition to the factors identified above, our identical store sales growth could be affected by increases in Kroger private-label sales, the impact of “sister stores,” and reductions in retail pricing. Kroger’s EPS growth goals could be affected by: recessionary trends in the economy; our ability to achieve the cost reductions that we have identified, including those to reduce shrink and OG&A; continued increases in health care, pension and credit card fees; and the success of our capital investments.

•	Our ability to achieve our cost savings goals could be affected by our ability to achieve productivity improvements and shrink reduction; the impact of current or future labor disputes; efficiencies in our distribution centers and those created by our logistics projects; and competitive activity in the marketplace in which we operate.

•	The amount of contributions made to our pension and multi-employer plans will be affected by the performance of investments made by the plans as well as the extent to which trustees of the plans reduce the costs of future service benefits.

•	We have estimated our exposure to the claims and litigation arising in the normal course of business and believe we have made adequate provisions for them. Unexpected outcomes in these matters could result in an adverse effect on our earnings.

•	The proportion of cash flow used to reduce outstanding debt, repurchase common stock, or pay a cash dividend may be affected by the market price of Kroger common stock, the amount of outstanding debt available for pre-payment and changes in borrowing rates.

•	Consolidation in the food industry is likely to continue and the effects on our business, favorable or unfavorable, cannot be foreseen.

•	The results of our future growth plans, including the amount and timing of cost savings expected, could be adversely affected due to pricing and promotional activities of existing and new competitors, including non-traditional retailers; our response actions; the state of the economy, including deflationary trends in certain commodities; recessionary times in the economy, our ability to achieve the cost reductions that we have identified, including those to reduce shrink and operating, general and administrative expense; increase in health care, pension and credit card fees; and the success of our capital investments.

•	Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or remaining terms of leases. Use of the straight-line method of depreciation creates a risk that future asset write-offs or potential impairment charges related to store closings would be larger than if an accelerated method of depreciation was followed.

•	The grocery retailing industry continues to experience fierce competition from other food retailers, supercenters, mass merchandisers club or warehouse stores, drug stores and restaurants. Our continued success is dependent upon our ability to compete in this industry and to reduce operating expenses, including managing health care and pension costs contained in our collective bargaining agreements. The competitive environment may cause us to reduce our prices in order to gain or maintain share of sales, thus reducing margins. While we believe our opportunities for sustained, profitable growth are considerable, unanticipated actions of competitors could adversely affect our sales.

•	Changes in laws and regulations, including changes in accounting standards, taxation requirements, and environmental laws may have a material impact on our financial statements.

•

Changes in the general business and economic conditions in our operating regions, including the rate of inflation, population growth, and employment and job growth in the markets in which we operate, may affect our ability to hire and train qualified employees to operate our stores. This would negatively affect earnings and sales growth. General economic changes may also affect the shopping habits of our customers, which could affect sales and earnings.

•	Changes in our product mix may negatively affect certain financial indicators. For example, we have added and will continue to add supermarket fuel centers. Since gasoline generates low profit margins but significant sales, we expect to see our gross profit margins decrease as we sell more gasoline. Although this negatively affects our gross profit margin, gasoline provides a positive effect on operating, general and administrative expense as a percent of sales.

•	Our ability to integrate any companies we acquire or have acquired, and achieve operating improvements at those companies, will affect our operations.

•	Our capital expenditures could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted, or if our logistics and technology projects are not completed in the time frame expected or on budget.

•	Adverse weather conditions could increase the cost our suppliers charge for their products, or may decrease the customer demand for certain products. Additionally, increases in the cost of inputs, such as utility costs or raw material costs, could negatively impact financial ratios and net earnings.

•	Although we presently operate only in the United States, civil unrest in foreign countries in which our suppliers do business may affect the prices we are charged for imported goods. If we are unable to pass on these increases to our customers, our gross margin and net earnings will suffer.

We cannot fully foresee the effects of changes in economic conditions on Kroger’s business. We have assumed economic and competitive situations will not change significantly for 2004.

Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking information. Accordingly, actual events and results may vary significantly from those included in or contemplated or implied by forward-looking statements made by us or our representatives.

REPORT OF INDEPENDENT AUDITORS

To the Shareowners and Board of Directors

The Kroger Co.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, changes in shareowners’ equity and cash flows present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at January 31, 2004 and February 1, 2003, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 19 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, as of February 2, 2003. As discussed in Note 1 to the consolidated financial statements, the Company changed its application of the LIFO method of accounting for certain store inventories as of February 3, 2002. As discussed in Notes 1 and 5 to the consolidated financial statements, the Company also adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of February 3, 2002, and Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor,” as of January 1, 2003.

PRICEWATERHOUSECOOPERS LLP

Cincinnati, Ohio

April 9, 2004

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(In millions)	January 31, 2004	February 1, 2003
ASSETS
Current assets
Cash and temporary cash investments	$159	$171
Receivables	674	677
Receivables - Taxes	66	—
FIFO Inventory	4,493	4,465
LIFO Credit	(324)	(290)
Prefunded employee benefits	300	300
Prepaid and other current assets	251	243

Total current assets	5,619	5,566
Property, plant and equipment, net	11,178	10,548
Goodwill, net	3,134	3,575
Fair value interest rate hedges (Note 10)	6	110
Other assets	247	303

Total Assets	$20,184	$20,102

LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under capital leases	$248	$352
Accounts payable	3,058	3,269
Accrued salaries and wages	547	571
Deferred income taxes	138	39
Other current liabilities	1,595	1,377

Total current liabilities	5,586	5,608
Long-term debt including obligations under capital leases
Face value long-term debt including obligations under capital leases	8,012	8,112
Adjustment to reflect fair value interest rate hedges (Note 10)	104	110

Long-term debt including obligations under capital leases	8,116	8,222
Deferred income taxes	990	709
Other long-term liabilities	1,481	1,713

Total Liabilities	16,173	16,252

Commitments and Contingencies (Note 14)
SHAREOWNERS’ EQUITY
Preferred stock, $100 par, 5 shares authorized and unissued	—	—
Common stock, $1 par, 1,000 shares authorized: 913 shares issued in 2003 and 908 shares issued in 2002	913	908
Additional paid-in capital	2,382	2,317
Accumulated other comprehensive loss	(124)	(206)
Accumulated earnings	3,667	3,352
Common stock in treasury, at cost, 170 shares in 2003 and 150 shares in 2002	(2,827)	(2,521)

Total Shareowners’ Equity	4,011	3,850

Total Liabilities and Shareowners’ Equity	$20,184	$20,102

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF EARNINGS

Years Ended January 31, 2004, February 1, 2003 and February 2, 2002

(In millions, except per share amounts)	2003 (52 weeks)	2002 (52 weeks)	2001 (52 weeks)
Sales	$53,791	$51,760	$50,098
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	39,637	37,810	36,398
Operating, general and administrative	10,354	9,618	9,483
Rent	653	656	650
Depreciation and amortization	1,209	1,087	973
Goodwill amortization	—	—	103
Goodwill impairment charge	444	—	—
Asset impairment charges	120	—	91
Restructuring charges	—	15	37
Merger-related costs	—	1	4

Operating Profit	1,374	2,573	2,359
Interest expense	604	619	648

Earnings before income tax expense and cumulative effect of accounting change	770	1,954	1,711
Income tax expense	455	733	668

Earnings before cumulative effect of accounting change	315	1,221	1,043
Cumulative effect of an accounting change, net of income tax benefit of $10 in 2002	—	(16)	—

Net earnings	$315	$1,205	$1,043

Earnings per basic common share:
Earnings before cumulative effect of accounting change	$0.42	$1.57	$1.30
Cumulative effect of an accounting change, net of income tax benefit	—	(0.02)	—

Net earnings	$0.42	$1.55	$1.30

Average number of common shares used in basic calculation	747	779	804
Earnings per diluted common share:
Earnings before cumulative effect of accounting change	$0.42	$1.54	$1.26
Cumulative effect of an accounting change, net of income tax benefit	—	(0.02)	—

Net earnings	$0.42	$1.52	$1.26

Average number of common shares used in diluted calculation	754	791	825

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended January 31, 2004, February 1, 2003 and February 2, 2002

(In millions)	2003 (52 weeks)	2002 (52 weeks)	2001 (52 weeks)
Cash Flows From Operating Activities:
Net earnings	$315	$1,205	$1,043
Adjustments to reconcile net earnings to net cash provided by operating activities:
Cumulative effect of an accounting change, net of income tax benefit of $10 in 2002	—	16	—
Depreciation and amortization	1,209	1,087	973
Goodwill amortization	—	—	103
LIFO charge (credit)	34	(50)	23
Merger-related costs	—	1	4
Goodwill impairment charge	444	—	—
Asset impairment charges	120	—	91
Item-cost conversion	—	91	—
EITF 02-16 adoption	—	28	—
Deferred income taxes	331	468	258
Other	22	38	18
Changes in operating assets and liabilities net of effects from acquisitions of businesses:
Inventories	(20)	(62)	(121)
Receivables	3	2	22
Prepaid expenses	5	(34)	(77)
Accounts payable	(318)	359	(34)
Accrued expenses	224	(4)	10
Income taxes receivable (payable)	(62)	(11)	2
Contribution to company sponsored pension plans	(100)	—	—
Other	8	49	32

Net cash provided by operating activities	2,215	3,183	2,347

Cash Flows From Investing Activities:
Capital expenditures, excluding acquisitions	(2,000)	(1,891)	(1,913)
Proceeds from sale of assets	68	90	70
Payments for acquisitions, net of cash acquired	(87)	(126)	(103)
Other	(7)	20	32

Net cash used by investing activities	(2,026)	(1,907)	(1,914)

Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	347	1,353	1,368
Reductions in long-term debt	(487)	(1,757)	(1,137)
Debt prepayment costs	(17)	(14)	—
Financing charges incurred	(3)	(16)	(18)
Proceeds from issuance of capital stock	39	41	72
Treasury stock purchases	(301)	(785)	(732)
Cash received from interest rate swap terminations	114	—	—
Increase (decrease) in book overdrafts	107	(88)	14

Net cash used by financing activities	(201)	(1,266)	(433)
Net increase (decrease) in cash and temporary cash investments	(12)	10	—
Cash and temporary cash investments:
Beginning of year	171	161	161

End of year	$159	$171	$161

Disclosure of cash flow information:
Cash paid during the year for interest	$589	$585	$651
Cash paid during the year for income taxes	$139	$268	$403
Non-cash changes related to purchase acquisitions:
Fair value of inventory acquired	$8	$4	$15
Fair value of other assets acquired	$71	$120	$51
Goodwill recorded	$9	$9	$72
Liabilities assumed	$(1)	$(7)	$(35)

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS’ EQUITY

Years Ended January 31, 2004, February 1, 2003 and February 2, 2002

	Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Gain (Loss)	Accumulated Earnings	Total
(In millions)	Shares	Amount		Shares	Amount
Balances at February 3, 2001	891	$891	$2,092	76	$(998)	$—	$1,104	$3,089
Issuance of common stock:
Stock options and warrants exercised	9	9	63	—	—	—	—	72
Restricted stock issued	1	1	10	—	—	—	—	11
Treasury stock purchases, at cost	—	—	—	30	(732)	—	—	(732)
Tax benefits from exercise of stock options and warrants	—	—	52	—	—	—	—	52
Other comprehensive loss, net of income tax of $20	—	—	—	—	—	(33)	—	(33)
Net earnings	—	—	—	—	—	—	1,043	1,043

Balances at February 2, 2002	901	901	2,217	106	(1,730)	(33)	2,147	3,502
Issuance of common stock:
Stock options and warrants exercised	6	6	35	—	—	—	—	41
Restricted stock issued	1	1	15	—	—	—	—	16
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	43	(785)	—	—	(785)
Stock options and restricted stock exchanged	—	—	—	1	(6)			(6)
Tax benefits from exercise of stock options and warrants	—	—	50	—	—	—	—	50
Other comprehensive loss, net of income tax of $102	—	—	—	—	—	(173)	—	(173)
Net earnings	—	—	—	—	—	—	1,205	1,205

Balances at February 1, 2003	908	908	2,317	150	(2,521)	(206)	3,352	3,850
Issuance of common stock:
Stock options and warrants exercised	4	4	35	—	—	—	—	39
Restricted stock issued	1	1	9	—	—	—	—	10
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	19	(301)	—	—	(301)
Stock options and restricted stock exchanged	—	—	—	1	(5)	—	—	(5)
Tax benefits from exercise of stock options and warrants	—	—	21	—	—	—	—	21
Other comprehensive gain, net of income tax of $(49)	—	—	—	—	—	82	—	82
Net earnings	—	—	—	—	—	—	315	315

Balances at January 31, 2004	913	$913	$2,382	170	$(2,827)	$(124)	$3,667	$4,011

	2003	2002	2001
Comprehensive income:
Net earnings	$315	$1,205	$1,043
Cumulative effect of adoption of SFAS No. 133, net of income tax of $3 in 2001	—	—	(6)
Reclassification adjustment for losses included in net earnings, net of income tax of $(14) in 2003 and $(11) in 2002	23	18	—
Unrealized gain (loss) on hedging activities, net of income tax of $(2) in 2003, $6 in 2002 and $17 in 2001	3	(11)	(27)
Additional minimum pension liability adjustment, net of income tax of $(33) in 2003 and $107 in 2002	56	(180)	—

Comprehensive income	$397	$1,032	$1,010

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All amounts are in millions except per share amounts.

Certain prior year amounts have been reclassified to conform to current year presentation.

1.	ACCOUNTING POLICIES

The following is a summary of the significant accounting policies followed in preparing these financial statements:

Description of Business, Basis of Presentation and Principles of Consolidation

The Kroger Co. (the “Company”) was founded in 1883 and incorporated in 1902. As of January 31, 2004, the Company was one of the largest grocery retailers in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The Company employs approximately 290,000 full and part-time employees. The accompanying financial statements include the consolidated accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated.

Fiscal Year

The Company’s fiscal year ends on the Saturday nearest January 31. The last three fiscal years consist of the 52-week period ended January 31, 2004, the 52-week period ended February 1, 2003, and the 52-week period ended February 2, 2002.

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

Inventories

Inventories are stated at the lower of cost (principally on a last-in, first-out “LIFO” basis) or market. In total, approximately 97% of inventories for 2003 and approximately 95% of inventories for 2002 were valued using the LIFO method. Cost for the balance of the inventories was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $324 at January 31, 2004 and $290 at February 1, 2003. The Company follows the Link-Chain, Dollar-Value LIFO method for purposes of calculating its LIFO charge or credit.

The item-cost method of accounting is followed for substantially all non-perishable store inventories at the Company’s supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances) of each item and recording the actual cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory and purchasing levels when compared to the retail method of accounting.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

During the fourth quarter of 2002, the Company adopted the item-cost method of accounting for the former Fred Meyer divisions. The cumulative effect of this change on periods prior to February 3, 2002, cannot be determined. The effect of the change on the February 3, 2002 inventory valuation, which includes other immaterial modifications in inventory valuation methods, was included in results for the quarter ended May 25, 2002. This change increased merchandise costs by $91 and reduced net earnings by $57. The Company did not calculate the pro forma effect on prior periods because the Company was unable to determine cost information for these periods. The item-cost method did not have a material effect on earnings subsequent to its adoption on February 3, 2002.

The Company evaluates inventory shortages throughout the year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the balance sheet date.

Property, Plant and Equipment

Generally, property, plant and equipment are stated at cost. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or remaining terms of leases. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. Some store equipment acquired as a result of the Fred Meyer merger was assigned a 15-year life. The life of this equipment was not changed. All new purchases of store equipment are assigned lives varying from three to nine years. Manufacturing plant and distribution center equipment is depreciated over lives varying from three to 15 years. Leasehold improvements are amortized over the lives of the leases to which they relate, which vary from four to 25 years. Depreciation expense was $1,209 in 2003, $1,087 in 2002, and $973 in 2001.

Interest costs on significant projects constructed for the Company’s own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings.

Goodwill

During 2001, goodwill was amortized on a straight-line basis over 40 years. Goodwill amortization expense totaled $103 in 2001. The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142 on February 3, 2002. Accordingly, goodwill was not amortized during 2002 and 2003. Instead, goodwill was reviewed for impairment during the first and fourth quarters of 2002, and also during the fourth quarter of 2003. Results of these impairment reviews are summarized in Note 5.

The Company reviews goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Generally, fair value represents a multiple of earnings, or discounted projected future cash flows. Potential impairment is indicated when the carrying value of a division, including goodwill, exceeds its fair value. If potential for impairment exists, the fair value of a division is subsequently measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Impairment loss is recognized for any excess of the carrying value of the division’s goodwill over the implied fair value.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company monitors the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted future cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If impairment is identified for long-lived assets to be held and used, discounted future cash flows are compared to the asset’s current carrying value. Impairment is recorded when the carrying value exceeds the discounted cash flows. With respect to owned property and equipment held for disposal, the value of the property and equipment is adjusted to reflect recoverable values based on previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal.

The Company performs impairment reviews at both the division and corporate levels. Generally, for reviews performed by local divisional management, costs to reduce the carrying value of long-lived assets are reflected in the Consolidated Statements of Earnings as “Operating, general and administrative” expense. Cost to reduce the carrying value of long-lived assets that result from corporate–level strategic plans are separately identified in the Consolidated Statements of Earnings as “Asset impairment charges.” Refer to Note 3 for a description of asset impairment charges recorded during 2003 and 2001.

Store Closing Costs

All closed store liabilities related to exit or disposal activities initiated after December 31, 2002, are accounted for in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The Company provides for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. The Company estimates the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

Owned stores held for disposal are reduced to their estimated net realizable value. Costs to reduce the carrying values of property, equipment and leasehold improvements are accounted for in accordance with our policy on impairment of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in “Merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred.

Interest Rate Risk Management

The Company uses derivative instruments primarily to manage its exposure to changes in interest rates. The Company’s current program relative to interest rate protection and the methods by which the Company accounts for its derivative instruments are described in Note 9.

Commodity Price Protection

The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of the normal course of business. The Company’s current program relative to commodity price protection and the methods by which the Company accounts for its purchase commitments are described in Note 9.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Benefit Plans

The determination of the obligation and expense for company-sponsored pension plans and other post-retirement benefits is dependent on the selection of assumptions used by actuaries in calculating those amounts. Those assumptions are described in Note 18 and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs. In accordance with generally accepted accounting principles, actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other post-retirement obligations and future expense.

The Company also participates in various multi-employer plans for substantially all union employees. Pension expense for these plans is recognized as contributions are funded. Refer to Note 18 for additional details of these plans.

Stock Option Plans

The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. The Company grants options for common stock at an option price equal to the fair market value of the stock at the date of the grant. Accordingly, the Company does not record stock-based compensation expense for these options. The Company also makes restricted stock awards. Compensation expense included in net earnings for restricted stock awards totaled approximately $8, $6 and $8 after-tax, in 2003, 2002 and 2001, respectively. The Company’s stock option plans are more fully described in Note 13.

The following table illustrates the effect on net earnings, net earnings per basic common share and net earnings per diluted common share if compensation cost for all options had been determined based on the fair market value recognition provision of SFAS No. 123:

	2003	2002	2001

Net earnings, as reported	$315	$1,205	$1,043
Add: Stock-based compensation expense included in net earnings, net of income tax benefits	8	6	8
Subtract: Total stock-based compensation expense determined under fair value method for all awards, net of income tax benefits (1)	(48)	(47)	(47)

Pro forma net earnings	$275	$1,164	$1,004

Earnings per basic common share, as reported	$0.42	$1.55	$1.30
Pro forma earnings per basic common share	$0.37	$1.49	$1.25
Earnings per diluted common share, as reported	$0.42	$1.52	$1.26
Pro forma earnings per diluted common share	$0.36	$1.47	$1.22

(1)	Refer to Note 13 for a summary of the assumptions used for options issued in each year at an option price equal to the fair market value of the stock at the date of the grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Deferred Income Taxes

Deferred income taxes are recorded to reflect the tax consequences of differences between the tax bases of assets and liabilities and their financial reporting bases. Refer to Note 7 for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date. A valuation allowance is recorded for any deferred tax assets considered not likely to be realized.

Self-Insurance Costs

The Company primarily is self-insured for costs related to workers’ compensation and general liability claims. Liabilities are actuarially determined and are recognized based on claims filed and an estimate of claims incurred but not yet reported. The liabilities for workers’ compensation claims are accounted for on a present value basis. The Company has purchased stop-loss coverage to limit its exposure to any significant exposure on a per claim basis. The Company is insured for covered costs in excess of these per claim limits.

The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can impact amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can impact ultimate costs. Although the Company’s estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, any changes could have a considerable impact on future claim costs and currently recorded liabilities.

Revenue Recognition

Revenues from the sale of products are recognized at the point of sale of the Company’s products. Discounts provided to customers by the Company at the time of sale are recognized as a reduction in sales as the products are sold.

Merchandise Costs

In addition to the product costs, net of discounts and allowances; advertising costs (see separate discussion below); inbound freight charges; warehousing costs, including receiving and inspection costs; transportation costs; and manufacturing production and operational costs are included in the “Merchandise costs” line item of the Consolidated Statements of Earnings. Warehousing, transportation and manufacturing management salaries are also included in the “Merchandise costs” line item, however, purchasing management salaries and administration costs are included in the “Operating, general, and administrative” line item along with most of the Company’s other managerial and administrative costs. Rent expense and depreciation expense are shown separately in the Consolidated Statements of Earnings.

Warehousing and transportation costs include distribution center direct wages, repairs and maintenance, utilities, inbound freight and, where applicable, third party warehouse management fees, as well as transportation direct wages and repairs and maintenance. These costs are recognized in the periods the related expenses are incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Whenever possible, vendor rebates, credits and promotional allowances that relate to the Company’s buying and merchandising activities are recorded as a component of item cost in inventory and recognized in merchandise costs when the item is sold. Due to system constraints and the nature of certain allowances, it is sometimes not practicable to apply allowances to the item cost of inventory. In those instances, the allowances are applied as a reduction of merchandise costs when the related merchandise is sold, in accordance with Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting By A Customer (Including A Reseller) For Certain Consideration Received From A Vendor.”

The Company adopted Issue No. 02-16 during the fourth quarter of 2002. As noted above, it is sometimes not practicable to apply allowances to the item cost of inventory. Historically, the Company had recognized those allowances as they were earned, based on the fulfillment of the related obligations of the contract. This accounting treatment was consistent with GAAP. For all contracts entered into or modified after January 1, 2003, the Company has recognized prospectively, and will continue to recognize, vendor allowances when the related merchandise is sold. Net earnings in 2002 were not affected by the adoption of Issue No. 02-16. Adoption of the Issue resulted in a $28 pre-tax charge that was included in merchandise costs in 2002. This expense was offset by a corresponding $28 pre-tax LIFO credit that also was included in merchandise costs in 2002.

The Company believes the classification of costs included in merchandise costs could vary widely throughout the industry. The Company’s approach is to include in the “Merchandise costs” line item the direct, net costs of acquiring products and making them available to customers in its stores. The Company believes this approach most accurately presents the actual costs of products sold, and is consistent with recently issued accounting standards on the topic.

Advertising Costs

The Company’s advertising costs are recognized in the periods the related expenses are incurred and are included in the “Merchandise costs” line item of the Consolidated Statements of Earnings. The Company’s pre-tax advertising costs, excluding vendor allowances for co-operative advertising, totaled $527 in 2003, $510 in 2002 and $570 in 2001.

In accordance with EITF Issue No. 02-16, for all contracts entered or modified after January 1, 2003, the Company has recognized prospectively, and will continue to recognize, vendor allowances, including allowances received for co-operative advertising, when the related merchandise is sold.

Consolidated Statements of Cash Flows

For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments. Book overdrafts, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment. Book overdrafts totaled $587 and $480 as of January 31, 2004, and February 1, 2003, respectively.

Segments

The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores in the Midwest, South and West. The Company’s retail operations, which represent approximately 99% of consolidated sales, are its only reportable segment. All of the Company’s operations are domestic.

2.	MERGER-RELATED COSTS

The Company is continuing the process of implementing its integration plan related to recent mergers. There were no merger-related costs incurred in 2003. Pre-tax, merger-related costs totaled $1 and $4 in 2002 and 2001,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

respectively. All of the costs in 2002 and 2001 resulted from the issuance of restricted stock and the related market value adjustments. Restrictions on these stock awards lapsed in 2002 based on the achievement of synergy goals established in connection with the Fred Meyer merger. All synergy-based awards were earned provided that recipients were still employed on the stated restriction lapsing date.

The following table shows the changes in accruals related to business combinations:

	Facility Closure Costs	Employee Severance	Incentive Awards and Contributions
Balance at February 3, 2001	$113	$18	$35
Additions	—	—	4
Payments	(19)	(3)	(9)

Balance at February 2, 2002	94	15	30
Additions	—	—	1
Payments	(20)	(9)	(11)

Balance at February 1, 2003	74	6	20
Additions	—	—	—
Adjustment	—	—	(5)
Payments	(10)	(6)	—

Balance at January 31, 2004	$64	$—	$15

The $64 liability for facility closure costs primarily represents the present value of lease obligations remaining through 2019 for locations closed in California prior to the Fred Meyer merger. The $15 liability relates to a charitable contribution required as a result of the Fred Meyer merger. The Company is required to make this contribution by May 2006.

3.    ASSET IMPAIRMENT CHARGES AND RELATED ITEMS

In accordance with its policy on impairment of long-lived assets, the Company identified impairment losses for both assets to be disposed of and assets to be held and used during 2003 and 2001. These losses, which are reflected in Consolidated Statements of Earnings as “Asset impairment charges,” totaled $120 and $91, pre-tax, in 2003 and 2001, respectively. In both years, the impairment reviews were conducted as a consequence of a corporate-level strategic plan that coordinated the closings of several locations over a relatively short period of time. The 2001 charge related to investments by acquired companies in stores opened shortly after the Fred Meyer merger that did not perform as expected during 2000 and 2001. Based on those results and forecasts for 2002 and beyond, the Company performed an impairment review in the third quarter of 2001 that resulted in a pre-tax charge of $91. The 2003 charge related to locations whose operating performance deteriorated subsequent to the 2001 review. During the fourth quarter of 2003, the Company authorized closure of several stores throughout the country based on results for 2002 and 2003, as well as updated projections for 2004 and beyond. This event triggered an impairment review of stores slated for closure as well as several other under-performing locations in the fourth quarter of 2003. The review resulted in a pre-tax charge totaling $120. These charges are more fully described below. No corporate-level asset impairment charges were recorded in 2002.

Assets to be Disposed of

The impairment charges for assets to be disposed of related primarily to the carrying values of land, buildings, equipment and leasehold improvements for stores that have closed or have been approved for closure. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

impairment charges were determined by estimating the fair values of the locations, less costs of disposal. Fair values were based on third party offers to purchase the assets, or market value for comparable properties, if available. As a result, pre-tax impairment charges related to assets to be disposed of were recognized, reducing the carrying value of fixed assets by $54 in 2003 and $37 in 2001.

Assets to be Held and Used

The impairment charges for assets to be held and used related primarily to the carrying values of land, buildings, equipment and leasehold improvements for stores that will continue to be operated by the Company. Updated projections, based on revised operating plans, were used, on a gross basis, to determine whether the assets were impaired. Then, discounted cash flows were used to estimate the fair value of the assets for purposes of measuring the impairment charge. As a result, impairment charges related to assets to be held and used were recognized, reducing the carrying value of fixed assets by $66 in 2003 and $54 in 2001.

Related Items: Lease Liabilities—Store Closing Plans

In connection with the 2001 asset impairment review described above, the Company recorded pre-tax operating, general and administrative expenses of $20 in 2001 for the present value of lease liabilities for stores identified for closure. In 2000, the Company also recorded pre-tax expenses $67 for the present value of lease liabilities for similar store closings. The 2000 liabilities pertained primarily to stores acquired in the Fred Meyer merger, or to stores operated prior to the merger that were in close proximity to stores acquired in the merger, that were identified as under-performing stores. In both years, liabilities were recorded for the planned closings of the stores.

Due to operational changes, performance improved at five stores that had not yet closed. As a result of this improved performance, in the first quarter of 2003 the Company modified its original plans and determined that these five locations will remain open. Additionally, closing and exit costs at other locations included in the original plans were less costly than anticipated. In total, in the first quarter of 2003, the Company recorded pre-tax income of $10 to adjust these liabilities to reflect the outstanding lease commitments through 2020 at the locations remaining under the plans. The following table summarizes the changes in the balances of the liabilities:

Balances at January 29, 2000	$—
Lease liabilities recorded	67
Payments	(10)

Balances at February 3, 2001	57
Lease liabilities recorded	20
Payments	(13)

Balances at February 2, 2002	64
Payments	(4)

Balances at February 1, 2003	60
Lease liabilities reversed	(10)
Payments, including $12 related to the synthetic lease buyout	(18)

Balances at January 31, 2004	$32

No charges were recorded in 2003 for the present value of lease liabilities for stores considered in the 2003 asset impairment review. In accordance with SFAS No. 146, which is effective for all exit and disposal activities

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

initiated after December 31, 2002, such liabilities will be recorded when these locations are closed. Most of the locations are expected to close during 2004. As a result, the Company expects to record pre-tax charges totaling approximately $25 to $32 during 2004.

Sales at Stores Approved for Closure

Sales at the stores remaining under the 2001 and 2000 closing plans totaled $65, $92 and $150 in 2003, 2002 and 2001, respectively. With respect to the 2003 plan, sales at stores that have closed or have been approved for closure totaled $433, $437 and $435 in 2003, 2002 and 2001, respectively. Net operating income or loss for these stores cannot be determined on a separately identifiable basis in accordance with GAAP.

4.    RESTRUCTURING CHARGES

On December 11, 2001, the Company outlined the Strategic Growth Plan (“Plan”) to support additional investment in its core business to increase sales and market share. The Plan had three key elements: reduction of operating, general and administrative expenses, increased coordination of merchandising and procurement activities, and targeted retail price reductions. In the fourth quarter of 2001, the Company recorded a pre-tax restructuring charge of $37 primarily for severance agreements associated with the Plan. Restructuring charges related to the Plan totaled $15, pre-tax, in 2002. The majority of the 2002 expenses related to severance agreements, distribution center consolidation and conversion costs. No restructuring charges related to the Plan were incurred in 2003.

The following table summarizes the changes in the balances of the liabilities associated with the Plan:

Severance & Other Costs
Balance at February 2, 2002	$37
Additions	15
Payments	(44)

Balance at February 1, 2003	$8
Additions	—
Payments	(3)

Balance at January 31, 2004	$5

All severance agreements associated with these liabilities have been paid. The remaining $5 of liabilities represent long-term obligations, including lease commitments through 2009 related to the consolidation of the Company’s Nashville division office.

5.    GOODWILL, NET

As described in Note 1, the Company adopted SFAS No. 142 on February 3, 2002. The transitional impairment review required by SFAS No. 142 resulted in a $26 pre-tax non-cash loss to write off the jewelry store division goodwill based on its implied fair value. Impairment primarily resulted from the recent operating performance of the division and review of the division’s projected future cash flows on a discounted basis, rather than on an undiscounted basis, as was the standard under SFAS No. 121, prior to adoption of SFAS No. 142. This loss was recorded as a cumulative effect of an accounting change, net of a $10 tax benefit, in the first quarter of 2002. No impairment resulted from the Company’s annual evaluation of goodwill performed during the fourth quarter of 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The annual evaluation performed during the fourth quarter of 2003 resulted in a $444 non-cash impairment charge related to the goodwill at the Company’s Smith’s division. This impairment charge, which is non-deductible for income tax purposes, adjusted the carrying value of the division’s goodwill to its implied fair value. In 2003, the Smith’s division experienced a substantial decline in operating performance when compared to prior year results and budgeted 2003 results. Additionally, the Company has forecasted a further decline in the future operating performance of this division. The decline in expected performance reflects both investments in capital and targeted retail price reductions intended to maintain and grow market share and provide acceptable long-term return on capital. No impairment was indicated during this review for goodwill at other Company divisions.

The following table summarizes the changes in the Company’s net goodwill balance during 2003 and 2002:

Balance at February 2, 2002	$3,594
Cumulative effect of an accounting change	(26)
Goodwill recorded	9
Reclassifications	(2)

Balance at February 1, 2003	$3,575
Goodwill impairment charge	(444)
Goodwill recorded	9
Purchase accounting adjustments in accordance with SFAS No. 141	(6)

Balance at January 31, 2004	$3,134

The following table adjusts net earnings, net earnings per basic common share and net earnings per diluted common share for the adoption of SFAS No. 142. This reflects the elimination of goodwill amortization, and its tax effect, in 2001, and the elimination of the cumulative effect of the accounting change, and its tax effect, in 2002.

	2003	2002	2001
Reported net earnings	$315	$1,205	$1,043
Add back:
Goodwill amortization (1)	—	—	91
Cumulative effect of accounting change (1)	—	16	—

Adjusted net earnings	315	1,221	1,134
Earnings per basic common share:
Reported net earnings	$0.42	$1.55	$1.30
Add back:
Goodwill amortization (1)	—	—	0.11
Cumulative effect of accounting change (1)	—	0.02	—

Adjusted net earnings	0.42	1.57	1.41
Earnings per diluted common share:
Reported net earnings	$0.42	$1.52	$1.26
Add back:
Goodwill amortization (1)	—	—	0.11
Cumulative effect of accounting change (1)	—	0.02	—

Adjusted net earnings	0.42	1.54	1.37

(1)	Amounts are net of income tax benefits

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

6.    PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consists of:

	2003	2002
Land	$1,519	$1,357
Buildings and land improvements	4,435	3,947
Equipment	7,745	7,583
Leasehold improvements	3,555	3,176
Construction-in-progress	636	802
Leased property under capital leases	535	564

	18,425	17,429
Accumulated depreciation and amortization	(7,247)	(6,881)

Total	$11,178	$10,548

Accumulated depreciation for leased property under capital leases was $246 at January 31, 2004 and $248 at February 1, 2003.

Approximately $1,180 and $1,235, original cost, of Property, Plant and Equipment collateralized certain mortgages at January 31, 2004 and February 1, 2003, respectively.

7.    TAXES BASED ON INCOME

The provision for taxes based on income consists of:

	2003	2002	2001
Federal
Current	$177	$293	$414
Deferred	239	361	188

	416	654	602
State and local	39	79	66

	455	733	668
Tax benefit from cumulative effect of an accounting change	—	(10)	—

	$455	$723	$668

A reconciliation of the statutory federal rate and the effective rate follows:

	2003	2002	2001
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	3.3%	2.6%	2.5%
Non-deductible goodwill	20.2%	0.0%	1.7%
Other changes, net	0.6%	(0.1)%	(0.1)%

	59.1%	37.5%	39.1%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The tax effects of significant temporary differences that comprise tax balances were as follows:

	2003	2002
Current deferred tax assets:
Net operating loss carryforwards	$19	$20
Other	—	78

Total current deferred tax assets	19	98
Current deferred tax liabilities:
Compensation related costs	(4)	(39)
Insurance related costs	(13)	(18)
Inventory related costs	(127)	(80)
Other	(13)	—

Total current deferred tax liabilities	(157)	(137)

Current deferred taxes	$(138)	$(39)

Long-term deferred tax assets:
Compensation related costs	$264	$272
Insurance related costs	43	26
Lease accounting	30	45
Closed store reserves	91	41
Net operating loss carryforwards	98	112
Other	68	4

	594	500
Valuation allowance	(150)	(150)

Long-term deferred tax assets, net	444	350
Long-term deferred tax liabilities:
Depreciation	(1,243)	(895)
Deferred income	(191)	(164)

Total long-term deferred tax liabilities	(1,434)	(1,059)

Long-term deferred taxes	$(990)	$(709)

At January 31, 2004, the Company had net operating loss carryforwards for federal income tax purposes of $310 that expire from 2010 through 2018. In addition, the Company had net operating loss carryforwards for state income tax purposes of $474 that expire from 2009 through 2023. The utilization of certain of the Company’s net operating loss carryforwards may be limited in a given year.

The Company’s valuation allowance pertains to a Ralphs Grocery Co., pre-acquisition federal tax controversy. Any tax benefits subsequently recognized would be applied to reduce goodwill. Conversely, any additional tax resulting from the controversy and interest incurred up to the date of acquisition would increase goodwill. The cash flow impact of an adverse decision would be approximately $184 as of January 31, 2004.

At January 31, 2004, the Company had state Alternative Minimum Tax Credit carryforwards of $5. In addition, the Company had other state credits of $21, which expire from 2004 through 2013. The utilization of certain of the Company’s credits may be limited in a given year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The amounts of cash paid for income taxes in 2003, 2002 and 2001 were reduced by approximately $130, $106 and $22 respectively, as a result of federal bonus depreciation. This provision is scheduled to expire in December 2004 and the Company expects the related cash benefit will begin to reverse in 2005.

8.    DEBT OBLIGATIONS

Long-term debt consists of:

	2003	2002
Credit Agreements	$391	$51
5.50% to 9.20% Senior Notes and Debentures due through 2029	6,842	7,224
4.01% to 12.00% mortgages due in varying amounts through 2017	481	504
Other	159	275

Total debt	7,873	8,054
Less current portion	(225)	(329)

Total long-term debt	$7,648	$7,725

As of January 31, 2004, the Company had an $812.5 Five-Year Credit Agreement, a $700 Five-Year Credit Agreement and a $1,000 364-Day Credit Agreement. The $812.5 five-year facility terminates on May 23, 2006, unless extended or earlier terminated by the Company. The $700 five-year facility terminates on May 22, 2007, unless extended or earlier terminated by the Company. The 364-Day facility terminates on May 20, 2004, unless extended, converted into a one-year term loan, or earlier terminated by the Company. Borrowings under these credit agreements bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time of (A) the base rate of Citibank, N.A., (B) ½% over a moving average of secondary market morning offering rates for three-month certificates of deposit adjusted for reserve requirements, and (C) ½% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate (“Eurodollar Rate”) plus an Applicable Margin. In addition, the Company pays a Facility Fee in connection with these credit agreements. Both the Applicable Margin and the Facility Fee vary based upon the Company’s achievement of a financial ratio or credit rating. At January 31, 2004, the Applicable Margin for the 364-Day facility was .525% and for the five-year facilities was .500%. The Facility Fee for the 364-Day facility was .100% and for the five-year facilities was .125%. The credit agreements contain covenants, which, among other things, require the maintenance of certain financial ratios, including fixed charge coverage and leverage ratios. The Company may prepay the credit agreements in whole or in parts, at any time, without a prepayment penalty. The weighted average interest rate on the amounts outstanding under the credit agreements was 1.13% and 1.81% at January 31, 2004 and February 1, 2003, respectively.

At January 31, 2004, the Company also maintained a $75 money market line. In addition to credit agreement borrowings, borrowings under the money market line and some outstanding letters of credit reduce funds available under the Company’s credit agreements. At January 31, 2004, these letters of credit totaled $227. The Company had no borrowings under the money market line at January 31, 2004. The Company’s credit agreement borrowings have been classified as long-term borrowings because the Company expects that these borrowings will be refinanced using the same type of securities. The Company has the ability to refinance these borrowings on a long-term basis, and has presented the amounts accordingly. The money market line borrowings allow the Company to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the Company’s credit agreements.

At January 31, 2004, the Company also had a $100 pharmacy receivable securitization facility that provided capacity incremental to the $2,512.5 described above. Funds received under this $100 facility do not reduce funds

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

available under the Credit Facilities. Collection rights to some of the Company’s pharmacy accounts receivable balances are sold to initiate the drawing of funds under the facility. As of January 31, 2004, the Company had no borrowings under this additional $100 facility.

All of the Company’s outstanding public debt is subject to early redemption at varying times and premiums, at the option of the Company. In addition, subject to certain conditions, some of the Company’s publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days’ notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. “Redemption Event” is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company or (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company’s Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company.

The aggregate annual maturities and scheduled payments of long-term debt, as of year-end 2003, for the years subsequent to 2003 are:

2004	$225
2005	$799
2006	$528
2007	$924
2008	$994
Thereafter	$4,403

Total long-term debt	$7,873

9.    FINANCIAL INSTRUMENTS

Interest Rate Risk Management

The Company historically has used derivatives to manage its exposure to changes in interest rates. The interest differential to be paid or received is accrued as interest expense. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, defines derivatives, requires that derivatives be carried at fair value on the balance sheet, and provides for hedge accounting when certain conditions are met. In accordance with this standard, the Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of related tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as fair value hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings.

The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

The Company’s current program relative to interest rate protection contemplates both fixing the rates on variable rate debt and hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, the Company uses the following guidelines: (i) use average daily bank balance to determine

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $2.5 billion or less, (iii) include no leverage products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

Annually, the Company reviews with the Financial Policy Committee of the Board of Directors compliance with the guidelines. In addition, the Company’s internal auditors review compliance with these guidelines on at least an annual basis. These guidelines may change as the Company’s needs dictate.

The table below summarizes the outstanding interest rate swaps designated as hedges as of January 31, 2004, and February 1, 2003. The variable component of each interest rate swap outstanding at January 31, 2004, was based on LIBOR as of January 31, 2004. The variable component of each interest rate swap outstanding at February 1, 2003, was based on LIBOR as of February 1, 2003.

	2003		2002
	Pay Floating	Pay Fixed	Pay Floating	Pay Fixed
Notional amount	$1,825	$300	$1,673	$723
Duration in years	2.63	0.04	5.15	0.76
Average variable rate	5.67%	1.12%	3.69%	1.36%
Average fixed rate	7.45%	3.22%	7.25%	3.02%

Commodity Price Protection

The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which the Company expects to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales. Any commitments for which the Company does not expect to take delivery and, as a result, will require net settlement, are marked to fair value on a quarterly basis.

10.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it was practicable to estimate that value:

Cash and Temporary Cash Investments, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

The carrying amounts of these items approximated fair value.

Long-term Investments

The fair values of these investments were estimated based on quoted market prices for those or similar investments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Long-term Debt

The fair value of the Company’s long-term debt, including the current portion thereof, was estimated based on the quoted market price for the same or similar issues. If quoted market prices were not available, the fair value was based on the net present value of future cash flows using the forward interest rate yield curve in effect at the respective year-ends. The carrying values of long-term debt outstanding under the Company’s credit agreements, approximated fair value.

Interest Rate Protection Agreements

The fair value of these agreements was based on the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective year-ends.

Commodity Price Protection

At February 1, 2003, the Company was party to certain energy purchase commitments that provided for supplies in excess of its expected demand for electricity. The fair value of the excess energy purchase commitments was based on the net present value of future cash flows using forward market prices for electricity in California in effect at February 1, 2003. In July 2003, the Company reached an agreement through which it ended supply arrangements in California with Dynegy, Inc. related to these two contracts and two other electricity contracts that had been previously accounted for as normal purchases normal sales contracts. The Federal Energy Regulatory Commission approved the agreement on July 23, 2003. During the third quarter of 2003, the Company paid $107, before the related tax benefits, to settle disputes related to prior over-payments, terminate two of the four contracts effective July 6, 2003, and terminate the remaining two agreements effective September 1, 2003. As a result of the settlement, the Company recorded $62 of pre-tax expense in the second quarter of 2003.

The estimated fair values of the Company’s financial instruments are as follows:

	2003		2002
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Cash and temporary cash investments	$159	$159	$171	$171
Long-term investments for which it is
Practicable	$70	$70	$111	$122
Not Practicable	$15	$—	$15	$—
Debt for which it is (1)
Practicable	$(7,977)	$(9,023)	$(8,164)	$(8,812)
Not Practicable	$—	$—	$—	$—
Interest Rate Protection Agreements
Receive variable swaps	$—	$—	$(9)	$(9)
Receive fixed swaps (2)	$6	$6	$110	$110
Interest rate collar	$—	$—	$(6)	$(6)
Commodity Price Protection Agreements	$—	$—	$(72)	$(72)

(1)	Excludes capital lease obligations

(2)

During 2003, the Company terminated six interest rate swap agreements that were accounted for as fair value hedges. Approximately $114 of proceeds received as a result of these terminations were recorded as adjustments to the carrying values of the underlying debt and are being amortized over the remaining lives of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

the debt. As of January 31, 2004, the unamortized balances totaled approximately $98. The Company also initiated 10 new interest rate swap agreements during 2003 that are being accounted for as fair value hedges. As of January 31, 2004, assets totaling $6 were recorded to reflect the fair value of these new agreements, offset by increases in the fair value of the underlying debt.

The use of different assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company actually could realize. In addition, the Company is not subjected to a concentration of credit risk related to these instruments.

The investments for which it was not practicable to estimate fair value related primarily to investments, at cost, in an online business-to-business retail exchange. The investment in the retail exchange is evaluated for impairment based on the retail exchange’s business plan.

11.    LEASES

The Company operates primarily in leased facilities. Lease terms generally range from 10 to 20 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rents based on sales, or payment of executory costs such as property taxes, utilities, or insurance and maintenance. Rent expense for leases with escalation clauses, capital improvement funding and other lease concessions is accounted for on a straight-line basis over the minimum lease term. Portions of certain properties are subleased to others for periods generally ranging from one to 20 years.

Rent expense (under operating leases) consists of:

	2003	2002	2001
Minimum rentals	$740	$739	$718
Contingent payments	9	10	14
Sublease income	(96)	(93)	(82)

	$653	$656	$650

Minimum annual rentals for the five years subsequent to 2003 and in the aggregate are:

	Capital Leases	Operating Leases
2004	$66	$784
2005	64	746
2006	61	691
2007	57	644
2008	54	595
Thereafter	439	4,201

	741	$7,661

Less estimated executory costs included in capital leases	(6)

Net minimum lease payments under capital leases	735
Less amount representing interest	(348)

Present value of net minimum lease payments under capital leases	$387

Total future minimum rentals under noncancellable subleases at January 31, 2004, were $354.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

12.    EARNINGS PER COMMON SHARE

Basic earnings per common share equals net earnings divided by the weighted average number of common shares outstanding. Diluted earnings per common share equals net earnings divided by the weighted average number of common shares outstanding after giving effect to dilutive stock options and warrants.

The following table provides a reconciliation of earnings before the cumulative effect of an accounting change and shares used in calculating basic earnings per share to those used in calculating diluted earnings per share.

	For the year ended January 31, 2004			For the year ended February 1, 2003			For the year ended February 2, 2002
	Earnings (Numer- ator)	Shares (Denomi- nator)	Per Share Amount	Earnings (Numer- ator)	Shares (Denomi- nator)	Per Share Amount	Earnings (Numer- ator)	Shares (Denomi- nator)	Per Share Amount
Basic EPS	$315	747	$0.42	$1,221	779	$1.57	$1,043	804	$1.30
Dilutive effect of stock option awards and warrants	—	7			12		—	21

Diluted EPS	$315	754	$0.42	$1,221	791	$1.54	$1,043	825	$1.26

For the years ended January 31, 2004, February 1, 2003, and February 2, 2002, there were options outstanding for approximately 33.7, 25.0, and 13.9 shares of common stock, respectively, that were excluded from the computation of diluted EPS. These shares were excluded because their inclusion would have had an anti-dilutive effect on EPS.

13.    STOCK OPTION PLANS

The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. All awards become immediately exercisable upon certain changes of control of the Company.

The Company grants options for common stock to employees under various plans, as well as to its non-employee directors, at an option price equal to the fair market value of the stock at the date of grant. In addition to cash payments, the plans generally provide for the exercise of options by exchanging issued shares of stock of the Company. At January 31, 2004, approximately 13.8 shares of common stock were available for future options under these plans. Options generally will expire 10 years from the date of grant. Options vest in one year to five years from the date of grant or, for certain options, the earlier of the Company’s stock reaching certain pre-determined market prices or nine years and six months from the date of grant.

In addition to the stock options described above, the Company also awards restricted stock to employees under various plans. The restrictions on these awards generally lapse in one year to five years from the date of the awards and expense is recognized over the lapsing cycle. The Company generally records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the date of award. For approximately 1.0 shares of restricted stock that vested based on the achievement of synergy goals established in connection with the Fred Meyer merger, the Company recorded expense in an amount equal to the fair market value of the underlying stock on the date the synergy goals were achieved. The Company issued approximately 0.7, 1.1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

and 0.4 shares of restricted stock in 2003, 2002 and 2001, respectively. As of January 31, 2004, approximately 0.3 shares of common stock were available for future restricted stock awards. Compensation expense included in net earnings for restricted stock awards totaled approximately $8, $6 and $8, after-tax, in 2003, 2002 and 2001, respectively.

Changes in options outstanding under the stock option plans, excluding restricted stock awards, were:

	Shares subject to option	Weighted average exercise price
Outstanding, year-end 2000	63.4	$13.68
Granted	6.1	$24.43
Exercised	(8.8)	$8.08
Canceled or Expired	(1.0)	$21.33

Outstanding, year-end 2001	59.7	$15.48
Granted	14.5	$18.53
Exercised	(6.8)	$6.27
Canceled or Expired	(1.2)	$22.31

Outstanding, year-end 2002	66.2	$16.97
Granted	0.3	$16.34
Exercised	(4.9)	$7.59
Canceled or Expired	(1.5)	$21.19

Outstanding, year-end 2003	60.1	$17.62

A summary of options outstanding and exercisable at January 31, 2004 follows:

Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted-Average Exercise Price	Options Exercisable	Weighted-Average Exercise Price
		(In years)
$ 3.57 - $10.38	13.7	1.70	$8.17	13.7	$8.17
$10.46 - $14.93	12.9	6.63	$14.34	7.6	$13.94
$15.26 - $16.59	6.3	6.12	$16.54	4.2	$16.56
$17.37 - $22.82	7.1	4.43	$21.17	5.9	$21.06
$23.00 - $31.91	20.1	6.73	$25.15	11.4	$25.69

$ 3.57 - $31.91	60.1	5.23	$17.62	42.8	$16.48

If compensation cost for the Company’s stock option plans had been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company’s net earnings and diluted earnings per common share would have been reduced to the pro forma amounts below:

	2003		2002		2001
	Actual	Pro Forma	Actual	Pro Forma	Actual	Pro Forma
Net earnings	$315	$275	$1,205	$1,164	$1,043	$1,004
Earnings per diluted common share	$0.42	$0.36	$1.52	$1.47	$1.26	$1.22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on historical assumptions shown in the table below. The amounts reflected in this pro forma disclosure are not indicative of future amounts. The following table reflects the assumptions used for grants awarded in each year to option holders:

	2003	2002	2001
Weighted average expected volatility (based on historical volatility)	30.23%	29.72%	29.07%
Weighted average risk-free interest rate	3.33%	4.40%	3.93%
Expected term	8.5 years	8.4 years	8.3 years

The weighted average fair value of options granted during 2003, 2002 and 2001 was $7.09, $8.49 and $10.68, respectively.

Grants in 2003 were unusually low and, conversely, grants in 2002 were unusually high, due primarily to a general grant of approximately 3.8 stock options to management and support employees, and approximately 3.9 options to executives including senior officers and division presidents, that was approved by the Compensation Committee of the Board of Directors on December 12, 2002 (fiscal 2002). This grant replaced a planned grant in May 2003 and was accelerated to secure the continued alignment of employee interests with those of the shareholders as strategic plans are implemented. The Committee also made awards of restricted stock to senior officers and division presidents in recognition of their vital role in a challenging operating environment. The restrictions on these shares will lapse after three years, assuming the recipients’ continued employment with the Company during that period.

14.    COMMITMENTS AND CONTINGENCIES

The Company continuously evaluates contingencies based upon the best available evidence.

The Company believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from the Company’s estimates, future earnings will be charged or credited.

The principal contingencies are described below:

Insurance — The Company’s workers’ compensation risks are self-insured in certain states. In addition, other workers’ compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers’ compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

Litigation — The Company is involved in various legal actions arising in the normal course of business. Although occasional adverse decisions (or settlements) may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the financial position or results of operations of the Company.

Purchase Commitment — In 2003, the Company reached an agreement to settle litigation with respect to its former interest in and product supply arrangement with Santee Dairies, Inc. (Santee). The Company sold its 50% interest in the Santee and received a release from past claims against the Company, as well as a reduction in its purchase commitments to Santee.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Guarantees — The Company periodically enters into real estate joint ventures in connection with the development of certain properties. The Company usually sells its interests in such partnerships upon completion of the projects. As of January 31, 2004, the Company was a partner with 50% ownership in two real estate joint ventures for which it has guaranteed approximately $7 of debt incurred by the ventures. Based on the covenants underlying this indebtedness as of January 31, 2004, it is unlikely that the Company will be responsible for repayment of these obligations. The Company has also guaranteed approximately $5 of promissory notes of a third real estate partnership. The Company believes that it is reasonably possible that the Company will be required to fund most of this obligation when the notes mature in 2012.

Assignments — The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Company could be required to satisfy the obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of the Company’s assignments among third parties, and various other remedies available, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote.

15.    SUBSEQUENT EVENTS

On February 29, 2004, the Company announced that it was notified by the United Food and Commercial Workers (“UFCW”) union that a new labor contract covering supermarket employees in southern California had been ratified by union members, ending a 141-day work stoppage. The Company believes the new labor agreement will continue to provide competitive wages and benefits at lower costs to the Company than the previous labor agreement would have required.

16.    WARRANT DIVIDEND PLAN

On February 28, 1986, the Company adopted a warrant dividend plan providing for stock purchase rights to owners of the Company’s common stock. The plan was amended and restated as of April 4, 1997, and further amended on October 18, 1998. Each share of common stock currently has attached one-fourth of a right. Each right, when exercisable, entitles the holder to purchase from the Company one ten-thousandth of a share of Series A Preferred Shares, par value $100 per share, at $87.50 per one ten-thousandth of a share. The rights will become exercisable, and separately tradable, 10 business days following a tender offer or exchange offer resulting in a person or group having beneficial ownership of 10% or more of the Company’s common stock. In the event the rights become exercisable and thereafter the Company is acquired in a merger or other business combination, each right will entitle the holder to purchase common stock of the surviving corporation, for the exercise price, having a market value of twice the exercise price of the right. Under certain other circumstances, including certain acquisitions of the Company in a merger or other business combination transaction, or if 50% or more of the Company’s assets or earnings power are sold under certain circumstances, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock of the acquiring company with a market value of two times the exercise price. At the Company’s option, the rights, prior to becoming exercisable, are redeemable in their entirety at a price of $0.01 per right. The rights are subject to adjustment and expire March 19, 2006.

17.    STOCK

Preferred Stock

The Company has authorized 5 shares of voting cumulative preferred stock; 2 were available for issuance at January 31, 2004. Fifty thousand shares have been designated as “Series A Preferred Shares” and are reserved for issuance under the Company’s warrant dividend plan. The stock has a par value of $100 and is issuable in series.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Common Stock

The Company has authorized 1,000 shares of common stock, $1 par value per share. On May 20, 1999, the shareholders authorized an amendment to the Amended Articles of Incorporation to increase the authorized shares of common stock from 1,000 to 2,000 when the Board of Directors determines it to be in the best interest of the Company.

Common Stock Repurchase Program

In December of 1999, the Company began a program to repurchase common stock to reduce dilution resulting from our employee stock option plans. This program is solely funded by proceeds from stock option exercises, including the tax benefit. On March 1, 2001, the Board authorized the repurchase of an incremental $1,000 of Kroger common stock. During fiscal 2001, the Company made open market purchases of $343 under the $1,000 authorization and $209 under previous Board authorizations. During fiscal 2002, the Company made open market purchases of approximately $657 to complete the $1,000 program. Effective December 10, 2002, the Board authorized a new stock repurchase program totaling $500. The Company made open market purchases of $277 and $63 under this plan in fiscal 2003 and 2002, respectively. As of April 9, 2004, the Company has repurchased approximately $103 under this plan in fiscal 2004. The Company also reacquired approximately $24, $65 and $180 under the stock option program in fiscal 2003, 2002 and 2001, respectively. Purchases of stock under the Board approved repurchase programs are made when the expected return exceeds our cost of capital.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

18.    BENEFIT PLANS

The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees and some union-represented employees as determined by the terms and conditions of collective bargaining agreements. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. The majority of the Company’s employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care benefits occurs as claims or premiums are paid.

Information with respect to change in benefit obligation, change in plan assets, net amounts recognized at end of fiscal years, weighted average assumptions and components of net periodic benefit cost follow:

	Pension Benefits		Other Benefits
	2003	2002	2003	2002
Change in benefit obligation:
Benefit obligation at beginning of fiscal year	$1,674	$1,364	$352	$298
Service cost	100	78	8	13
Interest cost	107	108	21	24
Plan participants’ contributions	—	—	8	7
Amendments	13	—	(41)	—
Actuarial loss	35	215	44	29
Benefits paid	(85)	(91)	(29)	(19)

Benefit obligation at end of fiscal year	$1,844	$1,674	$363	$352

Change in plan assets:
Fair value of plan assets at beginning of fiscal year	$1,089	$1,275	$—	$—
Actual return on plan assets	271	(99)	—	—
Employer contribution	104	4	21	12
Plan participants’ contributions	—	—	8	7
Benefits paid	(85)	(91)	(29)	(19)

Fair value of plan assets at end of fiscal year	$1,379	$1,089	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Pension plan assets include $134 and $109 of common stock of The Kroger Co. at January 31, 2004 and February 1, 2003, respectively. The plan owned 7.3 million shares of The Kroger Co. common stock at January 31, 2004, unchanged from February 1, 2003.

	Pension Benefits		Other Benefits
	2003	2002	2003	2002
Net liability recognized at end of fiscal year:
Funded status at end of year	$(465)	$(585)	$(363)	$(352)
Unrecognized actuarial (gain) loss	361	477	34	(10)
Unrecognized prior service cost	28	20	(50)	(14)
Unrecognized net transition (asset) obligation	(1)	(1)	1	1

Net liability recognized at end of fiscal year	$(77)	$(89)	$(378)	$(375)

Prepaid benefit cost	$2	$2	$—	$—
Accrued benefit liability	(79)	(91)	(378)	(375)
Additional minimum liability	(227)	(307)	—	—
Intangible asset	29	20	—	—
Accumulated other comprehensive loss	198	287	—	—

Net liability recognized at end of fiscal year	$(77)	$(89)	$(378)	$(375)

	Pension Benefits		Other Benefits
	2003	2002	2003	2002
Weighted average assumptions
Discount rate – Benefit obligation	6.25%	6.75%	6.25%	6.75%
Discount rate – Net periodic benefit cost	6.75%	7.25%	6.75%	7.25%
Expected return on plan assets	8.50%	9.50%
Rate of compensation increase	3.50%	3.50%

To determine the expected return on pension plan assets, the Company contemplates current and forecasted plan asset allocations as well as historical and forecasted returns on various asset categories. The average annual return on pension plan assets for the 10 calendar years ended December 31, 2003, was 9.6%, net of all fees and expenses. The Company reduced the pension return assumption to 8.5% for 2003 from 9.5% in 2002. The Company believes the reduction in the pension return assumption was appropriate because future returns are not expected to achieve the same level of performance as the historical average annual return. For measurement purposes, a 10% initial annual rate of increase, and a 5% ultimate annual rate of increase, in the per capita cost of other benefits, were assumed for pre-retirement age personnel in 2003 and 2002.

	Pension Benefits			Other Benefits
	2003	2002	2001	2003	2002	2001
Components of net periodic benefit cost:
Service cost	$100	$78	$65	$8	$13	$11
Interest cost	107	108	96	21	24	20
Expected return on plan assets	(122)	(134)	(131)	—	—	—
Amortization of:
Transition asset	(1)	(1)	—	—	—	—
Prior service cost	5	3	4	(5)	(2)	(3)
Actuarial (gain) loss	3	2	(5)	—	(2)	(3)

Net periodic benefit cost	$92	$56	$29	$24	$33	$25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following table provides the projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”) and the fair value of plan assets for all company-sponsored pension plans. As of year-end 2003, the PBO, ABO and fair value of plan assets related to the nonqualified, excess retirement benefit plan (“Nonqualified Plan”) were $78, $72 and $0, respectively. The Nonqualified Plan is not funded because of unfavorable tax treatment that would be received if it were funded.

	2003	2002
PBO at end of fiscal year	$1,844	$1,674
ABO at end of fiscal year	$1,683	$1,485
Fair value of plan assets at end of year	$1,379	$1,089

The following table provides information about the target and actual pension plan asset allocations. Allocation percentages are shown as of December 31 for each respective year. The pension plan measurement date is the December 31st nearest the fiscal year-end.

	Target allocations	Actual allocations
	2003	2003	2002
Pension plan asset allocation, as of December 31:
Domestic equity securities	40.0%	40.7%	38.9%
International equity securities	22.0	24.1	16.9
Investment grade debt securities	19.0	21.3	29.4
High yield debt securities	8.0	8.6	8.2
Private equity	8.0	3.5	4.9
Real estate	3.0	0.4	0.1
Other	0.0	1.4	1.6

Total	100.0%	100.0%	100.0%

Investment objectives, policies and strategies are set by the Pension Investment Committee (the “Committee”) appointed by the CEO. The primary objectives include holding, protecting and investing the assets and distributing benefits to participants and beneficiaries of the pension plans. Investment objectives have been established based on a comprehensive review of the capital markets and each underlying plan’s current and projected financial requirements. The time horizon of the investment objectives is long-term in nature and plan assets are managed on a going-concern basis.

Investment objectives and guidelines specifically applicable to each manager of assets are established and reviewed annually. Derivative instruments may be used for specified purposes. Any use of derivative instruments for a purpose or in a manner not specifically authorized is prohibited, unless approved in advance by the Committee. Common stock of The Kroger Co. is included in plan assets subject to statutory limitations restricting additional purchases when the fair value of the stock equals or exceeds 10% of plan assets.

The current target allocations shown represent five-year targets that were established in 2002 and intended to be achieved over a five-year period. To maintain actual asset allocations consistent with target allocations, assets are reallocated or rebalanced on a regular basis. Cash flow from employer contributions and participant benefit payments is used to fund underweight asset classes and divest overweight asset classes, as appropriate. The Company expects that cash flow will be sufficient to meet most rebalancing needs. On February 18, 2003, the Company made a cash contribution of $100 to its pension plans. The Company is required to make a cash

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

contribution of $34 by September 15, 2004, and intends to contribute an additional $149 by September 15, 2004. The Company expects the additional contributions made during 2004 will reduce its minimum required contributions in future years. Among other things, performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Point Increase	1% Point Decrease
Effect on total of service and interest cost components	$4	$(3)
Effect on postretirement benefit obligation	$39	$(33)

The Company participates in various multi-employer plans for substantially all employees represented by unions. The Company is required to make contributions to these plans in amounts established under collective bargaining agreements. Pension expense for these plans is recognized as contributions are funded. Benefits are generally based upon a fixed amount for each year of service. The Company contributed $169, $153, and $114 to these funds in fiscal 2003, 2002 and 2001, respectively. The Company would have contributed an additional $13 to these plans in 2003 had there been no labor disputes. Based on the most recent information available to us, we believe theses plans are underfunded. The decline in the value of assets held in the funds supporting these plans, coupled with the high level of benefits generally provided, has led to the underfunding. As a result, we expect that contributions to these plans will continue to increase and the benefit levels and related issues will continue to create collective bargaining challenges. Two recently completed labor negotiations, including southern California, resulted in a reduction of liabilities (and, therefore, expected contribution increases). These multi-employer funds are managed by trustees, appointed by management of the employers (including Kroger) and labor in equal number, who have fiduciary obligations to act prudently. Thus, while we expect contributions to these funds to continue to increase as they have in recent years, the amount of increase will depend upon the outcome of collective bargaining, actions taken by trustees and the actual return on assets held in these funds. For these reasons, it is not practicable to determine the amount by which the Company’s multi-employer pension contributions will increase. Moreover, if the Company were to exit markets, it may be required to pay a withdrawal liability. Any adjustments for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated.

The Company also administers certain defined contribution plans for eligible union and non-union employees. The cost of these plans for 2003, 2002 and 2001 was $14, $20 and $19, respectively.

19.    RECENTLY ISSUED ACCOUNTING STANDARDS

SFAS No. 132, “Employer’s Disclosures about Pensions and Other Postretirement Benefits” was revised by the FASB in December 2003. The revised statement requires new annual disclosures about the types of plan assets, investment strategy, measurement date, plan obligations and cash flows as well as components of the net periodic benefit cost recognized in interim periods. The new annual disclosure requirements apply to fiscal years ending after December 15, 2003, except for the disclosure of expected future benefit payment, which must be disclosed for fiscal years ending after June 15, 2004. Interim period disclosures are generally effective for interim periods beginning after December 15, 2003. The Company has included the disclosures required by SFAS No. 132 in Note 18.

SFAS No. 143, “Asset Retirement Obligations,” was issued by the FASB in August of 2001. This standard addresses obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 became effective for Kroger on February 2, 2003. Adoption of this standard did not have a material effect on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” was issued by the FASB in April of 2002. SFAS No. 145 became effective for Kroger on February 2, 2003. This Statement eliminates the requirement that gains and losses due to the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Adoption of SFAS No. 145 required the Company to reclassify the debt extinguishments recorded as extraordinary items in 2002 as interest expense in the respective periods. Theses debt extinguishments were recorded during the first two quarters of 2002 and totaled $19 of pre-tax expense. Pre-tax expense totaling $18 related to premiums paid in connection with the repurchase of $100 of long-term bonds, and the write-off of the related deferred financing costs, was recorded in 2003.

FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” was issued by the FASB in January of 2003 and revised in December 2003. FIN 46 provides guidance relating to the identification of, and financial reporting for, variable-interest entities, as defined in the Interpretation. FIN 46 is effective for all variable-interest entities created after January 31, 2003. For any variable-interest entities created prior to February 1, 2003, FIN 46 became effective on February 1, 2004, the beginning of the Company’s first quarter of 2004, unless earlier adopted, except for entities designated as special purpose entities for which the effective date was the fourth quarter of 2003. In the fourth quarter of 2003, the Company adopted FIN 46 for a mortgagor (the “Mortgagor”) of certain of the Company’s properties. In prior years, the Company had purchased a portion of the debt issued by the Mortgagor to reduce the Company’s effective interest expense. These purchases were classified as investments in the Company’s Consolidated Balance Sheets. Consolidation of the Mortgagor reduced both the Company’s investments and total debt by approximately $65. Consolidation of the Mortgagor had an immaterial effect on the Company’s Consolidated Statements of Earnings and Consolidated Statements of Cash Flows. The Company continues to review its partnerships, joint ventures and other financing arrangements for potential consolidation under this Interpretation. If the Company is required to consolidate any other entities in the first quarter of 2004, the Company anticipates that such consolidation will have an immaterial effect on its financial statements.

EITF Issue No. 03-10, “Application of Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers,” was issued in November 2003. EITF Issue No. 03-10 addresses the accounting for manufacturer sales incentives offered directly to consumers, including manufacturer coupons. EITF Issue No. 03-10 became effective for the Company on February 1, 2004, the beginning of its first quarter of 2004. The Company believes the adoption of EITF Issue No. 03-10 will have an immaterial effect on its financial statements.

SFAS No 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” was issued by the FASB in January 2004. SFAS No. 106-1 allows for a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization act of 2003 (“Prescription Drug Act”). The Prescription Drug Act, which was signed into law in December 2003, in addition to creating a federal prescription drug benefit under Medicare (Medicare Part D), provides for a federal subsidy to sponsors of retiree health care benefit plans which provide a benefit that is at least actuarially equivalent to Medicare Part D. The Prescription Drug Act introduces two new programs to Medicare, a subsidy to plan sponsors based on 28% of an individual beneficiary’s annual prescription drug costs between $250 and $5,000 and an option for a retiree to obtain prescription drug benefit under Medicare, that must be taken into consideration when measuring the accumulated postretirement benefit. SFAS No. 106-1 does not provide specific guidance as to whether a sponsor should recognize the effect of the Prescription Drug Act in its financial statements.

The Company has elected to defer adoption of SFAS No. 106-1 due to a lack of specific guidance. As such, the net postretirement benefit costs disclosed in the Company’s Consolidated Financial Statements and Notes to the Consolidated Financial Statements do not reflect the impact on the plans of the Prescription Drug Act. Until further

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

specific guidance is provided, the Company will continue to defer adoption of SFAS No. 106-1. Authoritative guidance on the accounting for the federal subsidy is pending and, when issued, may require information previously reported in the Company’s Consolidated Financial Statements to change. The Company will continue to investigate the impact of SFAS No. 106-1 initial recognition, measurement and disclosure requirements on its Consolidated Financial Statements. The Company does not expect adoption of SFAS No. 106-1 will have a material effect on its Consolidated Financial Statements.

20.    GUARANTOR SUBSIDIARIES

The Company’s outstanding public debt (the “Guaranteed Notes”) is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of its subsidiaries (the “Guarantor Subsidiaries”). At January 31, 2004, a total of approximately $6.8 billion of Guaranteed Notes were outstanding. The Guarantor Subsidiaries and non-guarantor subsidiaries are wholly-owned subsidiaries of The Kroger Co. Separate financial statements of The Kroger Co. and each of the Guarantor Subsidiaries are not presented because the guarantees are full and unconditional and the Guarantor Subsidiaries are jointly and severally liable. The Company believes that separate financial statements and other disclosures concerning the Guarantor Subsidiaries would not be material to investors.

The non-guaranteeing subsidiaries represent less than 3% on an individual and aggregate basis of consolidated assets, pretax earnings, cash flow, and equity for all periods presented, except for consolidated pre-tax earnings in 2003. Therefore, the non-guarantor subsidiaries’ information is not separately presented in the balance sheets and the statements of cash flows, but rather is included in the column labeled “Guarantor Subsidiaries,” for those periods. The non-guaranteeing subsidiaries represented approximately 4% of 2003 consolidated pre-tax earnings. Therefore, the non-guarantor subsidiaries information is separately presented in the Condensed Consolidated Statements of Earnings for 2003. The non-guaranteeing subsidiaries represented less than 3% on an individual and aggregate basis of consolidated pre-tax earnings in 2002 and 2001. Therefore, the non-guarantor subsidiaries’ information is not separately presented for those periods, but rather is included in the column labeled “Guarantor Subsidiaries.”

There are no current restrictions on the ability of the Guarantor Subsidiaries to make payments under the guarantees referred to above, except, however, the obligations of each guarantor under its guarantee are limited to the maximum amount as will result in obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar Federal or state law (e.g., adequate capital to pay dividends under corporate laws).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following tables present summarized financial information as of January 31, 2004 and February 1, 2003 and for the three years ended January 31, 2004.

Condensed Consolidating

Balance Sheets

As of January 31, 2004

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Current assets
Cash	$26	$133	$—	$159
Receivables	106	634	—	740
Net inventories	414	3,755	—	4,169
Prepaid and other current assets	271	280	—	551

Total current assets	817	4,802	—	5,619
Property, plant and equipment, net	1,129	10,049	—	11,178
Goodwill, net	21	3,113	—	3,134
Fair value interest rate hedges	6	—	—	6
Other assets	576	(329)	—	247
Investment in and advances to subsidiaries	11,982	—	(11,982)	—

Total Assets	$14,531	$17,635	$(11,982)	$20,184

Current liabilities
Current portion of long-term debt including obligations under capital leases	$242	$6	$—	$248
Accounts payable	151	2,907	—	3,058
Other current liabilities	689	1,591	—	2,280

Total current liabilities	1,082	4,504	—	5,586
Long-term debt including obligations under capital leases
Face value long-term debt including obligations under capital leases	7,699	313	—	8,012
Adjustment to reflect fair value interest rate hedges	104	—	—	104

Long-term debt including obligations under capital leases	7,803	313	—	8,116
Other long-term liabilities	1,635	836	—	2,471

Total Liabilities	10,520	5,653	—	16,173

Shareowners’ Equity	4,011	11,982	(11,982)	4,011

Total Liabilities and Shareowners’ equity	$14,531	$17,635	$(11,982)	$20,184

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Balance Sheets

As of February 1, 2003

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Current assets
Cash	$43	$128	$—	$171
Receivables	156	521	—	677
Net inventories	397	3,778	—	4,175
Prepaid and other current assets	279	264	—	543

Total current assets	875	4,691	—	5,566
Property, plant and equipment, net	1,156	9,392	—	10,548
Goodwill, net	21	3,554	—	3,575
Fair value interest rate hedges	110	—	—	110
Other assets	619	(316)	—	303
Investment in and advances to subsidiaries	12,086	—	(12,086)	—

Total assets	$14,867	$17,321	$(12,086)	$20,102

Current liabilities
Current portion of long-term debt including obligations under capital leases	$342	$10	$—	$352
Accounts payable	179	3,090	—	3,269
Other current liabilities	1,468	519	—	1,987

Total current liabilities	1,989	3,619	—	5,608
Long-term debt including obligations under capital leases
Face value long-term debt including obligations under capital leases	7,763	349	—	8,112
Adjustment to reflect fair value interest rate hedges	110	—	—	110

Long-term debt including obligations under capital leases	7,873	349	—	8,222
Other long-term liabilities	1,155	1,267	—	2,422

Total Liabilities	11,017	5,235	—	16,252

Shareowners’ Equity	3,850	12,086	(12,086)	3,850

Total Liabilities and Shareowners’ equity	$14,867	$17,321	$(12,086)	$20,102

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Earnings

For the Year ended January 31, 2004

	The Kroger Co.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$6,935	$47,752	$45	$(941)	$53,791
Merchandise costs, including warehousing and transportation	5,583	34,943	—	(889)	39,637
Operating, general and administrative	1,305	9,060	(11)	—	10,354
Rent	164	541	—	(52)	653
Depreciation and amortization	91	1,114	4	—	1,209
Goodwill impairment charge	—	444	—	—	444
Asset impairment charge	—	120	—	—	120
Merger-related costs, restructuring charges and related items	—	—	—	—	—

Operating profit (loss)	(208)	1,530	52	—	1,374
Interest expense	(568)	(15)	(21)	—	(604)
Equity in earnings of subsidiaries	966	—	—	(966)	—

Earnings before tax expense	190	1,515	31	(966)	770
Tax expense (benefit)	(125)	571	9	—	455

Earnings before cumulative effect of an accounting change	315	944	22	(966)	315
Cumulative effect of an accounting change	—	—	—	—	—

Net earnings	$315	$944	$22	$(966)	$315

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Earnings

For the Year ended February 1, 2003

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$6,545	$46,100	$(885)	$51,760
Merchandise costs, including warehousing and transportation	5,254	33,389	(833)	37,810
Operating, general and administrative	1,230	8,388	—	9,618
Rent	164	544	(52)	656
Depreciation and amortization	86	1,001	—	1,087
Merger-related costs, restructuring charges and related items	10	6	—	16

Operating profit (loss)	(199)	2,772	—	2,573
Interest expense	(583)	(36)	—	(619)
Equity in earnings of subsidiaries	1,710	—	(1,710)	—

Earnings before tax expense	928	2,736	(1,710)	1,954
Tax expense (benefit)	(293)	1,026	—	733

Earnings before cumulative effect of an accounting change	1,221	1,710	(1,710)	1,221
Cumulative effect of an accounting change	(16)	—	—	(16)

Net earnings	$1,205	$1,710	$(1,710)	$1,205

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Earnings

For the Year ended February 2, 2002

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$7,013	$43,948	$(863)	$50,098
Merchandise costs, including warehousing and transportation	5,579	31,630	(811)	36,398
Operating, general and administrative	1,409	8,074	—	9,483
Rent	168	534	(52)	650
Depreciation and amortization	76	1,000	—	1,076
Asset impairment charge	91	—	—	91
Merger-related costs, restructuring charges and related items	41	—	—	41

Operating profit (loss)	(351)	2,710	—	2,359
Interest expense	(604)	(44)	—	(648)
Equity in earnings of subsidiaries	1,625	—	(1,625)	—

Earnings before tax expense	670	2,666	(1,625)	1,711
Tax expense (benefit)	(373)	1,041	—	668

Earnings before cumulative effect of an accounting change	1,043	1,625	(1,625)	1,043
Cumulative effect of an accounting change	—	—	—	—

Net earnings	$1,043	$1,625	$(1,625)	$1,043

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Cash Flows

For the Year ended January 31, 2004

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$385	$1,830	$2,215

Cash flows from investing activities:
Capital expenditures	(176)	(1,824)	(2,000)
Other	(59)	33	(26)

Net cash used by investing activities	(235)	(1,791)	(2,026)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	247	100	347
Reductions in long-term debt	(347)	(140)	(487)
Proceeds from issuance of capital stock	39	—	39
Proceeds from interest rate swap terminations	114	—	114
Capital stock reacquired	(301)	—	(301)
Other	(23)	110	87
Net change in advances to subsidiaries	104	(104)	—

Net cash provided (used) by financing activities	(167)	(34)	(201)

Net (decrease) increase in cash and temporary cash investments	(17)	5	(12)
Cash and temporary investments:
Beginning of year	43	128	171

End of year	$26	$133	$159

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Cash Flows

For the Year ended February 1, 2003

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$2,171	$1,012	$3,183

Cash flows from investing activities:
Capital expenditures	(173)	(1,718)	(1,891)
Other	51	(67)	(16)

Net cash used by investing activities	(122)	(1,785)	(1,907)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,353	—	1,353
Reductions in long-term debt	(1,702)	(55)	(1,757)
Proceeds from issuance of capital stock	41	—	41
Capital stock reacquired	(785)	—	(785)
Other	(25)	(93)	(118)
Net change in advances to subsidiaries	(913)	913	—

Net cash provided (used) by financing activities	(2,031)	765	(1,266)

Net (decrease) increase in cash and temporary cash investments	18	(8)	10
Cash and temporary investments:
Beginning of year	25	136	161

End of year	$43	$128	$171

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Cash Flows

For the Year ended February 2, 2002

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$1,237	$1,110	$2,347

Cash flows from investing activities:
Capital expenditures	(174)	(1,739)	(1,913)
Other	74	(75)	(1)

Net cash used by investing activities	(100)	(1,814)	(1,914)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,368	—	1,368
Reductions in long-term debt	(1,100)	(37)	(1,137)
Proceeds from issuance of capital stock	72	—	72
Capital stock reacquired	(732)	—	(732)
Other	(242)	238	(4)
Net change in advances to subsidiaries	(503)	503	—

Net cash provided (used) by financing activities	(1,137)	704	(433)

Net (decrease) increase in cash and temporary cash investments	—	—	—
Cash and temporary investments:
Beginning of year	25	136	161

End of year	$25	$136	$161

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

21.    QUARTERLY DATA (UNAUDITED)

	Quarter
2003	First (16 Weeks)	Second (12 Weeks)	Third (12 Weeks)	Fourth (12 Weeks)	Total Year (52 Weeks)
Sales	$16,266	$12,351	$12,141	$13,033	$53,791
Earnings before cumulative effect of an accounting change	$352	$190	$110	$(337)	$315
Cumulative effect of an accounting change (1)	—	—	—	—	—

Net earnings	$352	$190	$110	$(337)	$315
Earnings per basic common share:
Earnings before cumulative effect of an accounting change	$0.47	$0.25	$0.15	$(0.45)	$0.42
Cumulative effect of accounting change (1)	—	—	—	—	—

Net earnings per basic common share	$0.47	$0.25	$0.15	$(0.45)	$0.42
Average number of shares used in basic calculation	754	747	743	743	747
Earnings per diluted common share:
Earnings before cumulative effect of an accounting change	$0.46	$0.25	$0.15	$(0.45)	$0.42
Cumulative effect of accounting change (1)	—	—	—	—	—

Net earnings per diluted common share	$0.46	$0.25	$0.15	$(0.45)	$0.42
Average number of shares used in diluted calculation	761	756	754	743	754

Note: Certain per share amounts may not accurately due to rounding

(1)	Amounts are net of income tax benefits

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED

	Quarter
2002	First (16 Weeks)	Second (12 Weeks)	Third (12 Weeks)	Fourth (12 Weeks)	Total Year (52 Weeks)
Sales	$15,667	$11,927	$11,696	$12,470	$51,760
Earnings before cumulative effect of an accounting change	$321	$264	$255	$381	$1,221
Cumulative effect of accounting change (1)	(16)	—	—	—	(16)

Net earnings	$305	$264	$255	$381	$1,205
Earnings per basic common share:
Earnings before cumulative effect of an accounting change	$0.41	$0.34	$0.33	$0.50	$1.57
Cumulative effect of accounting change (1)	$(0.02)	—	—	—	$(0.02)

Net earnings per basic common share	$0.38	$0.34	$0.33	$0.50	$1.55
Average number of shares used in basic calculation	793	786	770	761	779
Earnings per diluted common share:
Earnings before cumulative effect of an accounting change	$0.40	$0.33	$0.33	$0.50	$1.54
Cumulative effect of accounting change (1)	$(0.02)	—	—	—	$(0.02)

Net earnings per diluted common share	$0.38	$0.33	$0.33	$0.50	$1.52
Average number of shares used in diluted calculation	809	800	779	769	791

Note: Certain per share amounts may not accurately due to rounding

(1)	Amounts are net of income tax benefits

The Company has a variety of plans under which employees may acquire common stock of Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

U. S. Bank, N.A.

P.O. Box 5277

Cincinnati, Ohio 45201

Toll Free 1-800-872-3307

Questions regarding the Company’s 401(k) plan should be directed to the employee’s Human Resources Department or 1-800-2KROGER. Questions concerning any of the other plans should be directed to the employee’s Human Resources Department.

SHAREOWNERS: The Bank of New York is Registrar and Transfer Agent for the Company’s Common Stock. For questions concerning changes of address, etc., individual shareowners should contact:

Written inquiries:	Certificate transfer and address changes:
The Bank of New York	The Bank of New York
Shareholder Relations Department	Receive and Deliver Department
P.O. Box 11258	P.O. Box 11002
Church Street Station	Church Street Station
New York, New York 10286	New York, New York 10286

The Bank’s toll-free number is: 1-800-524-4458. E-mail: shareowners@bankofny.com

Shareholder questions and requests for forms available on the Internet should be directed to: http://www.stockbny.com

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including the Company’s most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Information also is available on Kroger’s website at www.kroger.com.

EXECUTIVE OFFICERS

Donald E. Becker

Senior Vice President

William T. Boehm

Senior Vice President

President—Manufacturing

Geoffrey J. Covert

Senior Vice President

David B. Dillon

Chief Executive Officer

Kevin M. Dougherty

Group Vice President

Joseph A. Grieshaber, Jr.

Group Vice President

Paul W. Heldman

Senior Vice President, Secretary

and General Counsel

Scott M. Henderson

Vice President and Treasurer

Michael S. Heschel

Executive Vice President and Chief Information Officer

Carver L. Johnson

Group Vice President

Bruce A. Macaulay

Group Vice President

Lynn Marmer

Group Vice President

Don W. McGeorge

President and Chief Operating Officer

W. Rodney McMullen

Vice Chairman

M. Marnette Perry

Senior Vice President

Joseph A. Pichler

Chairman of the Board

J. Michael Schlotman

Senior Vice President and

Chief Financial Officer

Paul J. Scutt

Group Vice President

M. Elizabeth Van Oflen

Vice President and Controller

Della Wall

Group Vice President

Robert E. Zincke

Executive Vice President

OPERATING UNIT HEADS

John Bays

Dillon Stores

William H. Breetz, Jr.

Southwest Division

E. John Burgon

Ralphs

Edward Dayoob

Fred Meyer Jewelers

Russell J. Dispense

King Soopers

Michael J. Donnelly

Fry’s

Jon Flora

Great Lakes Division

Donna Giordano

QFC

John P. Hackett

Mid-South Division

James Hallsey

Smith’s

David G. Hirz

Food 4 Less

Robert J. Hodge

Cincinnati Division

Mike Hoffmann

Kwik Shop

Lisa Holsclaw

Central Division

Bruce A. Lucia

Atlanta Division

Paul L. Bowen

Jay C

Robert Moeder

Convenience Stores and Supermarket Petroleum

Phyllis Norris

City Market

Darel Pfeiff

Turkey Hill Minit Markets

Mark Salisbury

Tom Thumb

Art Stawski

Loaf ‘N Jug/MiniMart

Van Tarver

Quik Stop

Richard L. Tillman

Delta Division

Darrell D. Webb

Fred Meyer Stores

R. Pete Williams

Mid-Atlantic Division

THE KROGER CO. • 1014 VINE STREET • CINCINNATI, OHIO 45202 • (513) 762-4000

The Kroger Co.	Two Alternate Ways to Vote VOTE BY INTERNET OR TELEPHONE 24 Hours a Day - 7 Days a Week It’s Fast and Convenient

INTERNET https://www.proxyvotenow.com/krc		TELEPHONE 1-866-388-1533		MAIL
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.

For shareholders who have elected to

receive The Kroger Co. Proxy Statement

and Annual Report electronically, you can

now view the 2004 Annual Meeting

materials on the Internet by pointing your

browser to http://www.kroger.com/reports.

NOTE:    Admission Ticket printed on
reverse is required for
admission to Annual Meeting.

1-866-388-1533 CALL TOLL-FREE TO VOTE

THE INTERNET AND TELEPHONE VOTING FACILITIES WILL BE AVAILABLE UNTIL 5:00 P.M. E.D.T. ON JUNE 23, 2004. Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE Ú

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

☐	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.	☒
Votes MUST be indicated (x) in Black or Blue Ink.

The Board of Directors recommends a vote FOR the nominees and FOR Proposal 2.							The Board of Directors recommends a vote AGAINST proposal 3, 4 and 5.

1. ELECTION OF DIRECTORS								FOR	AGAINST	ABSTAIN

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS		☐	3. Approve shareholder proposal, if properly presented, to amend regulations to	☐	☐	☐
Nominees:	01 John L. Clendenin, 02 David B. Dillion, 03 David B. Lewis, 04 Don W. McGeorge, 05 W. Rodney McMullen and 06 Susan M. Phillips.						require all directors to be elected annually.
							4. Approve shareholder	☐	☐	☐
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.)							proposal, if properly presented to
*EXCEPTIONS							recommend separation
of Chairman and Chief
				FOR	AGAINST	ABSTAIN	Executive Officer positions.
2. Approval of PricewaterhouseCoopers LLP, as auditors.				☐	☐	☐	5. Approve shareholder	☐	☐	☐
proposal, if properly presented, to recommend shareholder approval of severance agreements.

If you wish to vote in accordance with the recommendations of management, all you need do is sign and return this card. The Proxy Committee cannot vote your shares unless you sign and return the card.

S C A N L I N E

Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate position or representative capacity.

Date	Share Owner sign here	Co-Owner sign here

ADMISSION TICKET

You are cordially invited to attend the annual meeting of shareholders of The Kroger Co. to be held on Thursday, June 24, 2004 at 11:00 a.m. E.D.T. at The Music Hall Ballroom, Music Hall, 1243 Elm Street, Cincinnati, Ohio.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Ú  FOLD AND DETACH HERE  Ú

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THE KROGER CO.

P  R  O  X  Y

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting to be Held June 24, 2004

The undersigned hereby appoints each of DAVID B. DILLON, STEVEN R. ROGEL, and JOHN T. LA MACCHIA, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR all nominees listed, including the discretion to cumulate votes, FOR Proposal 2, and AGAINST Proposals 3, 4 and 5.

(continued, and to be signed, on other side)

THE KROGER CO. P.O. BOX 11382 NEW YORK, N.Y. 10203-0382	To change your address. please mark this box.	☐
	To include any comments, please mark this box.	☐

To consent to future access of the annual reports and proxy materials electronically via the Internet, please mark this box. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time.	☐